      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 2001


                                                      REGISTRATION NO. 333-55190
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4


                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          INSTINET GROUP INCORPORATED

             (Exact Name of Registrant as specified in its charter)

              DELAWARE                                6211                               13-4134098
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)


                                 3 TIMES SQUARE


                            NEW YORK, NEW YORK 10036

                                 (212) 310-9500
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------
                             PAUL A. MEROLLA, ESQ.
                         SECRETARY AND GENERAL COUNSEL

                          INSTINET GROUP INCORPORATED

                           3 TIMES SQUARE, 10TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 310-9500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                 ALAN L. BELLER, ESQ.                                    STEPHEN H. COOPER, ESQ.
          CLEARY, GOTTLIEB, STEEN & HAMILTON                           WEIL, GOTSHAL & MANGES LLP
                   ONE LIBERTY PLAZA                                        767 FIFTH AVENUE
               NEW YORK, NEW YORK 10006                                 NEW YORK, NEW YORK 10153
                    (212) 225-2000                                           (212) 310-8000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                        CALCULATION OF REGISTRATION FEE



-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM
              SECURITIES TO BE REGISTERED                  AGGREGATE OFFERING PRICE(1)      AMOUNT OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01..........................           $457,987,500                      $114,497(2)
-------------------------------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights(3).....................                --                               --
-------------------------------------------------------------------------------------------------------------------------
Total..................................................           $457,987,500                      $114,497(2)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------



(1)Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.



(2)Of this amount, $112,500 has been previously paid.



(3)The Rights initially will trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the offering price of the Common Stock.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 11, 2001


                               29,500,000 Shares

                                [INSTINET LOGO]
                          INSTINET GROUP INCORPORATED
                                  Common Stock
                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $11.50 and $13.50 per share. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "INET."


     The underwriters have an option to purchase a maximum of 4,425,000 additional shares to cover over-allotments of shares.

     We will use approximately $150 million of these proceeds to repay our indebtedness to Reuters for an advance to us in May 2001. We used this advance to fund a simultaneous return of capital to Reuters.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                                       UNDERWRITING     PROCEEDS TO
                                                         PRICE TO      DISCOUNTS AND   INSTINET GROUP
                                                          PUBLIC        COMMISSIONS     INCORPORATED
                                                       -------------   -------------   --------------
Per share............................................      $               $                $
Total................................................    $               $                $

     Delivery of the shares of common stock will be made on or about
            , 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
CREDIT SUISSE FIRST BOSTON                             DEUTSCHE BANC ALEX. BROWN
BEAR, STEARNS & CO. INC.

                              JPMORGAN
                                       MERRILL LYNCH & CO.
                                                     SALOMON SMITH BARNEY
                               WR HAMBRECHT + CO
             The date of this prospectus is                , 2001.

                                [INSERT ARTWORK]

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    2
RISK FACTORS..........................    8
RECENT DEVELOPMENTS...................   20
FORWARD-LOOKING STATEMENTS............   20
USE OF PROCEEDS.......................   21
DIVIDEND POLICY.......................   21
CAPITALIZATION........................   22
DILUTION..............................   23
SELECTED COMBINED FINANCIAL DATA......   24
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   27
BUSINESS..............................   48
MANAGEMENT............................   73
PRINCIPAL STOCKHOLDERS................   83



                                        PAGE
                                        ----
RELATIONSHIP WITH REUTERS AFTER THIS
  OFFERING............................   84
DESCRIPTION OF CAPITAL STOCK..........   87
SHARES ELIGIBLE FOR FUTURE SALE.......   94
MATERIAL U.S. FEDERAL INCOME AND
  ESTATE TAX CONSEQUENCES.............   96
UNDERWRITING..........................   98
NOTICE TO CANADIAN RESIDENTS..........  103
LEGAL MATTERS.........................  104
EXPERTS...............................  104
WHERE YOU CAN FIND MORE INFORMATION...  104
INDEX TO COMBINED FINANCIAL
  STATEMENTS..........................  F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL        , 2001 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


     On May 9, 2001, we converted our company from a Delaware limited liability company (Instinet Group LLC) into a Delaware corporation (Instinet Group Incorporated). In this prospectus, "Instinet," "our company," "we" and "our" refer to Instinet Group LLC and its combined operations prior to the conversion date, and to Instinet Group Incorporated and its consolidated subsidiaries after that date. Unless otherwise indicated, the statements in this prospectus give effect to a reorganization that we undertook in 2000 and that we describe in this prospectus.


     This summary highlights information contained elsewhere in this prospectus, but does not contain all the information that is important to you. You should read this entire prospectus carefully.

OUR BUSINESS

     We are the world's largest electronic agency securities broker and have been providing investors with electronic trading solutions for more than 30 years. We operate an e-financial marketplace where buyers and sellers worldwide can trade securities directly and anonymously with each other, gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Unlike most traditional broker-dealers, we act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale.

     We have experienced significant business growth over the past five years. Our average daily trading volume in the shares of companies listed on the NYSE or quoted in Nasdaq has increased at a compound annual rate of 33%, from 63.8 million shares in 1995 to 264.7 million shares in 2000. During the same period, our market share of reported NYSE and Nasdaq share volumes increased from 7.8% to 8.9%. During 2000, our customers used our systems to execute 82.4 million transactions in U.S. equity securities, and 5.2 million transactions in equity securities traded in 30 markets outside the United States. In the United States, our customers include institutional investors that, as of December 31, 2000, accounted for approximately 98% of the $10.7 trillion of equity assets under management of the 500 largest investment management firms identified in Nelson's Directory of Investment Managers 2000, as well as more than 700 broker-dealers. As a result of this business growth, our revenues increased from $418.8 million in 1995 to $1.4 billion in 2000. During the same period, our net income increased from $73.7 million to $148.2 million. However, in part because of expenses associated with our efforts to expand and diversify our business since 1998, our net income declined in 1999 and has remained below the 1998 level, despite a slight increase from 1999 to 2000.


     For the first quarter of 2001, our total revenues were $430.7 million and our net income was $50.1 million, an increase of 23.6% and 17.9%, respectively, from total revenues of $348.5 million and net income of $42.5 million for the first quarter of 2000.


OUR MARKET OPPORTUNITY

     Over the past decade, the volume of trading in the world's major stock markets has grown dramatically. For example, from January 1, 1990 to December 31, 2000, average daily trading volume in the Nasdaq market increased at a compound annual rate of 26%, from 131.9 million shares to 1.8 billion shares. During the same period, average daily trading volume on the NYSE increased at a compound annual rate of 18%, from 197.6 million shares to 1.2 billion shares. From January 1, 1995 to December 31, 2000, average daily trading volume on the London Stock Exchange increased from 880.3 million shares to 1.9 billion shares, and on the Tokyo Stock Exchange from 342.2 million shares to 702.2 million shares.

     These increases are due to a number of factors, including strong economic conditions and increased issuances of equity securities in the United States, record high returns in U.S. equity markets, a growing trend toward public (rather than governmental) ownership of companies in Europe and Asia, and an increasing investor focus on global diversification. In addition, technological innovation, including the emergence of the Internet and market acceptance of electronic brokers, has reduced transaction costs and further stimulated trading activity.

     While traditional trading markets, such as Nasdaq and the NYSE, have accommodated historical trading patterns and volumes, they have substantial shortcomings, the most significant of which is limited access. Investors can access those markets only through intermediaries, such as NYSE specialists and Nasdaq market makers, which reduces the speed with which a desired trade is executed. In addition, in most cases, a more limited range of pricing data is available to an investor with indirect access than one with direct access. Electronic markets have substantially reduced the need for intermediation because direct access is effectively unlimited and technology enhances the ability to determine the best price at which a trade can be executed. These developments, combined with regulatory changes, have led to dramatic growth in electronic trading and provide us with significant opportunities.

INSTINET -- THE EFINANCIAL MARKETPLACE(SM)

     We created our e-financial marketplace to serve the needs of institutional investors and broker-dealers in their global trading of equity securities. Beyond our substantial presence in the United States, where we began our business, our operations now extend to Europe and Asia, where we had nearly 1,200 customers as of December 31, 2000, and are continuing to grow. The size, nature and geographic distribution of our customers has generated a distinct pool of liquidity within our electronic marketplace that enables those customers to trade equity securities directly with each other. In addition to execution of their trades on a global basis, we offer our customers services that enhance their ability to achieve their trading objectives, including 24-hour trading, crossing services, block trading and portfolio trading, as well as global clearing and settlement of trades and access to our proprietary research tools and those of other providers.

     In the Spring of 2000, we introduced our global electronic platform for trading fixed income securities. As of December 31, 2000, we provided brokerage and execution services to approximately 100 banks and broker-dealers with respect to approximately 800 separate issues of U.S. government, Euro-denominated government and German mortgage (Pfandbriefe) securities.

     We have also established a wholesale business targeted at other broker-dealers and service providers. Our principal wholesale offerings currently consist of correspondent clearing and a platform for delivering to individual investors the types of trading benefits we provide to our existing base of institutional and broker-dealer customers.

OUR COMPETITIVE STRENGTHS

     - WE ARE A MARKET LEADER WITH STRONG BRAND AWARENESS. We have been providing investors with electronic trading solutions for more than 30 years. We have been a market leader in the trading of Nasdaq-quoted stocks for many years and accounted for 13.0% of average daily trading volume in that market in 2000. During the same period, we accounted for 18.4% of average daily trading volume in the stocks of the 25 largest companies quoted on Nasdaq based on market capitalization as of December 31, 2000.

     - WE DELIVER COMPELLING BENEFITS TO OUR CUSTOMERS. We believe that our core values of independence and neutrality, anonymity, equal and direct access and customer empowerment enable our customers to obtain superior execution of their trades, including better prices and reduced transaction costs than are generally achievable using traditional trading channels.

     - WE OFFER A BROAD RANGE OF SERVICES. In addition to trade execution, we use our electronic platforms to provide our customers a wide variety of other services, including portfolio trading, block trading, crossing and 24-hour trading. We also provide research, as well as clearing and settlement capabilities, all of which add value for our customers.

     - WE OPERATE GLOBALLY. Our customers use our systems to trade securities in 30 markets outside the United States, and we are members of 13 non-U.S. securities exchanges. As of December 31, 2000, approximately 900 customers in Europe and approximately 300 customers in Asia had access to the INSTINET(R) trading system. In addition, we operate a substantial research business outside the United States and have introduced our fixed income platform in Europe.

     - WE HAVE A PROVEN ABILITY TO INNOVATE AND ADAPT. Throughout our 30-year history, we have been an innovator in using technology to enhance securities trading, have seized market opportunities and have adapted to numerous changes in our operating and regulatory environment while continuing to grow.

     - WE HAVE AN ESTABLISHED TECHNOLOGY INFRASTRUCTURE. We developed one of the earliest e-businesses in any field of commerce and introduced the first screen-based system through which institutional investors could trade Nasdaq-quoted stocks directly with each other. Our technology enables all of our customers to access the liquidity pool within our own electronic marketplace in order to trade these securities directly with one another. In addition, our customers can use our electronic platforms to connect to other markets in order to trade with other participants in those markets.

OUR STRATEGY

     Our objective is to take advantage of growth opportunities that are arising in the securities industry as a result of changing technology, regulation and market demands. We believe that our leading competitive position, breadth and scale of operations, unique business model, international presence and proven ability to innovate and use technology give us an advantage in this pursuit. We plan to build on the strengths of our long-established U.S. institutional equities business, which we will continue to enhance. The principal elements of our strategy include the following:

     - Expand our strong existing business and apply our expertise to add new services for our customers.

     - Continue to extend the reach of our international business.

     - Continue to enhance our technology.

     - Pursue select acquisitions and strategic alliances.

     - Apply our business model to capital raising.

OUR HISTORY

     We were founded in 1969 and, although continuously headquartered in New York since then, have been a wholly owned subsidiary of Reuters Group PLC since May 1987. We opened a London office in 1988 and subsequently added offices in Frankfurt, Hong Kong, Paris, Sydney, Tokyo, Toronto and Zurich.

     After completion of this offering, Reuters will continue to own approximately 87.5% of our outstanding common stock, or approximately 85.9% if the underwriters exercise their over-allotment option in full. At present, we have outstanding approximately $200 million of indebtedness to Reuters, $150 million of which will be repaid using proceeds from this offering. The $150 million of indebtedness we will repay represents an advance from Reuters in May 2001 to fund a return of capital payment to Reuters.
                            ------------------------


     Our principal executive offices are located at 3 Times Square, New York, New York 10036. Our telephone number at that address is (212) 310-9500.

                                  THE OFFERING

Common stock we are
offering......................   29,500,000 shares

Common stock to be outstanding
after this offering...........   236,400,000 shares

Use of proceeds...............   Repayment of approximately $150 million of our
                                 outstanding indebtedness to Reuters, with the balance to be used from time to time for general corporate purposes, including working capital, capital expenditures and, if appropriate opportunities arise, acquisitions and investments in other companies.

Proposed Nasdaq National
Market symbol.................   "INET"

     The number of shares of common stock shown to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2001 and excludes:

     - 4,425,000 shares that the underwriters have an option to purchase to cover over-allotments;


     - 15,398,632 shares issuable upon exercise of outstanding stock options;
       and



     - 17,697,368 shares available for future issuance under our existing stock option plan (18,316,868 shares if the underwriters exercise their over-allotment option in full), which includes an estimated 7.4 million shares issuable upon exercise of stock options to be granted as of the date of this offering (based on the midpoint of the range set forth on the cover page of this prospectus).

                 SUMMARY COMBINED FINANCIAL AND OPERATING DATA
            (IN THOUSANDS, EXCEPT VOLUME, SHARE AND PER SHARE DATA)

     The following tables present our summary combined financial data. The data presented in these tables are derived from "Selected Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Key Statistical Information" and our combined financial statements and the related notes included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

     Our historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.


                                                                             THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 MARCH 31,
                                      --------------------------------    -------------------------
                                        1998       1999        2000          2000          2001
                                      --------   --------   ----------    -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues............................  $842,169   $969,444   $1,435,039     $348,528      $430,675
Expenses:(1)
  Compensation and benefits.........   205,970    257,491      412,391       94,334       133,785
  Communications and equipment......    73,065     92,322      153,735       28,897        45,391
  Soft dollar and commission
     recapture......................    80,339     89,469      180,035       36,625        56,053
  Brokerage, clearing and exchange
     fees...........................    67,766     78,966      137,446       33,890        36,734
  Depreciation and amortization.....    64,502     71,206       77,721       18,377        19,502
  Professional fees.................    24,182     62,737       95,256       25,660        15,684
  Occupancy.........................    22,935     27,096       38,250        9,930        10,890
  Marketing and business
     development....................     9,767     23,447       32,679       12,781        10,154
  Other.............................    20,337     32,337       42,916       12,163        13,003
                                      --------   --------   ----------     --------      --------
       Total........................   568,863    735,071    1,170,429      272,657       341,196
                                      --------   --------   ----------     --------      --------
Income before income taxes..........   273,306    234,373      264,610       75,871        89,479
Provision for income taxes..........   113,409     98,255      116,428       33,383        39,371
                                      --------   --------   ----------     --------      --------
       Net income...................  $159,897   $136,118   $  148,182     $ 42,488      $ 50,108
                                      ========   ========   ==========     ========      ========



                                                                         THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31, 2000           MARCH 31, 2001
                                    ----------------------------    ----------------------------
                                     PRO FORMA       PRO FORMA       PRO FORMA       PRO FORMA
                                       ACTUAL       ADJUSTED(2)        ACTUAL       ADJUSTED(2)
                                    ------------    ------------    ------------    ------------
Pro forma basic and diluted
  earnings per common
  share(3)(unaudited).............  $       0.72    $       0.63    $       0.24    $       0.21
                                    ============    ============    ============    ============
Shares used to compute pro forma
  actual and adjusted earnings per
  share(4)........................   206,900,000     236,400,000     206,900,000     236,400,000


---------------

(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. These costs totalled $13.4 million in 1998, $51.1 million in 1999, $118.8 million in 2000 and $32.5 million and $18.3 million in the first three months of 2000 and 2001, respectively. Although we will continue to incur costs for these new business initiatives, we expect that they will decline as a percentage of revenues in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(2) Adjusted to reflect the sale of 29,500,000 shares of our common stock in this offering; does not reflect the 4,425,000 shares that the underwriters have an option to purchase to cover over-allotments.

(3) Pro forma to reflect the conversion of our company from a limited liability company to a corporation, which occurred on May 9, 2001, and a return of capital payment of $150 million to Reuters prior to that date.


(4) Calculated based on number of common shares that would have been held by Reuters as of December 31, 2000 and March 31, 2001, after giving effect to our conversion into a corporation and the return of capital payment of $150 million to Reuters.



                                                               DECEMBER 31,
                                                         ------------------------     MARCH 31,
                                                            1999          2000          2001
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents..............................  $  349,522    $  415,199    $  336,392
Securities owned, at market value......................     214,625       185,121       149,692
Receivable from broker-dealers.........................     434,995       660,319       494,505
Receivable from customers..............................     110,006       149,080       113,871
Total assets...........................................   1,747,470     2,440,424     2,254,631
Members' equity........................................     778,842       927,336       977,024



                                                                              THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                                --------------------------    ------------------
                                                 1998      1999      2000      2000       2001
                                                ------    ------    ------    -------    -------
OTHER DATA:
Our Nasdaq share volume (millions)............  28,653    35,211    57,390    12,854     20,053
Our NYSE share volume (millions)..............   5,078     5,935     9,321     1,963      2,689
                                                ------    ------    ------    ------     ------
Our total U.S. share volume (millions)........  33,731    41,146    66,711    14,817     22,742

Our U.S. equity transaction volume
  (thousands).................................  26,800    44,902    82,438    18,101     27,488
Our international equity transaction volume
  (thousands).................................   1,334     2,827     5,182     1,293      1,702
                                                ------    ------    ------    ------     ------
Our total equity transaction volume
  (thousands).................................  28,133    47,729    87,620    19,393     29,190
Our average equity transactions per day
  (thousands).................................     112       189       348       308        471

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our company. There may be additional risks that we do not currently know of or that we currently deem immaterial based on the information available to us. All of these risks may impair our business operations.

                         RISKS RELATED TO OUR INDUSTRY

ECONOMIC, POLITICAL AND MARKET FACTORS BEYOND OUR CONTROL COULD REDUCE DEMAND FOR OUR SERVICES AND HARM OUR BUSINESS

     We earn revenues primarily from securities brokerage and related services and expect to continue to do so. The demand for these services is directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions; the availability of short-term and long-term funding and capital; the level and volatility of interest rates; currency exchange rates; and inflation. Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally. The future economic environment will be subject to periodic downturns, including possible recession, and may not be as favorable as that experienced in recent years. Trends less favorable than those of recent years could result in decreasing trading volumes and prices, decreased capital formation and a more difficult business environment for us, which could have a material adverse effect on our business, financial condition and operating results.

DECREASES IN TRADING VOLUMES OR PRICES COULD HARM OUR BUSINESS AND PROFITABILITY

     Declines in the volume of securities trading and in market liquidity generally result in lower revenues from our brokerage, research and related activities. In addition, our revenues from trading outside the United States are determined on the basis of the value of transactions (rather than the number of shares traded), which would be adversely affected by price declines. Our profitability would be adversely affected by a decline in our revenues because a significant portion of our costs are fixed. For these reasons, decreases in trading volume or securities prices could have a material adverse effect on our business, financial condition and operating results. Our competitors with more diversified business lines might withstand these decreases better than we would.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY, WHICH MAY LIMIT OUR ACTIVITIES

     The securities markets and the brokerage industry in which we operate are highly regulated. In our case, the impact of regulation extends beyond "traditional" areas of securities regulation, such as disclosure and prohibitions on fraud and manipulation by market participants, to the regulation of the structure of markets. We are subject to regulation as a securities broker, as an alternative trading system and electronic communications network
(ECN), and as an operator of a clearing business for our own customers and third parties. Many of the regulations applicable to us may have the effect of limiting our activities, including activities that might be profitable.

REGULATORY CHANGES COULD ADVERSELY AFFECT OUR BUSINESS

     The securities industry has been subject to several fundamental regulatory changes, including changes in the rules of self-regulatory organizations such as the NYSE and the NASD. In the future, the industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business. Although regulatory changes can affect all aspects of our business, the markets for equity securities have been subject to the most significant regulatory changes. Our activities as an agency broker in equity securities are the principal source of our revenues and profits.

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

     Recent and proposed regulatory changes that have had or could have a significant effect on our equity securities business include the following:

     - The NASD's new rule change, generally referred to as SuperMontage, together with the earlier SuperSOES rule change, could cause us to receive fewer orders in Nasdaq-quoted stocks, which are the largest component of our equity securities business, and also could cause fewer of the orders we receive to be executed. We are unable to predict accurately at this time the impact these changes will have on our business.

     - The SEC's new rules requiring many market participants, including us, to make detailed public disclosure regarding orders in equity securities and order routing practices will impose additional implementation costs on us. We cannot predict what impact these rules will have on the number and size of orders we receive from customers.

     - We must make additional expenditures to modify our systems and expand our capacity to accommodate decimalization -- the quoting of stock prices in dollars and cents rather than in dollars and fractions of a dollar (such as 1/8 or 1/16). In addition, decimalization could reduce our order flow by increasing the ability of traditional broker-dealer firms to execute their customers' orders totally in-house. Any disruption in Nasdaq as a result of the advent of decimalization could also have a material adverse effect on our equity securities business.

     - The NYSE's rule change to allow its member firms to execute transactions in NYSE-listed stocks during market hours off the floor of the NYSE could reduce our order flow in NYSE-listed stocks if traditional broker-dealers successfully attract orders that they can execute in-house or execute orders in market centers other than ours.

     - Changes in the Intermarket Trading System, such as restrictions on our access to the system or the withdrawal of the NYSE from the system, or the elimination of the system in its entirety, could adversely affect our ability to attract business in NYSE-listed stocks.

     - The SEC and the NASD are currently considering, and we are periodically in discussions with them regarding, other important issues, such as the continuing ability of ECNs to charge access fees and the levels of those fees. We are unable to predict the outcome of these deliberations and discussions, but these issues may have a significant impact on our equity securities business.


     The SEC's Division of Market Regulation has issued a series of "no-action" letters to us over a number of years verifying and extending our status as an ECN. The most recent "no-action" letter is valid until June 15, 2001. The Division's "no-action" position is subject to our continuing to satisfy certain conditions, including those regarding our systems capacity and a limitation on our maximum fees. See -- "Risks Related to Our Business -- Insufficient Systems Capacity or Systems Failures Could Harm Our Business." We cannot assure you that the Division will continue to extend its "no-action" position. An adverse change in the Division's position could interfere with our ability to act as an ECN and thereby have a material adverse effect on our business, financial condition and operating results.


INTERNATIONAL REGULATION COULD ADVERSELY AFFECT OUR BUSINESS

     The financial services industry, including the securities brokerage business, is heavily regulated in many jurisdictions outside the United States. We are required to comply with the regulatory regime of each country in which we conduct business, as well as the regulations of each exchange of which we are a member. The varying requirements of these jurisdictions may adversely affect our business or limit our ability to expand our international operations. We may not be able to obtain the necessary regulatory approvals for planned expansion, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries, the regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a materially adverse effect on our operations in that market and on our reputation generally. Changes in regulations or changes in the interpretation or enforcement of existing regulation outside the United States may adversely affect or limit our business or operations and adversely affect our financial condition and operating results.

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

WE FACE SUBSTANTIAL COMPETITION THAT COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

     The financial services industry generally, and the securities brokerage business in which we engage in particular, is very competitive, and we expect competition to intensify in the future. Many of the financial service providers with which we compete are well-capitalized and substantially larger than we are and have substantially greater financial, technical, marketing and other resources. Many of them offer a wider range of services, have broader name recognition and have larger customer bases than we do. Some of them may be able to respond more quickly to new or evolving opportunities, technologies and customer requirements than we can and may be able to undertake more extensive promotional activities. Outside the United States, in addition to our U.S. competitors with international capabilities, we compete with non-U.S. banks and other financial institutions that may also have long-standing, well-established and, in some cases, dominant positions in their trading markets. If we are not able to compete successfully in the future, our business, financial condition and operating results could be adversely affected.

     Our e-financial marketplace competes with Nasdaq as a trading venue for Nasdaq-quoted stocks. The NASD regulates the activities of our U.S. broker-dealer subsidiaries and also operates and regulates the Nasdaq market. The NASD is thus able to propose, and often obtain, SEC approval of rule changes that we believe can be to Nasdaq's competitive benefit as a securities marketplace and our competitive disadvantage.

     We have experienced intense price competition in our equity securities business in recent years. In addition, some of our competitors may have more modern technology and a broader range of services and, therefore, may be able to offer brokerage services to customers at lower prices than we can. As a result of this price competition, we could lose both market share and revenue.

OUR INABILITY TO MANAGE THE RISKS OF INTERNATIONAL OPERATIONS EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS

     We have been expanding our operations in Europe and Asia and will continue to do so. There are a number of risks inherent in doing business in international markets, including the following:

     - less developed technological infrastructures and generally higher costs, which could result in lower customer acceptance of our services or customers having difficulty accessing our electronic marketplace;

     - less automation in clearing and settlement systems, resulting in higher expenses and increased operational difficulties (including an increased risk of transactional errors and failure to complete customers' transactions);

     - difficulties in recruiting and retaining personnel, and managing international operations;

     - reduced protection for intellectual property rights;

     - seasonal reductions in business activity during the summer months; and

     - potentially adverse tax consequences.

     Our inability to manage these risks effectively could adversely affect our business, financial condition and operating results.

     Our international operations also expose us to the risk of fluctuations in currency exchange rates. If our risk management strategies relating to exchange rates prove ineffective, we could suffer losses that would adversely affect our financial condition and operating results.

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

REGULATORY NET CAPITAL REQUIREMENTS COULD ADVERSELY AFFECT OUR ABILITY TO CONTINUE TO CONDUCT OR EXPAND OUR BUSINESS OPERATIONS OR TO PAY DIVIDENDS

     Many of our broker-dealer subsidiaries are subject to stringent rules with respect to the maintenance of specific levels of net capital by regulated broker-dealers, including the SEC's net capital rule. The failure by one of these subsidiaries to maintain its required net capital may lead to suspension or revocation of its registration by the SEC and its suspension or expulsion by the NASD or other U.S. or international regulatory bodies, and ultimately could require its liquidation. In addition, changes in net capital regulation or a significant operating loss or any unusually large charge against the net capital of one of our broker-dealer subsidiaries could limit its operations, particularly those, such as correspondent clearing, that are capital intensive. A large charge to the net capital of one of these subsidiaries could result from an error or other operational failure or a failure of a customer to complete one or more transactions, including as a result of that customer's insolvency or other credit difficulties. Our inability to maintain our present levels of business or to expand as a result of the net capital rules could have a material adverse effect on our business, financial condition and operating results. The net capital rules also could restrict our ability to withdraw capital from our broker-dealer subsidiaries, which could limit our ability to pay cash dividends, repay debt or repurchase shares of our outstanding stock.

                         RISKS RELATED TO OUR BUSINESS

INSUFFICIENT SYSTEMS CAPACITY OR SYSTEMS FAILURES COULD HARM OUR BUSINESS

     We are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations. Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. Our status as an SEC-recognized ECN requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volumes. In addition, the status of our subsidiaries as SEC-registered broker-dealers and NASD members is conditioned in part on their ability to process and settle trades. If any of our systems do not operate properly or are disabled, that ability could be compromised and we could suffer financial loss, liability to clients, regulatory intervention or reputational damage.

     To accommodate estimated increases in trading volume, including as a result of the growth in our business and regulatory changes such as decimalization, we have made and will continue to make significant investments in additional hardware and software. We cannot assure you that our estimates of future trading volumes will be accurate or that our systems will always be able to accommodate actual trading volumes without failure or degradation of performance. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, initiate regulatory inquiries or proceedings, file lawsuits against us, trade less frequently through us or cease doing business with us altogether. In connection with its ongoing examination of the capacity of market participants related to decimalization, the SEC's Division of Market Regulation, in a recent examination, raised issues regarding the adequacy of our capacity, our testing of capacity limits and our plans for increasing capacity. See "Business -- Regulation -- Our U.S. Activities -- The Order Handling Rules." The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses.

     Recently, we have experienced periods of extremely high trading volume in the equity securities markets. On several occasions during these periods, the volume of trading activity has caused a slowing of our trade allocation and related systems. Sustained periods of high trading volumes have enabled us to identify specific areas of vulnerability in our transaction processing systems. These or similar events could interfere with our customers' ability to settle trades through us or prevent us from satisfying our responsibilities to clearing and settlement organizations and could result in financial exposure or regulatory action. We have been addressing each of these areas and upgrading our systems as necessary, but we cannot assure you that a similar slowing of our trade allocation systems will not occur again in the future.

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

     Our electronic systems could be adversely affected by general power or telecommunications failures, computer viruses or natural disasters. They are also vulnerable to damage or failure due to human error and sabotage (both external and internal). The loss of support services from third parties could also have a material adverse effect on our electronic systems.

COSTS RELATED TO OUR NEW BUSINESS DEVELOPMENT EFFORTS MAY CONTINUE TO ADVERSELY AFFECT OUR PROFITABILITY AND NET INCOME

     Our net income declined in 1999 from the amount recorded in 1998 and has remained below the 1998 level, despite a slight increase from 1999 to 2000. These results are due in part to the significant costs associated with our efforts to expand and diversify our business since 1998. We expect to continue to incur significant costs for expansion and diversification, and our new business activities may require significant expenditures over long periods of time before they generate substantial revenues or net income. Unless and until these activities generate revenues proportionate to these expenditures, our operating margins and profitability will be adversely affected.

DECREASES IN OUR AVERAGE TRANSACTION SIZE HAVE REDUCED, AND MAY CONTINUE TO REDUCE, OUR PROFITABILITY ON A PER TRANSACTION BASIS


     In recent years, although the number of customer transactions in U.S. equity securities that have been executed through our systems has increased, the average size of those transactions has declined, decreasing from 1,575 shares per transaction in 1996 to 809 shares per transaction in 2000. This decline has caused our revenue per transaction to decrease, although higher volumes have also caused our expenses per transaction to decrease, albeit at a slower rate. As a result, our profitability on a per transaction basis has decreased. In addition, because the revenue per transaction has decreased at a greater rate than related expenses per transaction, we have experienced a decline in our margins on a per transaction basis. We expect both revenue per transaction and expense per transaction to continue to decline in the future.


OUR INABILITY TO ADJUST OUR COST STRUCTURE IF REVENUES DECLINE SUDDENLY COULD ADVERSELY AFFECT OUR RESULTS

     Our expense structure is based on historical expense levels and historical and expected levels of demand for our services. If demand for our services and our resulting revenues should decline suddenly, we may be unable to adjust our cost structure on a timely basis, which could have a material adverse effect on our operating results and financial condition.

SHIFTS IN OUR BUSINESS MIX MAY DECREASE OUR PROFITABILITY AND NET INCOME

     Changes in the mix of customers we serve (large institutional investors, portfolio managers, hedge funds and broker-dealers) can materially affect our profitability and net income. A substantial portion of our trading volume is derived from our broker-dealer customers. A shift in our customer mix toward fewer broker-dealers or a decline in the use of our trading system by broker-dealers would reduce the depth and breadth of the liquidity pool created by our e-financial marketplace, which could reduce its attractiveness to our customers and adversely affect our trading volumes, operating results and financial condition.

WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL

     Our future success depends, in significant part, upon the continued service of our executive officers, particularly Douglas M. Atkin, our President and Chief Executive Officer, as well as various key sales, trading and technical personnel. The loss of these key people could have a material adverse effect on our business, financial condition and operating results. We intend to enter into employment agreements with a number of our key senior executives in connection with this offering, and all members of our senior management hold options to purchase our common stock (and are expected to receive additional options in connection with this offering). However, we cannot assure you that any of these persons will not voluntarily terminate his or her employment with us.

     Our future success also will depend in significant part on our ability to recruit and retain highly skilled and often specialized individuals as employees, particularly in light of the rapid pace of technological advances. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to other employers with which we compete, could have a material adverse effect on our business, financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH EFFECTIVELY

     We have experienced significant growth in our business activities over the last five years including:

     -  increases in the volume of our transactions in U.S. equity securities;

     -  our expansion in international markets;

     -  the launch of our fixed income business; and

     - other new business initiatives, such as our correspondent clearing operations.

This growth has placed, and is expected to continue to place, a significant strain on our management and resources.

     Our continued growth will require increased investment by us in facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, our expansion into new businesses, our international expansion and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more robust and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES, INCLUDING CUSTOMERS, TRADING
COUNTERPARTIES, CLEARING AGENTS AND EXCHANGES, COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

     We are exposed to credit risk from third parties that owe us money, securities or other obligations. These parties include our customers, trading counterparties, clearing agents, exchanges and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Although we believe we have no obligation to do so, we generally settle trades with our counterparty even if our customer fails to meet its obligations to us.

     We are exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, we have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. Adverse movements in the prices of securities that are the subject of these open transactions can increase our credit risk. Credit difficulties or insolvency or the perceived possibility of credit difficulties or insolvency of one or more large or visible market participants could also result in market-wide credit difficulties or other market disruptions whereby a large number of market participants may not settle transactions or otherwise perform their obligations. Credit losses could adversely affect our financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR ACQUISITIONS SUCCESSFULLY

     To achieve our strategic objectives, we have acquired or invested in, and in the future may seek to acquire or invest in, other companies or businesses. Acquisitions entail numerous risks, including the following:

     -  difficulties in the assimilation of acquired operations and products;

     -  diversion of management's attention from other business concerns;

     -  assumption of unknown material liabilities;

     - a failure to integrate successfully any operations, personnel, services or products that we acquire;

     -  failure to achieve financial or operating objectives;

     - amortization of acquired intangible assets, which would reduce future reported earnings; and

     -  potential loss of customers or key employees of acquired companies.

Failure to manage our acquisitions to avoid these risks could have a material adverse effect on our business, financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR JOINT VENTURES AND ALLIANCES SUCCESSFULLY

     We seek to expand or enhance some of our operations from time to time by forming joint ventures or alliances with various strategic partners throughout the world. Entering into joint ventures and alliances entails risks, including

     - difficulties in developing and expanding the business of newly formed joint ventures;

     - exercising influence over the activities of joint ventures in which we do not have a controlling interest; and

     - potential conflicts with our joint venture or alliance partners.

Unsuccessful joint ventures or alliances could have a material adverse effect on our business, financial condition and operating results.

IF WE FAIL TO INTRODUCE NEW SERVICES AND SERVICE ENHANCEMENTS AND ADAPT OUR TECHNOLOGY IN A TIMELY MANNER, WE MAY BE UNABLE TO COMPETE EFFECTIVELY

     Our business environment is characterized by rapid technological change, changing and increasingly sophisticated customer demands and evolving industry standards. If we are unable to anticipate and respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards, we will be less competitive, which could have a material adverse effect on our business, financial condition and operating results. In addition, new services that we may develop and introduce may not achieve market acceptance.

OUR COMPLIANCE SYSTEMS MIGHT NOT BE FULLY EFFECTIVE

     Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems and procedures, as well as our ability to attract and retain qualified compliance and other risk management personnel. We cannot assure you that these systems and procedures are fully effective. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of actual or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. Any of these could adversely affect our business, reputation, financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

OUR RISK MANAGEMENT METHODS MIGHT NOT BE FULLY EFFECTIVE

     Our policies and procedures to identify, monitor and manage our risks may not be fully effective and may vary among our various businesses and subsidiaries worldwide. Some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. The new business initiatives that we have recently launched, such as our fixed income and wholesale operations, may require different oversight procedures than those we have employed in the past. If our policies and procedures are not fully effective or we are not always successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially adversely affected.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING IF WE NEED IT

     Our business is dependent upon the availability of adequate funding and regulatory capital under applicable regulatory requirements. Historically, we have satisfied these needs from internally generated funds and from lines of credit made available to us by commercial banking institutions. In some cases, Reuters has issued non-binding, short-term letters to certain of these institutions confirming its ownership of us and indicating that if we were to default under the relevant facility, Reuters would consider, without any obligation, requests by these institutions for compensation. Reuters expects that following completion of this offering, it will not renew these letters or issue any additional letters, and we will thus not have the benefits of these letters.

     Based on management's experience and current industry trends, we anticipate that our available cash resources, combined with the net proceeds from this offering remaining after we repay our indebtedness to Reuters, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, if for any reason we need to raise additional funds, we may not be able to obtain additional financing when needed on terms favorable to us. If we had not used approximately $150 million of the net proceeds from this offering to repay indebtedness owed to Reuters, we would have been able to use those funds for other purposes, including working capital and capital expenditures. In addition, so long as Reuters owns a majority of our common stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400 million, excluding our remaining outstanding $49.0 million of indebtedness to Reuters and any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with our clearing of securities trades or our obligations to securities exchanges or clearing systems. We cannot assure you that we will receive Reuters consent to incur indebtedness above this amount in the future if we need to do so for any reason.

WE DEPEND ON THIRD PARTY SUPPLIERS FOR KEY SERVICES

     We rely on a number of third parties to supply elements of our trading, clearing and other systems, as well as computers and other equipment, and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. If we are unable to make alternative arrangements for the supply of critical services in the event of an interruption in or the cessation of service by an existing service provider, our business, financial condition and operating results could be materially adversely affected.

     In particular, we depend largely on the services of Radianz for the telecommunications network that connects us with our customers. Radianz, a joint venture between Reuters and Equant Finance B.V. that is 51% owned by Reuters, provides these services to us pursuant to an agreement it has entered into with Reuters. We are not a party to this agreement. Therefore, although we have rights under this agreement, we must rely on Reuters to enforce this agreement in the event of any breach by Radianz, but Reuters has no legal obligation to do so. Disruptions in Radianz' network services to us, including as a result of the termination of the agreement between Reuters and Radianz, or its inability to continue to support our business, would have a material adverse effect on our business, financial condition and operating results.

OUR CLEARING OPERATIONS EXPOSE US TO POTENTIAL LIABILITY

     Errors in performing clearing functions, including clerical, technological and other errors related to the handling of funds and securities held by us on behalf of customers and broker-dealers, could lead to civil penalties imposed by applicable regulatory authorities, as well as losses and liability in related lawsuits brought by customers and others. Any liability that arises as a result of our clearing operations could have a material adverse effect on our business, financial condition and operating results.

     Securities industry regulators in the United States are currently reviewing the extent to which clearing firms will be held accountable for the improper activities of broker-dealers for which they provide clearing services. In our correspondent clearing activities, our procedures may not be sufficient to protect us from liability for the acts of broker-dealers or other wholesale customers that use our correspondent clearing services under current laws and regulations. Securities industry regulators may also enact more restrictive laws or regulations or change their interpretations of current laws and regulations.

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

EMPLOYEE MISCONDUCT OR ERRORS COULD HARM US AND ARE DIFFICULT TO DETECT AND
DETER

     Employee misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information.

     Employee errors in recording or executing transactions for customers can cause us to enter into transactions that customers may disavow and refuse to settle. These transactions expose us to risk of loss, which can be material, until we detect the errors in question and unwind or reverse the transactions. As with any unsettled transaction, adverse movements in the prices of the securities involved in these transactions before we unwind or reverse them can increase this risk.

OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY

     We have experienced, and may continue to experience significant seasonality in our business. Historically, our revenues increase in the fourth quarter of the year, which we believe is due in large part to higher trading volumes in the securities markets at year end. This seasonal trend may continue for the foreseeable future and similar trends may affect our business, financial condition and operating results in the future.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

     We rely primarily on trade secret, copyright, trademark and patent law to protect our proprietary technology. However, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

     In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could negatively affect our business.

USE OF THE INTERNET TO ACCESS OUR SERVICES COULD EXPOSE US TO RISKS OF FAILURE OF INTERNET PERFORMANCE AND ADVERSE CUSTOMER REACTION

     Our business has traditionally been conducted with our customers through the use of proprietary networks for the execution of trades and the communication of information. To achieve better economies of distribution or to improve the delivery of our services to our customers, we may seek to move a portion of our business from our proprietary networks to non-proprietary networks and the Internet. This may subject us to additional costs. In addition, existing and prospective customers may react unfavorably to these changes due to their concerns regarding the security, reliability, cost, ease of use, accessibility and quality of service of the Internet or other systems.

                RISKS RELATING TO OUR RELATIONSHIP WITH REUTERS

REUTERS HAS SIGNIFICANT CONTROL OVER US AND MAY NOT ALWAYS EXERCISE ITS CONTROL IN A WAY THAT BENEFITS OUR PUBLIC SHAREHOLDERS

     We are currently an indirect wholly owned subsidiary of Reuters Group PLC. Upon completion of this offering, Reuters will beneficially own approximately 87.5% of our common stock (85.9% if the underwriters exercise their over-allotment option in full). For as long as it continues to beneficially own more than 50% of our common stock, Reuters will control all matters that require a stockholder vote. These matters include the election of directors and the removal of directors without cause, as well as mergers, acquisitions and other business combinations. In addition, Reuters will exercise a significant amount of influence over corporate matters, such as payment of dividends and stock issuances, and over our management, business activities and operations. Following this offering, four of our directors will also be officers or directors of Reuters. In addition, if we are deemed to supply news services at a time when Reuters beneficially owns more than 50% of our common stock, we will be required to adhere to certain principles relating to integrity, independence, reliability and freedom from bias which apply to Reuters generally. If applicable, these principles may influence how we conduct our business. In addition, to the extent that these principles apply, they may affect Reuters ability to enter into a transaction that would effect a change of control of our company. See "Description of Capital Stock -- Reuters Trust Principles."


     Our certificate of incorporation and our corporate agreement with Reuters will also include provisions that will provide Reuters with rights, including when it beneficially owns less than a majority of our voting stock, that may be less favorable to you and us than the corporate law governing these matters would be in the absence of these provisions. These provisions include the right, when Reuters beneficially owns between 35% and 50% of our voting stock, to block some issuances of equity securities and some dispositions and acquisitions of assets or businesses.

     In addition, we have agreed with Reuters not to take any action that would violate a stock exchange rule or similar requirement applicable to Reuters, or that would result in adverse tax consequences for Reuters as a result of its relationship with us. Reuters' substantial ownership position could also limit our ability to enter into a transaction that involves a change of control, which might adversely affect the market price of our common stock.

REUTERS MAY HAVE INTERESTS THAT CONFLICT WITH THE INTERESTS OF OUR OTHER SHAREHOLDERS AND US AND MAY CAUSE US TO FOREGO OPPORTUNITIES

     Various conflicts of interest between Reuters and us may arise in the future in a number of areas relating to our business and relationships, including the following:

     - potential competitive business activities;

     - potential acquisitions of businesses or properties;

     - incurrence of indebtedness;

     - tax matters;

     - financial commitments;

     - marketing functions;

     - indemnity arrangements;

     - service arrangements; and

     - the exercise by Reuters of control over our management and affairs.

     Individuals who are officers or directors of us and either Reuters or one of its other subsidiaries may have fiduciary duties to both companies. Our certificate of incorporation includes provisions confirming Reuters right to engage in activities that compete with us and relating to the allocation of business opportunities between Reuters and us. The resulting situation may be more advantageous to Reuters than the corporate law governing those opportunities would be in the absence of those provisions.

     Reuters is not prohibited from engaging in our lines of business, including brokerage, fixed income and research, and may directly or indirectly compete with us in the future. In addition, we have granted a license to Reuters to use some software and technology related to our fixed income securities platform, which would permit Reuters to compete with us in some fixed income products.

OUR AGREEMENTS WITH REUTERS ARE NOT THE RESULT OF ARMS-LENGTH NEGOTIATIONS BETWEEN INDEPENDENT PARTIES

     We have entered into, and expect to enter into, a number of commercial agreements with Reuters. These agreements have been and are being negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties. Accordingly, we cannot assure you that the terms of these agreements, including pricing and other material terms, will be as advantageous to us as the terms we could have negotiated with unaffiliated third parties. See "Relationship with Reuters After This Offering."

       RISKS ASSOCIATED WITH PURCHASING OUR COMMON STOCK IN THIS OFFERING

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE CORPORATE LAW COULD MAKE A TAKE-OVER MORE DIFFICULT, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER OUR MARKET PRICE

     Our certificate of incorporation and by-laws and the laws of Delaware (the state in which we are organized) contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board. For example, our certificate of incorporation will authorize our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, the board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring, or preventing a change of control of our company, because the terms of the preferred stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of our stockholders.

     The existence of these provisions could adversely affect the market price of our common stock. Although these provisions do not have a substantial practical significance to investors while Reuters controls us, these provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Reuters voting power decrease to less than 50%. See "Description of Capital Stock."

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK


     Prior to this offering, there was no public market for our common stock. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "INET." We cannot assure you that an active public market for our common stock will develop or be sustained.


THE MARKET PRICE OF OUR SHARES MAY FLUCTUATE

     The initial public offering price of our common stock will be determined through negotiations between us, Reuters and the representatives of the underwriters, and it may not be indicative of the market price for the common stock after this offering is complete. The price of our common stock after this offering may fluctuate widely, depending upon many factors, including the perceived prospects of our business and the securities and financial services industries in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general economic or market conditions and broad market fluctuations. Our common stock may trade at prices significantly below the initial public offering price. In addition, stock markets generally, and the stock prices of competitors in our industry specifically, experience significant price and volume volatility from time to time which may adversely affect the market price of the common stock for reasons unrelated to our performance. If you purchase shares of our common stock in this offering, you may not be able to resell these shares at prices equal to or greater than the initial public offering price. See "Underwriting."

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION


     If you purchase shares of our common stock in this offering, you will experience an immediate and substantial dilution of $7.91 in the net tangible book value per share of your investment. This means that the price you pay will be significantly greater than the net tangible book value of the shares you acquire. If we issue additional common stock in the future, you may experience further dilution in the net tangible book value of your shares. This dilution is due to the fact that the effective cash cost to Reuters of the shares of our common stock it purchased in the past is significantly less than the price at which our common stock is being offered to the public in this offering. See "Dilution."

FUTURE SALES OF OUR SHARES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     After completion of this offering, there will be 236,400,000 shares of our common stock outstanding (240,825,000 shares if the underwriters exercise their over-allotment option in full), of which approximately 29,500,000 shares (33,925,000 shares if the underwriters exercise their over-allotment option in full) will be registered in this offering. The shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 under the Securities Act. In addition, 206,900,000 shares will be owned beneficially by our parent, Reuters.

     Reuters will be able to sell its shares in the public markets from time to time, subject to certain limitations on the timing, amount, and method of such sales imposed by SEC regulations. Reuters and the underwriters have agreed to a "lock-up" period, meaning that Reuters will not sell any of its shares without the underwriters' prior consent for 180 days after the date of this prospectus. Reuters (or any transferee) has the right to cause us to register the sale of shares of common stock owned by it and to include its shares in future registration statements relating to our securities. If Reuters were to sell a large number of its shares, the market price of our stock could decline significantly. In addition, the perception in the public markets that sales by Reuters might occur could also adversely affect the market price of our common stock.


     In the future, we may issue our securities in connection with acquisitions or investments. The amount of our common stock issued in connection with an acquisition or investment could constitute a material portion of our then outstanding common stock not held by Reuters. See "Recent Developments."


     Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act with respect to up to 33,096,000 shares of our common stock that are reserved for issuance pursuant to our stock option plan (33,715,500 shares if the underwriters exercise their over-allotment option in full). This registration statement is expected to become effective immediately upon filing. As a result, shares received by employees upon exercise of their options will be eligible for resale by the holders in the public markets, subject to certain lock-up agreements and Rule 144 limitations applicable to affiliates. We may file a registration statement permitting resale of these shares by affiliates. See "Shares Eligible for Future Sale."

                              RECENT DEVELOPMENTS


     On April 30, 2001, Reuters bid to acquire certain assets of Bridge Information Systems, Inc., a financial news and information provider that filed a voluntary petition for reorganization under Chapter 11 of the US Bankruptcy Code earlier this year, was accepted by Bridge and subsequently approved by the Bankruptcy Court. Reuters bid focuses on a number of Bridge businesses, including a broker-dealer and a "soft dollar" brokerage business. Reuters acquisition of these businesses is subject to a number of contingencies, including regulatory approvals and various closing conditions. We may enter into an arrangement with Reuters with respect to the Bridge broker-dealer and soft dollar business, which could result in our acquisition of some or all of those businesses from Reuters or an arrangement under which we would operate those businesses and/or assist Reuters in managing those businesses. The exact nature of any arrangements that we might enter into and their impact on us are not currently known.



     On May 10, 2001, we entered into a non-binding letter of intent with respect to our possible acquisition of ProTrader Group, LLC. ProTrader is a provider of advanced trading technologies and electronic brokerage services, principally for active non-institutional traders. We believe that this acquisition, if completed, would enhance our customer interface and order routing technology and advance our strategy of developing our services for individual investors. Completion of the transaction is subject to the negotiation and execution of definitive documentation, the receipt of regulatory approvals and other customary conditions. Accordingly, we cannot assure you that we will complete the transaction. The anticipated consideration to be paid for ProTrader is approximately $150 million, of which approximately $100 million would consist of newly issued shares of our common stock. Those shares would be subject to lock-up agreements similar to those described under "Underwriting" and would be eligible for resale thereafter, subject to applicable limitations under the Securities Act. We expect to grant registration rights with respect to the shares.


                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, including in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition and regulation. Forward-looking statements include all statements that are not historical facts. You can identify these statements by the use of forward-looking terminology, such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" or "might" or other similar expressions.

     Forward-looking statements involve significant risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus, even if new information becomes available or other events occur in the future. You should understand that many important factors, in addition to those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus, could cause our results to differ materially from those expressed or suggested in forward-looking statements.

                                USE OF PROCEEDS


     Assuming an initial offering price of $12.50 per share (the midpoint of the range set forth on the cover page of this prospectus), we expect to receive net proceeds from this offering of approximately $337.9 million after deducting the underwriting discount and offering expenses. If the underwriters exercise their over-allotment option in full, our net proceeds are expected to be $389.9 million.



     We will use approximately $150 million of these proceeds to repay our indebtedness to Reuters for an advance to us in May 2001 that we used to fund a simultaneous return of capital to Reuters. This advance would otherwise have been payable no later than November 2001. This advance bears interest at an annual rate of twelve-month LIBOR plus 0.50%.



     We expect to use the balance of the net proceeds for general corporate purposes, including capital expenditures and working capital, but have no specific plans for allocation of the proceeds. If appropriate opportunities arise, we may also use a portion of the proceeds to acquire or invest in complementary businesses or technologies. While we engage in discussions on a regular basis regarding possible acquisitions or investments, at present we have no current agreements or understandings for any material acquisitions or investments. See "Recent Developments." Our management will have broad discretion as to the use of the proceeds.


     Pending use, we may invest the net proceeds in short-term, interest bearing, investment-grade obligations.

                                DIVIDEND POLICY

     Prior to our reorganization in 2000, most of our international operations and some of our other activities were conducted by other companies within the Reuters Group. In order to fund these operations, we paid dividends to Reuters, which then made capital contributions to those companies. During 1998 and 1999, we paid dividends to Reuters of $52.0 million and $100.0 million, respectively, and Reuters subsequently made capital contributions to those companies of $51.5 million and $44.3 million, respectively. As a result of our reorganization in 2000, all of our international operations are now conducted by our own subsidiaries and the capital contributions made by Reuters in 1998 and 1999 have been recorded as capital contributions to us in those years. Because we are now able to fund our international operations directly, we did not pay any dividends to, or receive any capital contributions from, Reuters in 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Our Reorganization."

     We intend to retain our future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors, after taking into account our financial results, capital requirements and other factors they may deem relevant. So long as Reuters continues to beneficially own more than 50% of our outstanding common stock, it will be able to exercise control over our payment of dividends.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 2001, on an actual basis and on a pro forma adjusted basis to reflect:


     - a return of capital payment of $150 million to Reuters in May 2001, using funds advanced to us concurrently by Reuters;


     - the conversion of our company from a limited liability company into a corporation on May 9, 2001, based on a conversion ratio of 1.033209 shares per membership interest;


     - the net proceeds from our sale of 29,500,000 shares of our common stock in this offering at an assumed public offering price of $12.50 per share (the midpoint of the range of estimated initial public offering prices set forth on the cover page of this prospectus), after deducting the underwriting discount and our estimated expenses in this offering; and

     - our repayment, out of the proceeds of this offering, of the $150 million advance made to us by Reuters in May 2001.

     The table does not reflect:

     - 4,425,000 shares that the underwriters have an option to purchase to cover over-allotments;


     - 15,398,632 shares issuable upon exercise of outstanding stock options as of March 31, 2001; and



     - 17,697,368 shares available for future issuance under our existing stock option plan (18,316,868 shares if the underwriters exercise their over-allotment option in full), which includes an estimated 7.4 million shares issuable upon exercise of stock options to be granted as of the date of this offering (based on the midpoint of the range set forth on the cover page of this prospectus).


     This table should be read in conjunction with "Selected Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the related notes included elsewhere in this prospectus.


                                                                         MARCH 31, 2001
                                                              ------------------------------------
                                                              INSTINET GROUP      INSTINET GROUP
                                                                   LLC             INCORPORATED
                                                                  ACTUAL        PRO FORMA ADJUSTED
                                                              --------------    ------------------
                                                                         (IN THOUSANDS)
Cash and cash equivalents...................................    $  336,392          $  524,317
                                                                ==========          ==========
Payable to affiliate........................................    $   49,000          $   49,000
Equity:
  Instinet Group LLC members' equity........................       977,024                  --
  Instinet Group Incorporated common stock, $0.01 par value
     per share; no shares authorized or issued and
     outstanding (950,000,000 shares authorized; 236,400,000
     shares issued and outstanding as adjusted).............            --               2,364
  Additional paid-in capital................................            --           1,180,036
  Unearned compensation.....................................            --             (17,451)
  Retained earnings.........................................            --                  --
                                                                ----------          ----------
       Total equity.........................................       977,024           1,164,949
                                                                ----------          ----------
            Total capitalization............................    $1,026,024          $1,213,949
                                                                ==========          ==========

                                    DILUTION


     On a pro forma basis for our conversion from a limited liability company to a corporation, which occurred on May 9, 2001, and a return of capital payment of $150 million to Reuters prior to that date, pro forma net tangible book value of our common stock as of March 31, 2001, was $747.2 million, or $3.61 per share. We determined pro forma net tangible book value per share before this offering by dividing the pro forma net tangible book value (total book value of tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding as of March 31, 2001, giving effect to the conversion ratio of
1.033209 shares per membership interest. After giving effect to the sale of our common stock in this offering, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value, as of March 31, 2001, would have been $1,085.1 million, or $4.59 per share. This represents an immediate increase in pro forma net tangible book value per share of $0.98 to existing stockholders and dilution in pro forma net tangible book value per share of $7.91 to new investors who purchase shares in this offering. The following table illustrates this per share dilution:



Initial public offering price per share.....................           $12.50
     Pro forma net tangible book value per share as of March
      31, 2001..............................................  $3.61
     Increase per share attributable to new investors.......   0.98
                                                              -----
Pro forma adjusted net tangible book value per share after
  this offering.............................................             4.59
                                                                       ------
Dilution per share to new investors.........................           $ 7.91
                                                                       ======


     The discussion and table above exclude the following, on the pro forma adjusted basis described above:


     - 4,425,000 shares that the underwriters have an option to purchase to cover over-allotments;



     - 15,398,632 shares issuable upon exercise of outstanding stock options as of March 31, 2001, at a weighted average exercise price of $17.06 per share; and



     - 17,697,368 shares available for future issuance under our existing stock option plan (18,316,868 shares if the underwriters exercise their over-allotment option in full), which includes an estimated 7.4 million shares issuable upon exercise of stock options to be granted as of the date of this offering (based on the midpoint of the range set forth on the cover page of this prospectus).

                        SELECTED COMBINED FINANCIAL DATA
    (IN THOUSANDS, EXCEPT VOLUME, SHARE AND PER SHARE DATA AND GROWTH RATES)

     The following selected combined financial data should be read together with our financial statements and the related notes included elsewhere in this prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The information as of and for the years ended December 31, 1998, 1999 and 2000 set forth below was derived from our audited combined financial statements and related notes included elsewhere in this prospectus. The information as of and for the year ended December 31, 1997 set forth below was derived from our audited combined financial statements that are not included in this prospectus.


     The unaudited information as of and for the year ended December 31, 1996 set forth below was derived from unaudited combined financial statements that are not included in this prospectus. The unaudited information as of and for the three months ended March 31, 2000 and 2001 set forth below was derived from our unaudited combined financial statements included elsewhere in this prospectus. This unaudited information, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and results of operations for these periods. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.



                                                                                         THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                            MARCH 31,
                          ---------------------------------------------------------   -------------------------
                             1996         1997       1998       1999        2000         2000          2001
                          -----------   --------   --------   --------   ----------   -----------   -----------
                          (UNAUDITED)                                                 (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME
  DATA:
Revenues:
  Transaction fees......   $568,783     $693,749   $821,757   $936,958   $1,385,509    $340,825      $415,463
  Interest..............     16,840       17,357     21,587     23,916       40,471       8,214        12,807
  Investments...........     (1,359)       3,542     (1,175)     8,570        9,059        (511)        2,405
                           --------     --------   --------   --------   ----------    --------      --------
          Total
            revenues....    584,264      714,648    842,169    969,444    1,435,039     348,528       430,675
Expenses:(1)
  Compensation and
     benefits...........    162,399      169,849    205,970    257,491      412,391      94,334       133,785
  Communications and
     equipment..........     43,990       59,096     73,065     92,322      153,735      28,897        45,391
  Soft dollar and
     commission
     recapture..........     30,338       63,317     80,339     89,469      180,035      36,625        56,053
  Brokerage, clearing
     and exchange
     fees...............     39,575       48,855     67,766     78,966      137,446      33,890        36,734
  Depreciation and
     amortization.......     41,653       50,014     64,502     71,206       77,721      18,377        19,502
  Professional fees.....     10,649       14,305     24,182     62,737       95,256      25,660        15,684
  Occupancy.............     18,551       24,560     22,935     27,096       38,250       9,930        10,890
  Marketing and business
     development........      6,159        9,262      9,767     23,447       32,679      12,781        10,154
  Other.................     17,907       20,997     20,337     32,337       42,916      12,163        13,003
                           --------     --------   --------   --------   ----------    --------      --------
          Total
            expenses....    371,221      460,255    568,863    735,071    1,170,429     272,657       341,196
                           --------     --------   --------   --------   ----------    --------      --------
Income before income
  taxes.................    213,043      254,393    273,306    234,373      264,610      75,871        89,479
Provision for income
  taxes.................     93,633      113,154    113,409     98,255      116,428      33,383        39,371
                           --------     --------   --------   --------   ----------    --------      --------
          Net income....   $119,410     $141,239   $159,897   $136,118   $  148,182    $ 42,488      $ 50,108
                           ========     ========   ========   ========   ==========    ========      ========

                                                 YEAR ENDED                     THREE MONTHS
                                              DECEMBER 31, 2000             ENDED MARCH 31, 2001
                                         ---------------------------   ------------------------------
                                          PRO FORMA      PRO FORMA      PRO FORMA        PRO FORMA
                                            ACTUAL      ADJUSTED(2)       ACTUAL        ADJUSTED(2)
                                         ------------   ------------   ------------   ---------------
Pro forma basic and diluted earnings
  per common share(3)(unaudited).......  $       0.72   $       0.63   $       0.24    $       0.21
                                         ============   ============   ============    ============
Shares used to compute pro forma actual
  and adjusted earnings per share(4)...   206,900,000    236,400,000    206,900,000     236,400,000


---------------

(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. These costs totalled $13.4 million in 1998, $51.1 million in 1999, $118.8 million in 2000 and $32.5 million and $18.3 million in the first three months of 2000 and 2001, respectively. Although we will continue to incur costs for these new business initiatives, we expect that they will decline as a percentage of revenues in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


(2) Adjusted to reflect the sale of 29,500,000 shares of our common stock in this offering; does not reflect the 4,425,000 shares that the underwriters have an option to purchase to cover over-allotments.


(3) Pro forma to reflect the conversion of our company from a limited liability company to a corporation, which occurred on May 9, 2001, and a return of capital payment of $150 million to Reuters prior to that date.



(4) Calculated based on the number of common shares that would have been held by Reuters as of December 31, 2000 and March 31, 2001, after giving effect to our conversion into a corporation and the return of capital payment of $150 million to Reuters.



                                                                                         THREE MONTHS
                                                                                            ENDED
                                                                                          MARCH 31,
                                     1996/1997    1997/1998    1998/1999    1999/2000     2000/2001
                                     ---------    ---------    ---------    ---------    ------------
Year-to-year growth rates:
  Total revenue....................    22.3%        17.8%         15.1%       48.0%          23.6%
  Total expenses(1)................    24.0         23.6          29.2        59.2           25.1
  Net income.......................    18.3         13.2         (14.9)        8.9           17.9


---------------

(1) Includes costs incurred by us in developing our fixed income securities business and a retail brokerage capability, which totalled $13.4 million in 1998, $51.1 million in 1999, $118.8 million in 2000 and $32.5 million and $18.3 million in the first three months of 2001, respectively. Although we will continue to incur costs for these new business initiatives, we expect that they will decline as a percentage of revenues in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."



                                                             DECEMBER 31,
                                   ----------------------------------------------------------------    MARCH 31,
                                      1996          1997          1998         1999         2000         2001
                                   -----------   -----------   ----------   ----------   ----------   -----------
                                   (UNAUDITED)                                                        (UNAUDITED)
STATEMENT OF FINANCIAL CONDITION
  DATA:
Cash and cash equivalents........   $254,557      $245,060     $  339,281   $  349,522   $  415,199   $  336,392
Securities owned, at market
  value..........................     85,975       144,862        190,393      214,625      185,121      149,692
Receivable from broker-dealers...     34,542        74,876        139,838      434,995      660,319      494,505
Receivable from customers........     39,437        37,969         37,555      110,006      149,080      113,871
Total assets.....................    663,205       840,131      1,155,576    1,747,470    2,440,424    2,254,631
Members' equity..................    400,257       540,637        703,022      778,842      927,336      977,024

                                                                                      THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                MARCH 31,
                                           ----------------------------------------   ------------------
                                            1996    1997     1998     1999    2000     2000       2001
                                           ------  -------  -------  ------  ------   -------    -------
OTHER DATA:
Our Nasdaq share volume (millions).......  21,673   25,690   28,653  35,211  57,390   12,854     20,053
Our NYSE share volume (millions).........   2,211    3,194    5,078   5,935   9,321    1,963      2,689
                                           ------  -------  -------  ------  ------   ------     ------
Our total U.S. share volume (millions)...  23,884   28,884   33,731  41,146  66,711   14,817     22,742

Our U.S. equity transaction volume
  (thousands)............................  15,168   20,450   26,800  44,902  82,437   18,101     27,488
Our international equity transaction
  volume (thousands).....................     272      567    1,334   2,827   5,181    1,293      1,702
                                           ------  -------  -------  ------  ------   ------     ------
Our total equity transaction volume
  (thousands)............................  15,439   21,017   28,133  47,729  87,618   19,393     29,190
Our average equity transactions per day
  (thousands)............................      61       83      112     189     348      308        471



                                                                                        THREE MONTHS
                                                                                       ENDED MARCH 31,
                                   1996/1997    1997/1998    1998/1999    1999/2000       2000/2001
                                   ---------    ---------    ---------    ---------    ---------------
Year-to-year growth rates:
  Our Nasdaq share volume........     18.5%        11.5%        22.9%       63.0%           56.0%
  Our NYSE share volume..........     44.5         59.0         16.9        57.1            37.0
  Our total U.S. share volume....     20.9         16.8         22.0        62.1            53.5
  Our U.S. equity transaction
     volume......................     34.8         31.1         67.5        83.6            51.9
  Our international equity
     transaction volume..........    108.5        135.3        111.9        83.3            31.6
  Our total equity transaction
     volume......................     36.1         33.9         69.7        83.6            50.5

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with "Selected Combined Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

OVERVIEW


     Over the past five years, our revenues have grown at a compound annual rate of 25%, from $584.3 million in 1996 to $1.4 billion in 2000. For the first three months of 2001, our revenues were $430.7 million. For the year-to-year growth rates, see "Selected Combined Financial Data."



     This growth in revenues has been primarily driven by increases in share volumes in the equity securities markets and by our expanded international business. For example, the total number of shares of NYSE-listed and Nasdaq-quoted stocks traded has increased at a compound annual rate of 30% from
263.8 billion in 1996 to 754.2 billion in 2000. Our trading volume in NYSE-listed and Nasdaq-quoted stocks increased at a compound annual rate of 29% over the same period. For the first three months of 2001, the total number of shares of NYSE-listed and Nasdaq-quoted stocks traded was 222.4 billion and our trading volume in NYSE-listed and Nasdaq-quoted stocks was 22.7 billion. For the year-to-year growth rates, see "Selected Combined Financial Data." Our share of the total trading volume in NYSE-listed and Nasdaq-quoted stocks, while fluctuating over the period, decreased slightly from 9.1% in 1996 to 8.9% in 2000 and increased to 10.2% in the first three months of 2001. Our transaction fees earned from our customers trading equity securities have represented, and continue to represent, a substantial part of our revenues and accounted for 96.1% of our revenues in 2000 and 95.5% of our revenues in the first three months of 2001.



     International equity markets have also grown substantially, and in 1988, we began expanding our presence in these markets. Our international equity transaction volume has increased at a compound annual rate of 109%, from 272,000 transactions in 1996 to 5.2 million transactions in 2000. For the first three months of 2001, our international equity transaction volume was 1.7 million. For the year-to-year growth rates, see "Selected Combined Financial Data." Revenues from these activities have grown over the past five years from 8.1% of our total transaction fees earned from our customers trading equity securities in 1996 to 23.7% in 2000. In the first three months of 2001, however, this amount decreased to 21.0%, primarily due to price declines in non-U.S. securities markets despite our increased volumes in those markets. Our revenues from international transactions are determined on the basis of the value of transactions (rather than the number of shares traded).



     In recent years, we have been expanding and diversifying our activities. We have expanded our research business by developing new products and increasing customer penetration and, in February 2000, acquired Lynch, Jones & Ryan, a leading provider of specialized brokerage, research and commission recapture services to pension plan sponsors and managers. Institutional investors often allocate a portion of their gross brokerage transaction fees for the purchase of proprietary and independent third-party research products. The amounts so allocated for those purposes are commonly referred to as soft dollar revenues. We also enable pension plan and other fund sponsors to recapture a portion of the gross transaction fees that their fund managers pay us through commission recapture programs, which are another form of institutional discount brokerage. We offer these soft dollar and commission recapture programs in order to increase the amount of business our institutional customers conduct through us, thereby increasing our transaction volumes and the depth of our liquidity pool. Over the past five years, our expenses for payments we make to third-party research providers and for commission recapture payments, which are equal in amount to the corresponding soft dollar revenues and revenues that are subject to commission recapture, increased at a compound annual rate of 56% from $30.3 million in 1996 to $180.0 million in 2000. For the first three months of 2001, this amount was $56.1 million. The amounts shown for 2000 and the first three months of 2001 include $57.9 million and $18.2 million, respectively, attributable to Lynch, Jones & Ryan, which was acquired in February 2000.

     In 1998, we began developing a fixed income securities platform, which we launched in the Spring of 2000 in the United States and Europe. With the emergence of Internet-based retail brokerage as a significant and growing portion of the equity marketplace, we initially planned to develop our own Internet-based retail brokerage operation and, starting in 1998, designed and developed a platform for this business. In December 2000, based on a review of market conditions and an evaluation of possible alternate strategies, we decided not to launch our own on-line retail brokerage operation. At this time, we plan to offer trading and related services to individuals indirectly through traditional and on-line securities brokers and to other financial service providers by means of our new wholesale business. We began providing our existing execution services on a wholesale basis to customers on a limited basis in September 1999 and our correspondent clearing services on a wholesale basis to customers in October 2000. These new businesses are just now emerging from a developmental stage and have not generated significant revenues to date.


     We have accomplished our diversification efforts and related expansion primarily through internal development, and, to a lesser extent, through acquisitions. These internal development efforts have resulted in significant costs, which we have expensed as incurred. Beginning in late 1998 through March 31, 2001, we incurred expenses of approximately $124.8 million related to the development of our fixed income securities platform. Over the same period, we incurred expenses of approximately $76.9 million in creating a retail brokerage capability. Included in this amount are restructuring charges, totaling $11.5 million, that resulted from the change in our strategy related to retail brokerage.



     Partly as a result of our internal development and expansion efforts, our expenses have increased at a faster rate than our revenues. As a percentage of revenues, total expenses have increased from 63.5% in 1996 to 81.6% in 2000 and 79.2% in the first three months of 2001. In addition, the required accounting for our soft dollar and commission recapture businesses has a dilutive effect on our operating margins. The portion of our transaction fee revenue representing soft dollar revenues and commission recapture is offset dollar-for-dollar by expenses we incur in paying for research from independent third parties and in making payments representing commission recapture to pension plan and other plan sponsors.



     The following table shows the impact of our new business development efforts and our soft dollar and commission recapture businesses on our total expenses as a percentage of revenues. Although we will continue to incur costs for new business initiatives, we expect that they will decline as a percentage of revenues in the future. If our soft dollar business continues to increase at a faster rate than our other revenues, it will also continue to have an increasingly dilutive effect on our operating margins.



                                                                                THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,             MARCH 31,
                                             --------------------------------   -------------------
                                               1998       1999        2000        2000       2001
                                             --------   --------   ----------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PERCENTAGES)
Total revenues.............................  $842,169   $969,444   $1,435,039   $348,528   $430,675
Soft dollar revenues and commission
  recapture programs.......................    80,339     89,469      180,035     36,625     56,053
                                             --------   --------   ----------   --------   --------
Total revenues less soft dollar revenues
  and commission recapture programs........   761,830    879,975    1,255,004    311,903    374,622
                                             --------   --------   ----------   --------   --------
Total expenses.............................   568,863    735,071    1,170,429    272,657    341,196
Development expenses for fixed income and
  retail businesses........................    13,445     51,135      118,821     32,454     18,301
Soft dollar and commission recapture
  expenses.................................    80,339     89,469      180,035     36,625     56,053
                                             --------   --------   ----------   --------   --------
Total expenses less development expenses
  and soft dollar and commission recapture
  expenses.................................   475,079    594,467      871,573    203,578    266,842
                                             --------   --------   ----------   --------   --------
Total expenses less development expenses
  and soft dollar and commission recapture
  expenses, as a percentage of total
  revenue less soft dollars revenues and
  commission recapture programs............      62.4%      67.6%        69.4%      65.3%      71.2%
                                             ========   ========   ==========   ========   ========

     The growth in our expenses also has reflected the increasing number of transactions by our customers, since our expenses are generally related to transaction volumes rather than share volumes. The number of transactions has increased at a faster rate than share trading volumes due to a decline in the average number of shares per transaction, both in the markets generally and in our business. This decline has resulted from a decrease in investors' costs per transaction, coupled with the fact that investors can often better achieve their trading objectives by executing a larger number of smaller transactions. In addition, although our revenues have increased substantially as discussed above, the decline in transaction size, combined with the increase in the number of transactions and increased competition in the markets in which we operate, has resulted in lower average revenue per transaction. Although our average cost per transaction has also declined, average revenue per transaction has decreased at a faster rate, resulting in pressure on our margins. We expect that both our average cost per transaction and our average revenue per transaction will continue to decline, but at approximately equivalent rates.


     As we have expanded and diversified our activities, we have grown from 958 employees as of December 31, 1996 to 2,210 as of December 31, 2000 and 2,267 as of March 31, 2001. This growth has been the principal contributor to the increase in our compensation and benefits expense and occupancy expense. This increase in compensation expense, coupled with increased communication and equipment expense, has resulted in reduced margins for the three months ended March 31, 2001 from the comparable period in 2000, despite the decrease in development expense discussed above.



     Our net income increased from $119.4 million in 1996 to $148.2 million in 2000 and amounted to $50.1 million in the first three months of 2001.


OUR REORGANIZATION

     Effective September 30, 2000, we, together with Reuters, reorganized our operations to combine all of our operations under one holding company structure. Prior to the reorganization, while most of our U.S. business was conducted by our own direct or indirect subsidiaries, most of our international operations and some of our other activities were conducted by other companies affiliated with us within the Reuters Group. In order to fund these international operations, we paid dividends to Reuters, which then made corresponding capital contributions to the appropriate companies. In the reorganization, Reuters transferred various assets, liabilities and ownership interests in those companies to us.

     The financial information discussed below, and the financial statements included elsewhere in this prospectus, have been prepared on a combined basis as if the reorganization had taken place on January 1, 1995. For a further description of our primary operating subsidiaries and our reorganization, including the accounting principles used to combine the assets, liabilities and results of operations of our subsidiaries, see Notes 1 and 2 to our combined financial statements included elsewhere in this prospectus.


     On May 9, 2001, we converted our company from a Delaware limited liability company (Instinet Group LLC) into a Delaware corporation (Instinet Group Incorporated), based on a conversion ratio of 1.033209 shares per membership interest. The combined financial statements included elsewhere in this prospectus, which are the subject of the following discussion, are those of Instinet Group LLC and its combined operations. We expect that our conversion to the corporate form of organization will not have any material effect on our combined financial statements.


REVENUES

     Our revenues consist of transaction fees, interest and investment income.


     Transaction fees accounted for over 96% of our revenues in 2000 and in the first three months of 2001. These fees are commission and other revenues earned on our customers' use of our various brokerage and related services and fluctuate based upon transaction volumes and pricing changes. Transaction fees also include soft dollar revenues and revenues that are subject to commission recapture, which offset dollar-for-dollar the expenses we incur in paying for research from independent third parties and for commission recapture payments to pension plan and other fund sponsors.


     For transactions in U.S. equity securities, we generally base our fees on a per share basis. Our broker-dealer customers are subject to a fee schedule that provides for a per share amount that declines based upon pre-set volume levels. Our institutional customers pay a per share amount based upon the customer's level of usage of our services. For transactions in non-U.S. equity securities, we generally base our fees on the transaction value per trade as is customary in the international markets in which we operate, and also take into account the customer's level of trading activity. For transactions in fixed income securities, we generally base our fees on the transaction value per trade, taking into account the customer's level of trading activity. Clearing fees are earned on a per ticket basis. A ticket refers to one or more customer transactions grouped together for clearing purposes. In some cases, a single transaction is cleared using more than one ticket.

     Interest income is interest earned on our interest earning assets, which primarily consist of fixed income securities, cash and cash provided as collateral on stock borrowing transactions related to our clearing business.

     Investment income consists of dividend and other income earned on a series of strategic investments we have made in other companies and unrealized gains and losses from our marketable securities.

OPERATING EXPENSES

     Employee compensation and benefits expense includes salaries, incentive compensation and related employee benefits and taxes. Salaries and benefits account for just over half of our employee compensation and benefits expense. Many employees receive annual incentive compensation based on our overall operating results as well as their individual performance. As a result, a portion of this expense fluctuates based on our operating results. Some employees, such as sales employees, receive periodic incentive compensation based on new customer acquisitions and revenues.

     Communications and equipment expense consists primarily of costs for our network connections with our customers; costs for maintenance of our core network and other systems development efforts; costs for software, computers and other equipment; and fees for access to stock market data. Communications and equipment expense generally fluctuates based upon long-term trends in our business activity. Certain elements of this expense, which we incur in anticipation of certain transaction volume levels, have both a fixed and variable nature. Once we incur these expenses initially, we may not incur them going forward on a recurring, annual basis. As a result of the importance of our systems to the viability of our business, we continue to invest heavily in areas such as system capacity and reliability, increased functionality and performance, and security. We also must modify our systems from time to time to comply with various regulatory requirements, such as the SEC order handling rules, Regulation ATS and the introduction of decimalization. The expenses we incur for these modifications may vary substantially from period to period. We expect our communications and equipment expense to increase by approximately $6 million in 2001 under the new arrangements whereby Radianz provides us with network communications services. See "Relationship with Reuters After This Offering."

     Soft dollar and commission recapture expense consists primarily of expenses we incur to purchase research products from third parties for our customers in connection with our soft dollar research business. In addition, starting in 2000 with the acquisition of Lynch, Jones & Ryan, this expense includes commission recapture payments to pension plan and other fund sponsors. Our soft dollar and commission recapture expense fluctuates based upon the level of our customers' demand for these services and overall market transaction volumes. As we expand our soft dollar services, we expect this expense to increase with commensurate increases in soft dollar revenues and plan sponsor transaction fee revenue.

     Brokerage, clearing and exchange fees include fees paid to clearing entities for clearing and settlement services, fees paid to floor brokers and exchanges for trade execution, and fees paid to third-party vendors for data processing services. These costs generally fluctuate based on transaction volumes. As the percentage of our business accounted for by international trading continues to increase, we anticipate higher brokerage and clearing expenses. In the international markets in which we operate, these costs tend to be higher than in the U.S. markets.

     Depreciation and amortization expense results primarily from the depreciation of the fixed assets we purchase, as well as the amortization of goodwill resulting from our acquisitions.

     Professional fees include fees paid to consultants engaged to support our strategic development of existing and new businesses and our technology, as well as legal and accounting fees.

     Occupancy expense includes the costs of leasing, furnishing and maintaining our office and operations space, primarily in the New York metropolitan area. Occupancy expense is primarily affected by increases in the number of employees and expansion of our services and related support functions.

     Marketing and business development expense consists primarily of media, print and other advertising expenses incurred to create brand awareness, promote our services and introduce new products. It also includes travel and client entertainment expenses.

     Other expenses consist primarily of administrative expenses and interest expense related to the use of our credit facilities and borrowings from Reuters, as well as other general office costs.

KEY STATISTICAL INFORMATION

     The following table presents key transaction volume information, as well as certain other operating information.


                                                                                    THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                  -----------------------------------------------   -------------------
                                   1996      1997      1998      1999      2000       2000       2001
                                  -------   -------   -------   -------   -------   --------   --------
Total U.S. market share volume
  (millions)(1).................  263,765   322,196   403,725   514,851   754,193   196,112    222,389
Our total U.S. market share
  volume (millions)(1)..........   23,884    28,884    33,731    41,146    66,711    14,817     22,742
Our percentage of total U.S.
  market share volume(1)........      9.1%      9.0%      8.4%      8.0%      8.9%      7.6%      10.2%
-------------------------------------------------------------------------------------------------------

Nasdaq share volume
  (millions)(2).................  138,112   163,882   202,040   270,108   442,752   113,865    132,707
Our Nasdaq share volume
  (millions)(2).................   21,673    25,690    28,653    35,211    57,390    12,854     20,053
Our percentage of Nasdaq share
  volume(2).....................     15.7%     15.7%     14.2%     13.0%     13.0%     11.3%      15.1%
-------------------------------------------------------------------------------------------------------

NYSE share volume (millions)....  125,653   158,314   201,685   244,743   311,441    82,247     89,682
Our NYSE share volume
  (millions)....................    2,211     3,194     5,078     5,935     9,321     1,963      2,689
Our percentage of NYSE share
  volume........................      1.8%      2.0%      2.5%      2.4%      3.0%      2.4%       3.0%
-------------------------------------------------------------------------------------------------------

Our U.S. equity transaction
  volume (thousands)............   15,168    20,450    26,800    44,902    82,437    18,101     27,488
Our international equity
  transaction volume
  (thousands)...................      272       567     1,334     2,827     5,181     1,293      1,702
                                  -------   -------   -------   -------   -------   -------    -------
Our total equity transaction
  volume (thousands)............   15,439    21,017    28,134    47,729    87,618    19,393     29,190
-------------------------------------------------------------------------------------------------------

Our average U.S. equity
  transaction size (shares per
  transaction)..................    1,575     1,412     1,264       916       809       819        827
Our average equity transactions
  per day (thousands)...........       61        83       112       189       348       308        471


---------------
(1) U.S. shares consist of shares of NYSE-listed and Nasdaq-quoted stocks.

(2) For a description of how we calculate our Nasdaq share volumes, see below.

  NASDAQ VOLUME CALCULATIONS

     For purposes of calculating our published share volumes, we count the number of shares that are traded through us as broker once. We do not count both sides of the transaction, although we usually receive transaction fees from parties on both sides of the transaction. As a result, we treat a transaction of 10,000 shares on our system as a single 10,000 share transaction for purposes of calculating our share volumes.

     We use the Nasdaq share volumes published by Nasdaq as resulting from the NASD's transaction reporting rules for our calculations, including our percentage of Nasdaq share volume, where Nasdaq share volume is the denominator.

     Because of the structure of the Nasdaq market, the sale of shares by one investor and purchase of those shares by another investor can require a series of transactions, most often through one or more market makers, all of which are reported to Nasdaq and included by Nasdaq in total transaction volume.

     For example, in a 10,000 share purchase and sale involving two market makers, the 10,000 share sale by Investor 1 to Market Maker 1 would be reported to Nasdaq as a 10,000 share transaction by Market Maker 1. The sale in turn by Market Maker 1 of the same 10,000 shares to Market Maker 2 would also be reported to Nasdaq by Market Maker 1 as a 10,000 share transaction. Finally, the purchase in turn of the same 10,000 shares by Customer 2 from Market Maker 2 would be reported to Nasdaq by Market Maker 2 as a third 10,000 share transaction. Total Nasdaq trading volume would thus be 30,000 shares. We could act as agency broker in any one or more of these three transactions and would count any transaction in which we acted once in our published trading volume. If, for example, we acted as broker in the transaction between Market Maker 1 and Market Maker 2, we would act as broker for both parties, but our trading volume would be a total of 10,000 shares.

     As another example, in a 10,000 share purchase and sale involving a single market maker, the 10,000 share sale by Investor 1 to Market Maker would be reported by Market Maker to Nasdaq as a 10,000 share transaction, and the purchase in turn by Investor 2 from Market Maker would be reported by Market Maker to Nasdaq as a second 10,000 share transaction. Total Nasdaq trading volume would thus be 20,000 shares. We could again act as agency broker in either or both of these two transactions and would count any transaction in which we acted once in our published trading volume. If, for example, we acted as broker in the transaction between Investor 1 and Market Maker, we would report our trading volume as 10,000 shares.

     As a final example, we (or another broker) could act as agency broker for two investors in the purchase and sale by them of 10,000 shares of a Nasdaq-quoted stock. In this case, we act as agency broker for both parties but would report a single 10,000 share transaction to Nasdaq, total Nasdaq trading volume would be 10,000 shares, and our published trading volume would be 10,000 shares.

RESULTS OF OPERATIONS

     The following table sets forth our combined statements of income data for the periods presented as a percentage of total revenue:


                                                                                THREE MONTHS
                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,         MARCH 31,
                                                 -------------------------     ---------------
                                                 1998      1999      2000      2000      2001
                                                 -----     -----     -----     -----     -----
REVENUES:
Transaction fees...............................   97.6%     96.6%     96.6%     97.8%     96.5%
Interest.......................................    2.5       2.5       2.8       2.4       3.0
Investments....................................   (0.1)      0.9       0.6      (0.2)      0.5
                                                 -----     -----     -----     -----     -----
     Total revenues............................  100.0     100.0     100.0     100.0     100.0

EXPENSES:(1)
Compensation and benefits......................   24.5      26.6      28.7      27.1      31.1
Communications and equipment...................    8.7       9.5      10.7       8.3      10.5
Soft dollar and commission recapture...........    9.5       9.2      12.6      10.5      13.0
Brokerage, clearing and exchange fees..........    8.0       8.2       9.6       9.7       8.5
Depreciation and amortization..................    7.7       7.4       5.4       5.3       4.5
Professional fees..............................    2.9       6.5       6.6       7.3       3.7
Occupancy......................................    2.7       2.8       2.7       2.9       2.5
Marketing and business development.............    1.1       2.4       2.3       3.6       2.4
Other..........................................    2.4       3.3       3.0       3.5       3.0
                                                 -----     -----     -----     -----     -----
     Total expenses............................   67.5      75.9      81.6      78.2      79.2
                                                 -----     -----     -----     -----     -----
Income before income taxes.....................   32.5      24.1      18.4      21.8      20.8
Provision for income taxes.....................   13.5      10.1       8.1       9.6       9.2
                                                 -----     -----     -----     -----     -----
     Net income................................   19.0%     14.0%     10.3%     12.2%     11.6%
                                                 =====     =====     =====     =====     =====


---------------
(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. See "-- Overview."


THREE MONTHS ENDED MARCH 31, 2001 VERSUS THREE MONTHS ENDED MARCH 31, 2000



     Overview



     Net income increased 17.9% from $42.5 million for the three months ended March 31, 2000 to $50.1 million for the comparable period in 2001. Our revenues grew 23.6% from $348.5 million for the three months ended March 31, 2000 to $430.7 million for the comparable period in 2001 primarily as a result of increased U.S. trading volumes. This growth offset the 17.8% decline in transaction fee revenue earned from our international operations primarily as a result of price declines in non-U.S. securities markets despite our increased volumes in those markets. Our revenues from trading outside the United States are determined on the basis of the value of transactions (rather than the number of shares traded).



     This revenue growth was offset by the 25.1% increase in expenses from $272.7 million for the three months ended March 31, 2000 to $341.2 million for the comparable period in 2001. This increase in expenses was primarily due to:



     - additional staffing as a result of our growth and increased incentive compensation, particularly in the United States;



     - increased expenses related to our soft dollar and commission recapture businesses, primarily as a result of our acquisition of Lynch, Jones & Ryan in February 2000; and



     - increased communications and equipment expenses primarily as a result of the significant increase in transaction volumes.

     Expenses increased overall despite decreased business development costs in connection with our efforts to expand and diversify our activities and a reduction in our professional fee expense. Our expenses related to the development of our fixed income securities platform, which we launched in March 2000, decreased from $20.0 million for the three months ended March 31, 2000 to $13.6 for the comparable period in 2001. Our expenses related to the creation of a retail brokerage capability decreased from $12.5 million for the three months ended March 31, 2000 to $4.7 million for the comparable period in 2001. Included in this amount is a restructuring charge of $4.0 million that resulted from the change in our strategy related to retail brokerage.



     Revenues



     Transaction fee revenue increased 21.9% from $340.8 million for the three months ended March 31, 2000 to $415.5 million for the comparable period in 2001. This increase was due to higher trading volumes both domestically and internationally, reflecting growth in trading volumes in the global securities markets. Offsetting this growth, however, was the 17.8% decline in transaction fee revenue earned from our international operations from $105.2 million for the three months ended March 31, 2000 to $86.5 million for the comparable period in 2001. This amount represented 30.9% of our transaction fee revenue for the three months ended March 31, 2000, but only 20.8% for the comparable period in 2001. As previously noted, this decrease was primarily due to price declines in non-U.S. securities markets despite our increased transaction volumes in those markets. Our revenues from trading outside the United States are determined on the basis of the value of transactions (rather than the number of shares traded). Our soft dollar revenues and our revenues that are subject to commission recapture, which are offset dollar-for-dollar by our soft dollar research payments and commission recapture expenses, increased 53.0% from $36.6 million for the three months ended March 31, 2000 to $56.1 million for the comparable period in 2001, primarily because our results in 2001 reflected a full quarter of results of Lynch, Jones & Ryan, which we acquired in February 2000.



     Our trading volumes in Nasdaq-quoted and NYSE-listed stocks increased 56.0% and 37.0% for the three months ended March 31, 2001, respectively, compared to the comparable period in 2000. Our share of volume in Nasdaq-quoted stocks increased from 11.3% for the three months ended March 31, 2000 to 15.1% for the comparable period in 2001, and our share of volume in NYSE-listed stocks increased from 2.4% for the three months ended March 31, 2000 to 3.0% for the comparable period in 2001. Our average number of transactions in Nasdaq-quoted and NYSE-listed stocks per day increased 54.3% from 287,310 for the three months ended March 31, 2000 to 443,350 for the comparable period in 2001.



     Interest revenue increased 55.9% from $8.2 million for the three months ended March 31, 2000 to $12.8 million for the comparable period in 2001. This increase was primarily due to revenue generated by our clearing services.



     Investment income increased from a loss of $0.5 million for the three months ended March 31, 2000 to a gain of $2.4 million for the comparable period in 2001. This increase was primarily due to mark-to-market gains on our shares of the London Stock Exchange, which were partially offset by a decrease in the market value of the fixed income securities we own.



     Expenses



     Compensation and benefits expense increased 41.8% from $94.3 million for the three months ended March 31, 2000 to $133.8 million in 2001. This increase was primarily due to the addition of new employees, particularly in the United States, to support our rapid growth, as well as an increase in incentive compensation due to growth in our revenues. Our headcount increased from 1,842 employees as of March 31, 2000 to 2,267 employees as of March 31, 2001. This growth in our headcount contributed to the increase in our compensation and benefits expense as a percentage of revenues from 27.1% for the three months ended March 31, 2000 to 31.1% for the comparable period in 2001.



     Communications and equipment expense increased 57.1% from $28.9 million for the three months ended March 31, 2000 to $45.4 million for the comparable period in 2001. This increase was due in large part to higher costs related to our core communications, which increased 79.5% from $15.3 million for the three months ended March 31, 2000 to $27.5 million for the comparable period in 2001. Of this amount, $10.6 million related to network communications services that Radianz began providing to us in June 2000. We outsourced these services and transferred employees to Radianz at that time. Had we not outsourced these services, we would have incurred approximately $5 million as compensation and occupancy expenses. In addition, our equipment and software costs for upgrading our existing systems to increase capacity and for other enhancements to and maintenance of those systems increased 22.3% from $6.1 million for the three months ended March 31, 2000 to $7.5 million in the comparable period in 2001. As a result, communications and equipment expense increased as a percentage of our revenues from 8.3% for the three months ended March 31, 2000 to 10.5% for the comparable period in 2001.



     Soft dollar and commission recapture expense increased 53.0% from $36.6 million for the three months ended March 31, 2000 to $56.1 million for the comparable period in 2001. This expense is offset dollar-for-dollar by soft dollar revenues and revenues that are subject to commission recapture. This increase was primarily due to the acquisition of Lynch, Jones & Ryan in February 2000, as a result of which we incurred costs of $18.2 million for soft dollar and commission recapture payments to pension plan and other fund sponsors for the three months ended March 31, 2001. As a result, this expense also increased as a percentage of our revenues from 10.5% for the three months ended March 31, 2000 to 13.0% for the comparable period in 2001. Our third-party research products expense also increased as a result of an increase in the overall use of our soft dollar services by our customers.



     Brokerage, clearing and exchange fees increased 8.4% from $33.9 million for the three months ended March 31, 2000 to $36.7 million for the comparable period in 2001. This increase resulted primarily from higher domestic clearing fees due in large part to our acquisition of Lynch, Jones & Ryan. Our international clearing fees decreased primarily as a result of lower rates charged by our clearing banks. In addition, we incurred lower brokerage fees internationally as our acquisition of memberships in additional securities exchanges enabled us to reduce our use of floor brokers. As a percentage of our revenues, brokerage, clearing and exchange fees decreased from 9.7% for the three months ended March 31, 2000 to 8.5% for the comparable period in 2001.



     Depreciation and amortization expense increased 6.1% from $18.4 million for the three months ended March 31, 2000 to $19.5 million for the comparable period in 2001. This increase was primarily due to an increase in depreciation as a result of our additional purchases of fixed assets and amortization of leasehold improvements. As a percentage of our revenues, depreciation and amortization expense decreased from 5.3% for the three months ended March 31, 2000 to 4.5% for the comparable period in 2001.



     Professional fees decreased 38.9% from $25.7 million for the three months ended March 31, 2000 to $15.7 million for the comparable period in 2001. This decrease was primarily due to reduced use of technical and management consultants. A total of $6.4 million of the decrease in professional fees was attributable to reduced use of consultants for the creation of a retail brokerage capability and for our fixed income business. As a result, professional fees decreased as a percentage of our revenues, from 7.3% for the three months ended March 31, 2000 to 3.7% for the comparable period in 2001.



     Occupancy expense increased 9.7% from $9.9 million for the three months ended March 31, 2000 to $10.9 million for the comparable period in 2001. This increase was primarily due to higher lease expenses as a result of the expansion of our New York office space to accommodate our increased headcount.



     Marketing and business development decreased 20.6% from $12.8 million for the three months ended March 31, 2000 to $10.2 million in 2000. This decrease was due primarily to a decreased level of advertising as a result of the change in our strategy related to retail brokerage.



     Other expenses increased 6.9% from $12.2 million for the three months ended March 31, 2000 to $13.0 million for the comparable period in 2001. This increase was primarily related to interest costs associated with our subordinated borrowings from Reuters for our purchase of Lynch, Jones & Ryan.

     Provision for Income Taxes



     Our tax provision increased 17.9% from $33.4 million for the three months ended March 31, 2000 to $39.4 million for the comparable period in 2001 as a result of our increased income before income taxes. Our effective income tax rate remained unchanged at 44.0% for the same periods.



  YEAR ENDED DECEMBER 31, 2000 VERSUS DECEMBER 31, 1999


     Overview

     Net income increased 8.9% from $136.1 million in 1999 to $148.2 million in 2000. Our revenue grew 48.0% from $969.4 million in 1999 to $1.4 billion in 2000 primarily as a result of increased trading volumes on a global basis.


     This revenue growth was offset by the 59.2% increase in expenses from $735.1 million in 1999 to $1.2 billion in 2000. A portion of this increase is related to increased business development costs in connection with our efforts to expand and diversify our activities. Our expenses related to the development of our fixed income securities platform, which we launched in March 2000, increased from $36.7 million in 1999 to $62.2 million in 2000. Our expenses related to the creation of a retail brokerage capability increased from $14.4 million in 1999 to $56.6 million in 2000. Included in this amount is a restructuring charge of $7.5 million in the fourth quarter of 2000 as a result of the change in our strategy related to retail brokerage. Excluding the effect of these costs, our expenses increased 53.7% from $684.0 million in 1999 to $1,051.6 million in 2000. This increase in expenses was primarily due to:


     - additional staffing as a result of our growth, in particular in the United States;

     - increased expenses related to our soft dollar and commission recapture businesses, primarily as a result of our acquisition of Lynch, Jones & Ryan in February 2000; and

     - increased communications and equipment and brokerage, clearing and exchange fees expenses primarily as a result of the significant increase in transaction volumes.

     Revenues

     Transaction fee revenue increased 47.9% from $937.0 million in 1999 to $1.4 billion in 2000. This increase was due to significantly higher trading volumes both domestically and internationally, reflecting growth in trading volumes in the global securities markets. Transaction fee revenue earned from our international operations increased 41.1% from $232.0 million in 1999 to $327.4 million in 2000, and represented 23.6% of our transaction fee revenue in 2000. This growth reflects our continued expansion in the international marketplace. Our soft dollar revenues and our revenues that are subject to commission recapture, which are offset dollar-for-dollar by our soft dollar research payments and commission recapture expenses, increased 101.2% from $89.5 million in 1999 to $180.0 million in 2000, primarily as a result of our acquisition of Lynch, Jones & Ryan.

     Our trading volumes in Nasdaq-quoted and NYSE-listed stocks increased 63.0% and 57.1% in 2000, respectively. Our share of volume in Nasdaq-quoted stocks remained unchanged at 13.0% in 1999 and 2000, and our share of volume in NYSE-listed stocks increased from 2.4% in 1999 to 3.0% in 2000. With declining transaction sizes, our average number of transactions in Nasdaq-quoted and NYSE-listed stocks per day increased 83.6% from 178,183 in 1999 to 327,131 in 2000.

     Interest revenue increased 69.2% from $23.9 million in 1999 to $40.5 million in 2000. This increase was primarily due to the impact of rising interest rates on our money market investments, as well as revenue on stock borrowing transactions generated by our clearing services.


     Investment income increased 5.7% from $8.6 million in 1999 to $9.1 million in 2000. This increase was primarily due to mark-to-market gains on the shares of the London Stock Exchange we received in the Exchange's demutualization in July 2000, which were partially offset by a decrease in the market value of the fixed income securities we own.

     Expenses

     Compensation and benefits expense increased 60.2% from $257.5 million in 1999 to $412.4 million in 2000. This increase was primarily due to the addition of new employees, particularly in the United States, to support our rapid growth, as well as an increase in incentive compensation due to growth in our revenues. Our headcount increased from 1,594 employees as of December 31, 1999 to 2,210 employees as of December 31, 2000. A total of $23.7 million of the increase in our compensation and benefits expense related to higher expenses in our fixed income business and for the creation of a retail brokerage capability, while our acquisition of Lynch, Jones & Ryan resulted in $19.4 million of additional compensation and benefits expense. These expenses relating to our new businesses and the acquisition of Lynch, Jones & Ryan contributed significantly to the increase in our compensation and benefits expense as a percentage of revenues from 26.6% in 1999 to 28.7% in 2000.

     Communications and equipment expense increased 66.5% from $92.3 million in 1999 to $153.7 million in 2000. This increase was in part due to higher costs related to our core communications, which increased 87.5% from $31.0 million in 1999 to $58.2 million in 2000. In addition, our equipment and software costs for upgrading our existing systems to increase capacity and for other enhancements to and maintenance of those systems increased 55.7%, from $33.8 million in 1999 to $52.6 million in 2000. Our costs for exchange data access also increased 51.4% from $21.1 million in 1999 to $32.0 million in 2000. The increase in our costs for exchange data access was primarily due to higher charges for our international business because we often agree to bear these charges for international customers with high trading volumes. A total of $8.2 million of the increase in communications and equipment expense related to higher development expenses in our fixed income business and for the creation of a retail brokerage capability, particularly in the area of equipment, hardware and software purchase costs. Primarily because of our systems upgrading costs, communications and equipment expense increased as a percentage of our revenues from 9.5% in 1999 to 10.7% in 2000.

     Soft dollar and commission recapture expense increased 101.2% from $89.5 million in 1999 to $180.0 million in 2000. This expense is offset dollar-for-dollar by soft dollar revenues and revenues that are subject to commission recapture. This increase was primarily due to the acquisition of Lynch, Jones & Ryan in February 2000, as a result of which we incurred costs of $57.9 million for soft dollar and commission recapture payments to pension plan and other fund sponsors in 2000. As a result, this expense also increased as a percentage of our revenues from 9.2% in 1999 to 12.6% in 2000. Our third-party research products expense also increased as a result of an increase in the overall use of our soft dollar services by our customers.

     Brokerage, clearing and exchange fees increased 74.1% from $79.0 million in 1999 to $137.4 million in 2000. This increase resulted primarily from higher clearing fees, which more than doubled both domestically and internationally. The increase in domestic clearing fees was in large part due to our acquisition of Lynch, Jones & Ryan. As a result, brokerage, clearing and exchange fees increased as a percentage of our revenues from 8.2% in 1999 to 9.6% in 2000. The increase in international clearing fees was in large part due to costs associated with our membership in additional securities exchanges, offset in part by lower brokerage fees internationally as we reduced the use of floor brokers for those exchanges, and higher transaction volumes.

     Depreciation and amortization expense increased 9.1% from $71.2 million in 1999 to $77.7 million in 2000. This increase was primarily due to an increase in depreciation as a result of our additional purchases of fixed assets and amortization of leasehold improvements, as well as goodwill amortization on our acquisition of Lynch, Jones & Ryan, which added $2.7 million in goodwill amortization expense. As a percentage of our revenues, depreciation and amortization expense decreased from 7.4% in 1999 to 5.4% in 2000.

     Professional fees increased 51.8% from $62.7 million in 1999 to $95.3 million in 2000. This increase was primarily due to increased use of technical consultants for systems and equipment enhancements, upgrades and maintenance, as well as strategic and business consultants. A total of $12.4 million of the increase in professional fees related to the creation of a retail brokerage capability. As a percentage of our revenues, professional fees increased from 6.5% in 1999 to 6.6% in 2000.

     Occupancy expense increased 41.2% from $27.1 million in 1999 to $38.3 million in 2000. This increase was primarily due to higher lease expenses as a result of the expansion of our New York office space to accommodate our increased headcount.

     Marketing and business development increased 39.4% from $23.4 million in 1999 to $32.7 million in 2000. This increase was due in part to marketing and business development expenses related to the creation of a retail brokerage capability, which accounted for $4.9 million of the increase. In addition, our new corporate branding campaign commenced in July 1999.

     Other expenses increased 32.7% from $32.3 million in 1999 to $42.9 million in 2000. This increase was primarily related to a restructuring charge of $7.5 million related to our retail brokerage operation, as well as interest costs associated with our subordinated borrowings from Reuters for our purchase of Lynch, Jones & Ryan.

     Provision for Income Taxes

     Our tax provision increased 18.5% from $98.3 million in 1999 to $116.4 million in 2000. Our effective income tax rate increased from 41.9% in 1999 to 44.0% in 2000. The change in our effective tax rates was primarily due to a greater percentage of our profits being attributable to the United States, as well as those U.S. jurisdictions with high state and local tax rates.

  YEAR ENDED DECEMBER 31, 1999 VERSUS DECEMBER 31, 1998

     Overview

     Net income decreased 14.9% from $159.9 million in 1998 to $136.1 million in 1999. Our revenue grew 15.1% from $842.2 million in 1998 to $969.4 million in 1999, primarily due to increased trading volumes, both domestically and internationally.


     This revenue growth was offset by the 29.2% increase in expenses from $568.9 million in 1998 to $735.1 million in 1999. A portion of this increase related to increased business development costs in connection with our efforts to expand and diversify our activities. Our costs related to the development of our fixed income securities platform increased from $12.3 million in 1998 to $36.7 million in 1999. Our expenses related to the creation of a retail brokerage capability also increased from $1.1 million in 1998 to $14.4 million in 1999. Excluding the effect of these development costs, our expenses increased 23.1% from $555.4 million to $684.0 million. This increase in expenses was primarily due to:


     - an increase in the number of employees on a worldwide basis to support our growing business;

     - professional fees for our business development and Year 2000 costs; and

     - increased communications and equipment expense primarily related to equipment, hardware and software purchases due to the increase in transaction volumes.

     Revenues

     Transaction fee revenue increased 14.0% from $821.8 million in 1998 to $937.0 million in 1999. This increase was largely due to higher trading volumes both domestically and internationally, reflecting growth in trading volumes in the global securities markets. Transaction fee revenue earned from our international operations increased 33.0% from $174.4 million in 1998 to $232.0 million in 1999, and increased as a percentage of our total transaction fee revenue from 21.2% in 1998 to 24.8% in 1999. This increase was primarily a result of our continued expansion in the international marketplace.

     Our trading volumes in Nasdaq-quoted and NYSE-listed stocks increased 22.9% and 16.9%, respectively, in 1999, although in percentage terms, our share of volume in Nasdaq-quoted stocks declined from 14.2% to 13.0%, and our share of volume in NYSE-listed stocks declined slightly from 2.5% to 2.4%.

These declines were primarily a result of increased trading by retail traders, who typically execute a significant portion of their transactions with market makers rather than through us. With declining trade sizes, our average transactions in the United States per day increased 69.1% from 106,349 in 1998 to 178,183 in 1999.

     Interest revenue increased 10.8% from $21.6 million in 1998 to $23.9 million in 1999. This increase was primarily due to additional interest from our fixed income investments and money market deposits.

     Investment income increased from a loss of $1.2 million in 1998 to a gain of $8.6 million in 1999. This increase was primarily a result of a gain of $11.1 million from the sale to new investors of part of our investment in TP Group LDC, through which we own our interest in Tradepoint Financial Networks plc, and a dividend of $0.8 million from our investment in WR Hambrecht + Co, offset by an unrealized loss of $3.4 million on our securities owned.

     Expenses

     Compensation and benefits expense increased 25.0% from $206.0 million in 1998 to $257.5 million in 1999. This increase was primarily due to the addition of new employees to support the expansion and development of our business and our rapid growth, both domestically and internationally, and an increase in incentive compensation. Our headcount increased to 1,594 employees as of December 31, 1999, from 1,178 employees as of December 31, 1998. A total of $16.7 million of the increase in our compensation and benefits expense in 1999 related to the addition of approximately 100 new employees in preparation for the launch of our fixed income securities platform in March 2000 and approximately 40 employees as we began developing a retail brokerage capability. Primarily as a result of the increase in the expenses related to the development of these new businesses, compensation and benefits expense increased as a percentage of our revenues, from 24.5% of our revenues in 1998 to 26.6% in 1999.

     Communications and equipment expense increased 26.4% from $73.1 million in 1998 to $92.3 million in 1999. This increase was primarily due to equipment and software costs related to upgrades of our existing trading systems to increase capacity and accommodate regulatory changes, and other enhancements to and maintenance of those systems, which increased from $24.5 million in 1998 to $33.8 million in 1999. Increased charges for exchange data access also contributed to the increase, growing 35.9% from $15.5 million in 1998 to $21.1 million in 1999 due to our customers' increased use of market data. As a result of our systems upgrading costs, communications and equipment expense increased as a percentage of our revenues, from 8.7% in 1998 to 9.5% in 1999.

     Soft dollar and commission recapture expense increased 11.4% from $80.3 million in 1998 to $89.5 million in 1999. This increase was primarily due to increased customer demand for our soft dollar services and increased overall market transaction volumes. As a percentage of revenues, this expense decreased from 9.5% in 1998 to 9.2% in 1999.

     Brokerage, clearing and exchange fee expense increased 16.5% from $67.8 million in 1998 to $79.0 million in 1999. This increase was primarily due to increased transaction volumes both domestically and internationally, resulting in higher clearing fees, which increased from $28.3 million in 1998 to $38.7 million in 1999. As a percentage of our revenues, brokerage, clearing and exchange fees increased slightly from 8.0% in 1998 to 8.2% in 1999.

     Depreciation and amortization expense increased 10.4% from $64.5 million in 1998 to $71.2 million in 1999. This increase was primarily due to increased depreciation as a result of our purchases of fixed assets and amortization of leasehold improvements at several new office locations. As a percentage of our revenues, depreciation and amortization decreased from 7.7% in 1998 to 7.4% in 1999.

     Professional fees increased 159.4% from $24.2 million in 1998 to $62.7 million in 1999. This increase was primarily due to increases in strategic and business consulting costs of $18.3 million and in Year 2000 technical consulting of $9.5 million. A total of $11.7 million of the increase in professional fees related to higher fees in connection with the development of our fixed income business and the creation of a retail brokerage capability. As a percentage of our revenues, professional fees increased from 2.9% in 1998 to 6.5% in 1999.

     Occupancy expense increased 18.1% from $22.9 million in 1998 to $27.1 million in 1999. The increase in this expense was primarily due to the expansion of our office space to accommodate our larger employee base.

     Marketing and business development increased 140.1% from $9.8 million in 1998 to $23.4 million in 1999. This increase was primarily due to our new corporate branding campaign which commenced in July 1999.

     Other expenses increased 59.0% from $20.3 million in 1998 to $32.3 million in 1999. This increase was primarily due to increased travel and office expenses related to our overall business growth.

     Provision for Income Taxes

     Our tax provision decreased 13.4% from $113.4 million in 1998 to $98.3 million in 1999, primarily as a result of the decline in our income before income taxes. Our effective income tax rate increased slightly from 41.5% in 1998 to 41.9% in 1999.

  QUARTERLY RESULTS


     The following tables set forth certain unaudited combined quarterly statement of income data, both in dollar amounts and as a percentage of total revenues, and certain unaudited combined quarterly operating data for the nine quarters ended March 31, 2001. In our opinion, this unaudited information has been prepared on substantially the same basis as the combined financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the unaudited combined quarterly data. The unaudited combined quarterly data should be read together with the combined financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period.



                                                                      QUARTER ENDED
                           ----------------------------------------------------------------------------------------------------
                           MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,
                             1999       1999        1999        1999       2000       2000        2000        2000       2001
                           --------   ---------   ---------   --------   --------   ---------   ---------   --------   --------
                                                                      (IN THOUSANDS)
REVENUES:
Transaction fees.........  $225,134   $232,751    $228,451    $250,622   $340,825   $336,059    $327,920    $380,705   $415,463
Interest.................     5,849      6,083       6,177       5,807      8,214      9,969      10,031      12,257     12,807
Investments..............    (1,566)       253       6,244       3,639       (511)     1,571       9,644      (1,645)     2,405
                           --------   --------    --------    --------   --------   --------    --------    --------   --------
         Total
           revenues......   229,417    239,087     240,872     260,068    348,528    347,599     347,595     391,317    430,675
                           --------   --------    --------    --------   --------   --------    --------    --------   --------
EXPENSES:(1)
Compensation and
  benefits...............    57,793     62,957      63,512      73,229     94,334    101,057     105,039     111,961    133,785
Communications and
  equipment..............    18,964     25,335      26,396      21,627     28,897     35,661      36,175      53,002     45,391
Soft dollar and
  commission recapture...    21,034     23,565      21,003      23,867     36,625     46,349      47,406      49,655     56,053
Brokerage, clearing and
  exchange fees..........    18,551     17,998      19,319      23,098     33,890     35,845      32,725      34,986     36,734
Depreciation and
  amortization...........    16,982     16,991      18,057      19,176     18,377     18,002      20,075      21,267     19,502
Professional fees........     9,315     11,628      15,998      25,796     25,660     20,824      22,523      26,249     15,684
Occupancy................     6,056      5,631       5,970       9,439      9,930      9,133      10,360       8,827     10,890
Marketing and business
  development............     2,688      3,092      10,022       7,645     12,781      7,733       4,147       8,018     10,154
Other....................     6,206      8,231       9,007       8,893     12,163      6,898      10,796      13,059     13,003
                           --------   --------    --------    --------   --------   --------    --------    --------   --------
         Total
           expenses......   157,589    175,428     189,284     212,770    272,657    281,502     289,246     327,024    341,196
                           --------   --------    --------    --------   --------   --------    --------    --------   --------
Income before income
  taxes..................    71,828     63,659      51,588      47,298     75,871     66,097      58,349      64,293     89,479
Provision for income
  taxes..................    30,194     26,771      21,713      19,577     33,383     29,083      25,674      28,288     39,371
                           --------   --------    --------    --------   --------   --------    --------    --------   --------
         Net income......  $ 41,634   $ 36,888    $ 29,875    $ 27,721   $ 42,488   $ 37,014    $ 32,675    $ 36,005     50,108
                           ========   ========    ========    ========   ========   ========    ========    ========   ========


---------------
(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. See "-- Overview."

                                                                 QUARTER ENDED
                       --------------------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                         1999       1999       1999        1999       2000       2000       2000        2000       2001
                       --------   --------   ---------   --------   --------   --------   ---------   --------   --------
REVENUES:
Transaction fees.....    98.1%      97.3%       94.8%      96.4%      97.8%      96.7%       94.3%       97.3%     96.5%
Interest.............     2.6        2.6         2.6        2.2        2.4        2.9         2.9         3.1       3.0
Investments..........    (0.7)       0.1         2.6        1.4       (0.2)       0.4         2.8        (0.4)      0.5
                        -----      -----       -----      -----      -----      -----       -----      ------     -----
          Total
           revenues..   100.0      100.0       100.0      100.0      100.0      100.0       100.0       100.0     100.0

EXPENSES:(1)
Compensation and
  benefits...........    25.2       26.3        26.4       28.2       27.1       29.1        30.2        28.6      31.1
Communications and
  equipment..........     8.3       10.6        11.0        8.3        8.3       10.3        10.4        13.6      10.5
Soft dollar and
  commission
  recapture..........     9.2        9.9         8.7        9.2       10.5       13.3        13.6        12.7      13.0
Brokerage, clearing
  and exchange
  fees...............     8.1        7.5         8.0        8.9        9.7       10.3         9.4         8.9       8.5
Depreciation and
  amortization.......     7.4        7.1         7.5        7.4        5.3        5.2         5.8         5.4       4.5
Professional fees....     4.1        4.9         6.6        9.9        7.3        6.0         6.5         6.7       3.7
Occupancy............     2.6        2.4         2.5        3.6        2.9        2.6         3.0         2.3       2.5
Marketing and
  business
  development........     1.1        1.3         4.2        2.9        3.6        2.2         1.2         2.1       2.4
Other................     2.7        3.4         3.7        3.4        3.5        2.0         3.1         3.3       3.0
                        -----      -----       -----      -----      -----      -----       -----      ------     -----
          Total
           expenses..    68.7       73.4        78.6       81.8       78.2       81.0        83.2        83.6      79.2
                        -----      -----       -----      -----      -----      -----       -----      ------     -----
Income before income
  taxes..............    31.3       26.6        21.4       18.2       21.8       19.0        16.8        16.4      20.8
Provision for income
  taxes..............    13.2       11.2         9.0        7.5        9.6        8.4         7.4         7.2       9.2
                        -----      -----       -----      -----      -----      -----       -----      ------     -----
          Net
            income...    18.1%      15.4%       12.4%      10.7%      12.2%      10.6%        9.4%        9.2%     11.6%
                        =====      =====       =====      =====      =====      =====       =====      ======     =====


---------------
(1) The expenses in various categories in this table include costs incurred by us in developing our fixed income securities business and a retail brokerage capability. See "-- Overview."

     We have experienced, and expect to continue to experience, significant fluctuations in quarterly operating results as a result of a variety of factors, including:

     - trading volumes;

     - impact of competition;

     - changes in interest rates;

     - changes in foreign currency rates;

     - changes in regulations;

     - our ability to manage personnel and process trading activity;

     - the amount and timing of capital expenditures;

     - the incurrence of costs associated with acquisitions; and

     - general economic conditions.

     Our expense structure includes a certain level of fixed costs, as well as a variable cost base that fluctuates with customer transaction volumes. In addition, we incur certain costs in anticipation of certain transaction volume levels. If demand for our brokerage services declines and we are unable to respond by adjusting our fixed cost base on a timely basis, our operating results could be materially adversely affected.

In addition, we may continue to make significant expenditures related to the expansion of our services and the development of new businesses. Many of our businesses may require significant expenditures over long periods of time before they generate substantial revenues or net income, and our results may be affected as a result.

     Due to all of the foregoing factors, period-to-period comparisons of our revenues and operating results are not necessarily meaningful, and these comparisons cannot be relied upon as indicators of future performance. In addition, we cannot assure you that we will be able to sustain the rates of revenue growth that we have experienced in the past, that we will be able to improve our operating results or that we will be able to sustain our profitability on a quarterly basis. See "Risk Factors."

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have financed our business primarily through cash generated by our operating activities and use of our credit facilities. Prior to our reorganization, in order to fund our international operations, we paid dividends to Reuters, which then made capital contributions to those companies. See "-- Our Reorganization." For a discussion of our dividend policy following the offering, see "Dividend Policy."


     Cash and cash equivalents, together with assets readily convertible into cash, accounted for 73.8%, 76.6%, 72.9% and 69.1% of our assets as of December 31, 1998, 1999 and 2000 and March 31, 2001, respectively. Cash and cash equivalents increased from $339.3 million as of December 31, 1998 to $349.5 million as of December 31, 1999, and $415.2 million as of December 31, 2000. These increases were due primarily to increased cash flows from our operating activities resulting from increased balances in receivables from and payables to broker-dealers and customers related to the higher transaction volumes resulting from the growth in our business. Cash and cash equivalents decreased to $336.4 million as of March 31, 2001 primarily due to a decrease in our cash flows from operating activities resulting from a reduction in our payables to broker-dealers and customers, which was offset in part by a reduction in our receivables from broker-dealers and customers.


     Assets readily convertible into cash consist primarily of the following components as set forth on our Statement of Financial Condition:

     - Receivables from broker-dealers principally represent amounts due on securities transactions that have not been completed as of the settlement date. The settlement date generally occurs within three business days of the trade date for U.S. securities transactions but can take as long as 30 days for non-U.S. equity transactions.

     - Receivables from customers principally represent customer debit balances and amounts due on securities transactions that have not been completed as of the settlement date.

     - Commissions receivable represent commissions (transaction fees) principally from broker-dealers and are generally collected in 30 days.

     - Securities owned consist principally of U.S. government, agency and Euro-denominated government securities in which we invest our excess cash (for the purpose of this calculation, we have excluded the shares we own in the London Stock Exchange).

     - Securities borrowed represent the amount of collateral deposited with brokers securing marketable equity securities borrowed by us in connection with covering customer securities transactions and with our clearing business.


     The growth in our transaction volumes has caused an increase in our total assets and liabilities between January 1, 1998 and December 31, 2000. In particular, receivables from broker-dealers and customers, securities borrowed, commissions receivable and payables to broker-dealers and customers all rose substantially over this period. As of March 31, 2001, receivables from broker-dealers and customers, commissions receivable and payables to broker-dealers and customers decreased primarily due to a decrease in securities transactions not yet settled. Changes throughout these periods have also led to large fluctuations in cash flows from our operating activities.



     Capital expenditures in 1998, 1999, 2000 and the three months ended March 31, 2001 related to the purchase of data processing and communications equipment, leasehold improvements and purchases of furniture for our additional office facilities to support our growth. Capital expenditures and investments in new technology were financed primarily through income from operations. Additionally, we made cash payments in excess of assets acquired of $48.5 million in February 2000 in connection with our acquisition of Lynch, Jones & Ryan and $3.9 million in October 1999 in connection with our acquisition of the fixed income business of Montag Popper & Partner GmbH. Acquisitions of new businesses have generally been funded through subordinated borrowings from Reuters. Capital expenditures related to our planned move to new corporate headquarters are expected to be approximately $50 million in 2001, of which $24.9 million were made in the three months ended March 31, 2001. Our aggregate minimum lease commitment is $18.1 million for the remainder of 2001. We anticipate that we will meet our 2001 capital expenditure needs out of operating cash flows.



     Cash provided by/(used in) financing activities totaled ($0.5) million, ($55.7) million and $50.4 million in 1998, 1999 and 2000, respectively, and $49.0 million and ($1.1) million in the three months ended March 31, 2000 and 2001, respectively. We paid dividends of $52.0 million and $100.0 million to Reuters in 1998 and 1999, respectively, and Reuters subsequently made capital contributions of $51.5 million and $44.3 million in 1998 and 1999, respectively, to various of our international operations as described in "-- Our Reorganization" above. We did not pay any dividends to, or receive any capital contributions from, Reuters in 2000 or the three months ended March 31, 2001. In addition, Reuters loaned us $49.0 million to fund our acquisition of Lynch, Jones & Ryan in February 2000. This loan bears interest at an annual rate based on six-month LIBOR plus 1.25% and matures in March 2002. In May 2001, we also made a return of capital of $150.0 million to Reuters. We funded that return of capital through an intercompany advance from Reuters. We will use approximately $150.0 million of the net proceeds from this offering to repay that advance.



     As of March 31, 2001, we had access to $300 million of uncommitted credit lines from commercial banking institutions to meet the funding needs of our U.S. operations. These credit lines are collateralized by a combination of customer securities and our marketable securities. As of March 31, 2001, there were no borrowings outstanding under these credit lines. We currently pay no annual fees to maintain these facilities. In addition, as of March 31, 2001, we had access to $933 million of uncommitted credit lines from commercial banking institutions to meet the funding needs of our European and Asian subsidiaries. These credit lines are uncollateralized, and we currently pay no annual fees to maintain these facilities. As of March 31, 2001, there was $184.6 million outstanding under these credit lines. In some cases, Reuters has issued non-binding, short-term letters to certain of these institutions confirming its ownership of us and indicating that if we were to default under the relevant facility, Reuters would consider, without any obligation, requests by these institutions for compensation. Reuters expects that following completion of this offering, it will not renew these letters or issue any additional letters.



     Our broker-dealer subsidiaries are subject to regulatory requirements intended to ensure their respective general financial soundness and liquidity, which require that they comply with certain minimum capital requirements. These regulations, which differ in each country, generally prohibit a broker-dealer subsidiary from repaying borrowings from us or our affiliates, paying cash dividends, making loans to us or our affiliates or otherwise entering into transactions that would result in a significant reduction in its regulatory net capital position without prior notification or approval of its principal regulator. See "Business -- Regulation." Our capital structure is designed to provide each of our subsidiaries with capital and liquidity consistent with its business and regulatory requirements. As of March 31, 2001, our U.S. registered broker-dealer subsidiaries had net capital on a consolidated basis of $439.8 million, which was $434.2 million in excess of their required consolidated net capital of $5.6 million. Included in these amounts are balances related to our clearing subsidiary, which is the counterparty to each of our customer transactions and which had net capital of $254.9 million, which was $250.3 million in excess of its required net capital of $4.6 million.

     In connection with our correspondent clearing business, which began operations in October 2000, we are required to maintain segregated funds in a special reserve bank account for the exclusive benefit of our customers. As of March 31, 2001, these funds amounted to $86.0 million.


     We currently anticipate that the net proceeds from this offering remaining after repayment of $150 million of our indebtedness to Reuters, together with our cash resources and credit facilities, will be sufficient to meet our anticipated working capital, capital expenditures and regulatory capital requirements as well as other anticipated requirements for at least the next twelve months. To the extent that we further develop our correspondent clearing operations or provide financing of retail customers' account balances, whether through our wholesale business or otherwise, we may need to obtain additional financing.

     In addition, so long as Reuters owns a majority of our common stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400.0 million, excluding our remaining outstanding $49.0 million of indebtedness to Reuters and any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with the clearing of traded securities or obligations to securities exchanges or clearing systems. We cannot assure you that we will receive Reuters consent to incur indebtedness above this amount in the future if we need to do so for any reason.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk generally represents the risk of changes in value of a financial instrument that might result from fluctuations in interest rates, foreign exchange rates and equity prices. We have established policies, procedures and internal processes governing our management of market risks in the normal course of our business operations. Our Global Risk Management Department is responsible for establishing this risk management framework, as well as defining, measuring and managing our risks both for existing and planned services, within ranges set by our management.

  INTEREST RATE RISK


     We invest a portion of our available cash in marketable securities, classified as securities owned in our combined statements of financial condition, to maximize yields while continuing to meet our cash and liquidity needs and the net capital requirements of our regulated subsidiaries. We maintain a short-term investment portfolio consisting mainly of U.S. government, U.S. agency, Euro-denominated, Canadian and Japanese government fixed income securities with an average maturity of less than two years. The aggregate fair market value of this portfolio was $214.6 million, $178.3 million and $141.2 million as of December 31, 1999 and 2000 and March 31, 2001, respectively. These securities are subject to interest rate risk and will fall in value if interest rates increase. If interest rates had increased immediately and uniformly by 100 basis points as of December 31, 1999 and 2000 and March 31, 2001, the fair value of the portfolio would decline by $1.7 million, $2.3 million and $1.2 million, respectively. We generally hold these securities until maturity and therefore would not expect our operating results or cash flows to be affected to any significant degree by a sudden change in interest rates.



     In addition, as a part of our brokerage business, we invest portions of our excess cash in short-term interest earning assets (mainly cash and money market instruments), which totaled $349.5 million, $415.2 million and $336.4 million as of December 31, 1999 and 2000 and March 31, 2001, respectively. We also had short-term borrowings of $195.0 million, $117.1 million and $184.6 million as of December 31, 1999 and 2000 and March 31, 2001, respectively, on which we are generally charged rates that approximate the U.S. Federal Funds rate or the local equivalent rate. As a result, we do not anticipate that changes in interest rates will have a material impact on our financial condition, revenues or cash flows.


  EXCHANGE RATE RISK

     Historically, our exposure to exchange rate risk has been managed on an enterprise-wide basis as part of Reuters risk management strategy. We are currently evaluating our own exchange rate risk management strategy. Although we consider our exchange rate risk, in particular that of the U.S. dollar versus the

British pound and of the British pound versus the euro, to be our primary market risk exposure, we do not believe that our exchange rate exposure will have a material adverse effect on our financial condition, results of operations or cash flows. In the future, we may use derivative financial instruments as a means of hedging this risk.

     We manage currency exposure related to our brokerage business on a geographic basis and generally fund our assets with liabilities denominated in the same currency as the assets. We also seek to reduce our exchange rate exposure by periodically converting the various currencies in which we may have positions back to either our functional currency, the U.S. dollar, or either the euro or the British pound, currencies in which we typically have offsetting positions. If we have risk positions in the euro or the British pound, we periodically convert these currencies to the U.S. dollar.


     Approximately $5.8 million, $17.8 million and $28.4 million of our securities owned were denominated in foreign currencies as of December 31, 1999 and 2000 and March 31, 2001, respectively. Of this amount, $5.3 million, $4.8 million and $5.0 million were denominated in euros as of December 31, 1999 and 2000 and March 31, 2001, respectively; $5.1 million and $5.3 million were denominated in Canadian dollars as of December 31, 2000 and March 31, 2001, respectively; $6.8 million and $8.6 million were denominated in British pounds as of December 31, 2000 and March 31, 2001, respectively; and $8.6 million was denominated in Japanese yen as of March 31, 2001. Our resulting exposure to exchange rate risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in foreign exchange rates due to functional versus reporting currency exposure and was $0.6 million, $1.6 million and $2.7 million as of December 31, 1999 and 2000 and March 31, 2001, respectively.



     A portion of our revenues and expenses are denominated in non-U.S. dollar currencies. Approximately 25.5% of our revenues and 29.9% of our expenses as of December 31, 1999, 23.7% of our revenues and 25.3% of our expenses as of December 31, 2000, and 21.0% of our revenues and 23.2% of our expenses as of March 31, 2001 were so denominated. Our profits are therefore exposed to foreign currency risk -- not of a loss of funds but rather of a loss for financial reporting purposes. We estimate this risk as the potential loss in revenue resulting from a hypothetical 10% adverse change in foreign exchange rates on the mix in our profits between our functional currency and the respective reporting currencies of our subsidiaries. On this basis, the estimated risk was approximately $1.3 million and $3.4 million for 1999 and 2000, respectively, and $1.0 million for the three months ended March 31, 2001.


  EQUITY PRICE RISK


     As an agency broker, we do not trade securities for our own account or maintain inventories of securities for sale. However, we own marketable securities of the London Stock Exchange as a result of its demutualization, which exposes us to market price risk. This risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in quoted market prices and amounted to approximately $680,000 and $855,000 as of December 31, 2000 and March 31, 2001, respectively.


  CREDIT RISK ON UNSETTLED TRADES

     We are exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, we have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. We hold the securities that are the subject of the transaction as collateral for our customer receivables. Adverse movements in the prices of these securities can increase our credit risk. Over the last three years, our loss from transactions in which a party refused or was unable to settle and other credit losses have been immaterial.

RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in 1998. This standard requires us to recognize all derivatives as either assets or liabilities in our financial statements and measure these instruments at their fair values. Hedging activities must be redesignated and documented pursuant to the provisions of the statement. This statement becomes effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Subsequently, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, was issued in June 2000 and is effective for all fiscal quarters ending after June 15, 2000. SFAS No. 138 expands the scope of the exception provided in SFAS No. 133 for normal purchases and normal sales. In addition, SFAS No. 138 amends SFAS No. 133's definitions of interest rate risk and credit risk to permit an entity to designate a benchmark interest rate as the hedged risk in a hedge of interest rate risk. The adoption of these statements did not have a material impact on our financial condition and results of operations as of and for the year ended December 31, 2000.

     SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in September 2000 and is effective for fiscal years ending after December 15, 2000. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. In addition, SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. At this time, we do not believe that adoption of this standard will have a material impact on our financial condition and results of operations.

                                    BUSINESS

INTRODUCTION


     We are the world's largest electronic agency securities broker and have been providing investors with electronic trading solutions for more than 30 years. We operate an e-financial marketplace where buyers and sellers worldwide can trade securities directly and anonymously with each other, gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Our customers consist of institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds, as well as broker-dealers. Our revenues consist primarily of transaction fees generated by our securities brokerage and related services. In 2000, we had revenues of $1.4 billion and earned net income of $148.2 million and in the first three months of 2001, we had revenues of $430.7 million and earned net income of $50.1 million.


     Until recently, our e-financial marketplace has centered almost exclusively on serving the needs of institutional investors and broker-dealers in the global markets for equity securities. In the United States, our customers include institutional investors that, as of December 31, 2000, accounted for approximately 98% of the total $10.7 trillion of equity assets under management of the 500 largest investment management firms identified in Nelson's Directory of Investment Managers 2000, as well as more than 700 broker-dealers. We have expanded our operations to Europe and Asia, where we had nearly 1,200 customers as of December 31, 2000, and are continuing to grow. During 2000, our customers used our systems to execute nearly 87.6 million transactions globally, of which
82.4 million transactions were in U.S. equity securities. Those U.S. transactions represented approximately 57.4 billion shares of Nasdaq-quoted stocks and 9.3 billion shares of NYSE-listed stocks. More than 80% of our customers' transactions in U.S. equity securities using our electronic trading systems were executed within our internal liquidity pool. In addition to execution of their equity securities transactions on a global basis, we offer our customers services that enhance our customers' abilities to achieve their trading objectives, including 24-hour trading, crossing services, block trading and portfolio trading, as well as global clearing and settlement of trades.

     In the Spring of 2000, we introduced our global electronic platform for trading fixed income securities. As of December 31, 2000, we provided brokerage and execution services to approximately 100 banks and broker-dealers with respect to approximately 800 separate issues of U.S. government, Euro-denominated government and German mortgage (Pfandbriefe) securities. We are expanding the scope of our fixed income securities activities further to reach a broader base of customers and include additional categories of fixed income securities.

     We have also established a wholesale business targeted at other broker-dealers and service providers. Our principal wholesale offerings currently consist of correspondent clearing and a platform for delivery to individual investors of the types of trading benefits we provide to our existing customer base of institutional and broker-dealer customers. We have begun providing discrete elements of the execution and clearing infrastructure on a wholesale basis primarily to broker-dealers. We plan to expand the range of our wholesale services, in particular to services designed for individual investors, and broaden our wholesale customer base to include other financial service providers, such as banks and mutual funds, and non-traditional service providers, such as companies that want to provide employee stock trading programs.

     We have built our business on a model that incorporates the following four core values:

     - INDEPENDENCE AND NEUTRALITY -- As an agency broker, we do not trade securities for our own account or maintain inventories of securities for sale. As a result, unlike exchange specialists, market makers and other market participants that trade for their own account, we have no interest in or in maintaining the trading spread (the difference between the price offered by a buyer and that asked by a seller) in the Nasdaq market or on an exchange. We also do not pay broker-dealers or other market participants to direct orders to us (referred to as payments for order flow). We avoid conflicts with our customers that interfere with their obtaining better pricing for their trades.

     - ANONYMITY -- Our systems do not require the identity of the ultimate buyer or seller to be disclosed to the counterparty or other market participants at any point in the trading process. We believe that anonymous trading can reduce the potential market impact of large transactions and transactions by certain investors whose trading activity, if known, may be more likely to influence other market activity, and may contribute to improved pricing for our customers.

     - EQUAL AND DIRECT ACCESS -- We provide all of our customers, without regard to their size or volume of trading, with equal and direct access to markets. Direct market access can increase the speed at which trades are executed and level the playing field among market participants. This enhanced market access also allows our customers to have available real-time information on the demand for and supply of one or more securities, a concept commonly referred to as transparency.

     - CUSTOMER EMPOWERMENT -- We use and develop technology to empower our customers to achieve their trading objectives. Our trading services and tools give our customers flexibility in choosing their level of direct participation in carrying out their trades.

     As a result of these core values, we believe that we provide our customers with valuable benefits that help them reach their trading objectives at reduced costs and with greater speed and efficiency.

     To expand the scope of our e-financial marketplace, we have made a number of strategic investments in companies with operations or technology that we believe will enable investors and issuers to better achieve their trading and capital-raising objectives. During the past two years, we have acquired beneficial ownership interests in:


     - 7.5% of TP Group LDC, a consortium that is the majority shareholder of TRADEPOINT FINANCIAL NETWORKS PLC, a U.K.-based electronic equities exchange;


     - 7.8% of W.R. HAMBRECHT + CO., INC., a U.S.-based investment banking firm that enables issuers to conduct auction-based securities offerings via the Internet;

     - 11.1% of the voting interest of ARCHIPELAGO, LLC, an electronic communications network that has applied for registration as a U.S. stock exchange;

     - 12.6% of VENCAST, INC., a U.S.-based company that offers opportunities for capital raising by, and investing in equity securities of, private companies via the Internet; and

     - 25.0% of TRADEWARE S.A., a European-based provider of integrated order routing solutions to broker-dealers in Europe.

     Over the years, we have also acquired a number of other companies. In October 1999, we acquired Montag Popper & Partner GmbH, a German fixed income voice broker. In February 2000, we acquired Lynch, Jones & Ryan, a leading provider of specialized brokerage, research and commission recapture services to pension plan sponsors and managers.

     We were founded in 1969 and, although continuously headquartered in New York since then, have been a wholly owned subsidiary of Reuters Group PLC since May 1987. We opened a London office in 1988 and have since added offices in Frankfurt, Hong Kong, Paris, Sydney, Tokyo, Toronto and Zurich.

INDUSTRY BACKGROUND

  GROWTH IN EQUITY TRADING VOLUME

     Over the past decade, the volume of trading in the world's major stock markets has grown dramatically. For example, from January 1, 1990 to December 31, 2000, average daily trading volume in the Nasdaq market increased at a compound annual rate of 26% from 131.9 million shares to 1.8 billion shares, while on the NYSE, average daily trading volume increased at a compound annual rate of 18%, from 197.6 million shares to 1.2 billion shares.

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     These increases were due to a number of factors, including strong economic conditions and increased issuances of equity securities in the United States and record high returns in U.S. equity markets. Favorable market conditions have increasingly allowed companies to raise capital through initial public offerings, resulting in significant growth in the overall NYSE and Nasdaq market capitalization from approximately $2.3 trillion and $311.0 billion, respectively, as of December 31, 1990 to approximately $12.4 trillion and $3.6 trillion, respectively, as of December 31, 2000. Increased personal wealth and disposable income, greater availability of self-directed investment programs (including employer-sponsored programs) and a trend towards more self-directed individual investing have all contributed to increased public interest in investing in equity securities. This trend has resulted in a greater allocation of investment funds to equity securities which has increased trading volume. In addition, technological innovation, including the emergence of the Internet and market acceptance of electronic brokers, has reduced transaction costs and further stimulated trading activity.

     Growth in non-U.S. markets has paralleled that of the U.S. markets. From January 1, 1995 to December 31, 2000, average daily trading volume on the London Stock Exchange increased from 880.3 million shares to 1.9 billion shares, and on the Tokyo Stock Exchange from 342.2 million shares to 702.2 million shares. A number of factors have contributed to this growth, including increased availability of market information, a growing trend toward public (rather than governmental) ownership of companies in Europe and Asia, greater access to equity investing and advances in trading technology. Additionally, growing interest in the opportunities available in global markets, as well as a heightened focus on diversification, have also resulted in increased cross-border trading.

  U.S. MARKET STRUCTURE

     Until 1968, stock markets operated primarily in a physical environment -- on a trading floor -- through an auction conducted by open outcry. The NYSE continues to operate an auction system on a physical trading floor, with orders for each listed stock being routed on the floor of the exchange, either electronically or physically, to a designated dealer, known as a specialist. In 1971, the Nasdaq system, a new electronic marketplace without a physical trading floor, was introduced as an outgrowth of the traditional and inefficient telephone-based over-the-counter market. Nasdaq dealers, known as market makers, are linked together via a screen-based electronic communications system, known as the Nasdaq quote montage.

     While both of these trading markets have accommodated historical trading patterns and volumes, they have substantial shortcomings, the most significant of which is limited access. Neither market enables buyers and sellers to deal directly with each other. Instead, trading is conducted indirectly through intermediaries -- the specialists, in the case of the NYSE, and the market makers, in the case of Nasdaq. Access to these intermediaries is further restricted. For example, in the case of the NYSE, only a member owning a "seat" on the exchange (or a brokerage firm to which that member has granted the use of his seat) may trade with or through a specialist. Until 1997, when the SEC adopted its Nasdaq order handling rules, only market makers had access to the Nasdaq quote montage. In some cases, investors access a NYSE member firm or Nasdaq market maker through the intervention of yet another securities brokerage firm. Indirect access reduces the speed with which a desired trade is executed. In some cases, this delay may prevent an investor from trading at the last published price of which the investor had knowledge when placing an order for the trade. In addition, an investor with indirect access often has more limited pricing information than others with direct access (such as market makers or the specialists). A recent SEC report determined that indirect access and market fragmentation were primary causes for the longer execution times and significantly larger effective and realized spreads in Nasdaq-quoted stocks than those in NYSE-listed stocks. Market fragmentation refers to a market environment in which prices are determined and orders are executed in a number of different places (physical or electronic) rather than a single place.

     Other shortcomings are also apparent. Paper or telephone-based trading, which continues to be used where access to electronic systems is limited, also reduces the speed of execution and increases potential for errors and disputes. These factors lead to increased costs and market and execution risk for both
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broker-dealers and traders. Sophisticated trading strategies, such as those involving the execution of trades in more than one security or using multiple types of financial instruments, are particularly difficult to accomplish without rapid and direct electronic market access.

     Regulatory and technological developments have led to gradual increases in competition for trading shares that are listed on the NYSE or quoted on Nasdaq. Alternative methods of trading NYSE-listed stocks by non-NYSE members without recourse to the exchange trading floor -- the so-called third market -- have emerged alongside the traditional structure of the NYSE. Off-exchange trading by all broker-dealers, including NYSE members and member firms, has been permitted in those stocks listed or traded on the NYSE after April 26, 1979. Most recently, in May 2000, the NYSE rescinded its Rule 390, which had required all NYSE members and member firms to execute transactions in stocks listed or traded on or before April 26, 1979, only on the floor of the NYSE, subject to some exceptions. Because these stocks accounted for approximately 50% of average daily trading volume in 2000, we believe that the abolition of Rule 390 will lead to increased competition in trading NYSE-listed stocks that were previously subject to the rule. See also "-- Regulation."

     Competition has also developed for trading in Nasdaq-quoted stocks. Most significantly, in 1997, the SEC's order handling rules for market makers and exchange specialists took effect. These rules provided a specified role for ECNs, or electronic systems that widely disseminate buy and sell orders to their participants and permit execution of those orders against each other. The order handling rules deal specifically with the processing of limit orders, which are orders with an associated limit price above which a buyer, or below which a seller, will not trade. In particular, the rules prohibit a market maker or exchange specialist from displaying its own limit order for a security through an ECN at a more favorable price than its published quote unless the ECN publishes its best-priced market maker and exchange specialist orders in that security and permits execution against those orders through Nasdaq. Similarly, a market maker that receives a limit order better than its own published quote, must generally either execute the order, incorporate the limit order price into its published quote or pass the order on to an ECN for public display and execution access.

     The emergence of alternative trading systems (ATSs) -- a term that refers generally to all systems that bring together the orders of buyers and sellers of securities through automated means -- has provided efficient means of access to market centers and has resulted in a shift in liquidity, or trading activity, from the major established market centers to the ATSs. According to Nasdaq, ATSs accounted for 36.3% of the total Nasdaq trade volume in the fourth quarter of 2000.

     Following the adoption of the order handling rules, in 1998 the SEC adopted Regulation ATS, which regulates the operation of ATSs (including all recognized
ECNs) registered as broker-dealers. ATSs may also register as national securities exchanges. To date, three ATSs have applied for exchange status. If the SEC grants these ATSs exchange status, they will gain direct access to the National Market System and the Intermarket Trading System, which will enable them to publicly display orders in NYSE-listed stocks and make those orders available for execution. As exchanges, these ATSs will also become self-regulatory organizations, no longer subject to NASD regulation.

     On January 10, 2001, the SEC approved the NASD's rules changes for the Nasdaq market, known as SuperMontage, which will significantly change the way the Nasdaq market operates, including changing the information displayed on, and the method of operation of, the Nasdaq quote montage. The new structure will combine a computer display containing more bid and offer information about trading interest in individual Nasdaq-quoted stocks than is currently displayed, together with new rules establishing the execution priority of quotes and orders submitted by Nasdaq. Nasdaq has announced that it expects to implement this structure (including previously approved changes to Nasdaq's execution system, known as SuperSOES) beginning in late 2001. The NASD rules as approved by the SEC were significantly modified, and we believe improved, from the proposals previously submitted by the NASD. The SEC conditioned its approval of SuperMontage on the NASD establishing an alternative facility that market makers and ECNs can use to meet their order display obligations. The SEC is also considering making non-exclusive the NASD's role as a collector and distributor of data (known as a securities information

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processor) regarding quotations in Nasdaq-quoted stocks. The NASD's current role as the exclusive information processor gives it financial and other competitive advantages. For a further discussion of SuperMontage, see "-- Regulation" and "Risk Factors -- We Operate in a Highly Regulated Industry and Regulatory
Changes Could Adversely Affect Our Business."

  IMPACT OF TECHNOLOGICAL DEVELOPMENTS

     Innovations in technology, particularly the growth of the Internet, have increased the speed of communications and the availability of information, facilitated the globalization of commerce, and simultaneously decreased the cost of electronic commerce. New methods have developed to enable institutional investors to access and participate in the equity securities markets more easily and less expensively. Electronic markets have substantially reduced the need for intermediation, such as by NYSE members and NYSE specialists or Nasdaq market makers, because direct access is effectively unlimited and technology enhances the ability to determine the best price at which a trade can be executed. These developments, combined with the regulatory changes discussed above that allowed for the emergence of ECNs, have led to dramatic growth in electronic trading and provide us with significant opportunities.

     Technological developments have also affected investing by individuals. Technological advances have created new and inexpensive means for individual investors to access markets directly on-line. As technology continues to improve and regulatory and customer scrutiny of execution and trading services intensifies, we believe that individual investors will increasingly demand institutional-quality services.

  INTERNATIONAL SECURITIES MARKETS

     Until the early 1990s, equity markets outside the United States were generally less developed than those in the United States, with relatively low trading volumes and less advanced trading systems. Thereafter, technological and regulatory changes, other competitive pressures, and increased globalization contributed to increasing trading activity and major structural changes in the established European exchanges, which generally moved to an electronic model. In this model, an electronic system receives and matches orders that are routed through the system. Intermediaries provide execution services to their customers primarily by providing connectivity to the exchange system. We believe that while economic and financial difficulties and disruptions in Asia since 1997 have made trends in Asian securities markets less predictable, similar competitive, demographic and technological developments will lead over time to an evolution in Asia comparable to that in Europe over the last decade.

  FIXED INCOME MARKETS

     The markets for fixed income securities are among the largest in the world, with approximately $20.4 trillion of fixed income securities outstanding as of December 31, 2000, representing $15.8 trillion of U.S. fixed income securities and $4.6 trillion of non-U.S. fixed income securities. In addition, $206.6 billion of U.S. government securities are traded among primary dealers and investors each day. In Europe, the introduction of the Euro has created a single fixed income securities market second in size only to that in the United States. We expect continued significant growth in these fixed income markets as currency translation issues cease to impede the development of a unified pan-European securities market.

     The fixed income markets are far less transparent than the equity markets. Less information is available to investors regarding supply and demand, pricing and trading volume. Trading spreads are generally smaller than those for equity securities, but the overall fixed income trading market is substantially larger. We believe that the emergence of electronic marketplaces will lead to increased trading in fixed income securities.

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OUR COMPETITIVE STRENGTHS

  WE ARE A MARKET LEADER WITH STRONG BRAND AWARENESS

     We pioneered an electronic screen-based trading system and have been providing investors with electronic trading solutions for more than 30 years. We have been a market leader in the trading of Nasdaq-quoted stocks for many years and accounted for 13.0% of average daily trading volume in that market in 2000. For an explanation of how we calculate our trading volumes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Key Statistical Information -- Nasdaq Volume Calculations." Our record daily share trading volume was approximately 240 million shares in 1999, approximately 450 million in 2000 and approximately 580 million thus far in 2001. Our substantial share trading volume, particularly in Nasdaq-quoted stocks, attracts significant customer attention and order flow. In the United States, our customers include institutional investors that, as of December 31, 2000, accounted for approximately 98% of the total $10.7 trillion of equity assets under management of the 500 largest investment management firms identified in Nelson's Directory of Investment Managers 2000, as well as more than 700 broker-dealers. CNBC and CNNfn broadcast live daily from our sales trading centers in the pre-and post-market hours. As a result, we have strong name and brand recognition among institutional investors.

  WE DELIVER COMPELLING BENEFITS TO OUR CUSTOMERS

     We believe that our core values of independence and neutrality, anonymity, equal and direct access and customer empowerment enable our customers to obtain superior execution of their trades, including better pricing and reduced transaction costs than are generally achievable using traditional trading channels. For example, we believe that one of the biggest concerns of institutional investors in securities trading today is the market impact of the disclosure of their identity and trading intentions. Customers, therefore, often seek to break up orders to hide their overall intentions, but if the market becomes aware of a large investor seeking to sell securities, the price of those securities may drop before the investor's position can be fully liquidated. Similarly, market awareness of a large investor seeking to buy a large amount of securities may result in an increase in the price of the securities before the order can be fully executed. By allowing our customers to trade directly but anonymously, we reduce the potential for this market impact, which we believe can result in better pricing for the customer.

     We believe that we allow our customers to obtain significant price improvement and reduced transaction costs in executing their trades. We calculated that, through use of our equity trading system, our institutional customers saved $2.7 billion of costs through price improvements and reduced transaction costs during the 12-month period ended on September 30, 2000, based on our analysis of a report by Plexus Group, an independent market research group, that calculated Instinet's price improvement in basis points savings as compared to the Plexus Group benchmark. Recently, we were ranked the top agency broker for "best execution" in the October 2000 edition of Euromoney based on a poll of over 300 European equity fund managers.

  WE OFFER A BROAD RANGE OF SERVICES

     In addition to trade execution, we offer our customers a wide variety of other services. Companies acting solely as ECNs are generally limited to small order electronic execution and order-routing. Our broader business model extends beyond these functions to include a variety of trading services, research, and clearing and settlement, all of which add value for our customers. For example, we provide services such as:

     - simultaneous execution of multiple orders of securities (known as portfolio trading);

     - trading of large orders (referred to as block trading);

     - automatically matching orders at specified levels (known as crossing);

     - extended hours trading;

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     - technical assistance to customers in inputting orders; and

     - managing the execution of orders for customers over time (often referred to as working orders).

     We also are one of the largest global independent research providers. We permit our institutional customers to allocate a portion of their gross transaction fees (commonly known as soft dollars) to pay for research products provided by us or third parties.

  WE OPERATE GLOBALLY

     Our customers use our systems to trade securities in 30 non-U.S securities markets, and we are members of 13 non-U.S. exchanges. As of December 31, 2000, approximately 900 customers in Europe and approximately 300 customers in Asia had access to the INSTINET(R) trading system. The number of transactions in non-U.S. equity securities executed through our systems has grown from approximately 0.3 million transactions in 1996 to 5.2 million transactions in 2000.

     In addition, we operate a substantial research business outside the United States and have introduced our fixed income platform in Europe. We led, and are the largest investor in, the consortium that holds a majority beneficial ownership interest in Tradepoint Financial Networks plc, a U.K.-based, for-profit electronic exchange.

  WE HAVE A PROVEN ABILITY TO INNOVATE AND ADAPT

     Throughout our 30-year history, we have been an innovator in using technology to enhance securities trading, have seized market opportunities and have adapted to numerous changes in our operating and regulatory environment while continuing to grow. Some of our most significant developments include the following:

     - At a time when most investors were paying fixed commissions to trade in NYSE-listed stocks, we pioneered an electronic screen-based trading system that allowed customers to trade without paying fixed commissions.

     - After the abolition of fixed commissions in 1975 placed significant price pressure on our business, we established the first service to display real-time information showing NYSE and regional exchange quotes together on an electronic screen and provided our customers direct access to trade NYSE-listed or regional exchange-listed stocks through the regional exchanges.

     - In 1984, we created an electronic marketplace in which market makers and institutional investors could trade directly among themselves and obtain automated execution of trades inside the publicly quoted spreads for those stocks. In 1989, we enhanced this service by enabling our customers to interact and trade anonymously on our system.

     - More recently, we have adapted to cost and pricing pressures in our equities business, to the introduction of the SEC's order handling rules, which substantially changed activity for Nasdaq participants, and to the adoption by the SEC of Regulation ATS, which imposed new requirements on our activities. We have enhanced and modified our services, lowered our prices and changed our cost structure to adjust to these changes in our operating environment.

     - In response to the increasing volumes in cross-border trading and the fragmentation of securities markets, we offered our customers ways to access multiple liquidity pools. We introduced the first integrated electronic trading platform to permit direct electronic access to equities markets across Europe, together with facilities to negotiate and trade directly and anonymously with other customers.

     - We introduced one of the first order management tools that allowed customers to manage, deliver and execute baskets of securities in the Nasdaq market. We also introduced tools that allow customers to use our technology to enter alternative pricing for trades (commonly referred to as discretionary pricing) or for alternative trade sizes (commonly referred to as reserve book features), which had in the past required a high degree of manual intervention.

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     - We have been an innovator in developing 24-hour trading and crossing capabilities starting in 1995 and 1986, respectively. These new services responded to globalization and continuous availability of information about markets and issuers, and the resulting demand by investors to trade equity securities after traditional exchanges and markets are closed.

  WE HAVE AN ESTABLISHED TECHNOLOGY INFRASTRUCTURE

     We developed one of the earliest e-businesses in any field of commerce and introduced the first screen-based system through which institutional investors could trade Nasdaq-quoted stocks directly with each other. Our technology enables all of our customers to access the liquidity pool within our own electronic marketplace in order to trade these securities with one another. In addition, our customers can use our electronic platforms to connect to other markets in order to trade indirectly with other participants in those markets. We employ proprietary technology that provides a scaleable platform to support our operations. We believe that our ability to use technology effectively to improve our services has been a key component in the development of our business.

OUR STRATEGY

     We intend to continue to use technology to deliver services that empower our customers to reduce their transaction costs, gain price improvement on their trades and better achieve their trading objectives. Our objective is to take advantage of growth opportunities that are arising in the securities industry as a result of changing technology, regulation and market demands. We believe that our leading competitive position, breadth and scale of operations, unique business model, international presence and proven ability to innovate and use technology give us an advantage in this pursuit. In particular, we plan to build on the strengths of our long-established U.S. institutional equities business, which we will continue to enhance.

     The principal elements of our strategy include the following:

     EXPAND OUR STRONG EXISTING BUSINESS AND APPLY OUR EXPERTISE TO ADD NEW SERVICES FOR OUR CUSTOMERS.

     - Fixed income -- In the Spring of 2000, we launched our new fixed income securities trading platform in the United States and Europe, focusing initially on banks and dealers that trade government securities. Our fixed income trading capability is the outgrowth of a two-year development effort. Over time, we will seek to broaden our customer base and offer our customers the ability to trade other categories of fixed income securities, such as U.S. government agency securities, corporate bonds and Eurobonds. We also continuously evaluate alliances with and acquisitions of existing market participants to add additional trading volume to our fixed income trading platform.

     - Wholesale -- We have established a wholesale business targeted at other broker-dealers and service providers. Our principal wholesale offerings currently consist of correspondent clearing and a platform for delivery to individual investors of the types of trading benefits we provide to our existing customer base of institutional and broker-dealer customers. These services strengthen our core equities business by increasing our trading volumes and liquidity to provide our customers and the customers of our wholesale clients with better execution, as well as spreading our fixed costs over larger volumes. We plan to expand the range of the capabilities we offer on a wholesale basis to include "private label" solutions -- combinations of any of our trading, execution, clearing and custody capabilities. We also intend to develop additional services designed for individual investors and offer wholesale clients "broker-in-a-box" services -- complete packages of all elements for a individual investor trading platform.

     - Research -- Consistent with our agency approach, we believe the market for information can benefit from greater availability of research provided by independent analysts who have no actual or potential conflicts of interest with respect to the companies they analyze. We believe our business model can also generate other efficiencies and cost-saving opportunities in the market for information. We are planning to add other third party research providers, as well as expanding our

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       proprietary research offerings to include new quantitative and technical research business products and applications for our trading research business. We also are developing an Internet-based electronic platform that will give our customers direct access to a comprehensive line of research-related services, including proprietary, co-branded and independent third-party research.

     CONTINUE TO EXTEND THE REACH OF OUR INTERNATIONAL BUSINESS. We believe that international markets offer the most significant growth opportunity for our institutional equities business. In addition, international markets present high potential growth for our fixed income business.

     - Europe -- We are expanding our European equities business, introducing services that add value for our customers, while managing our costs to allow us to respond to anticipated future pricing pressure. We launched our fixed income business in Europe and are increasing the range of European fixed income products we offer.

     - Asia -- We are in the early stages of developing our Asian institutional equities business. We are also developing our capabilities for fixed income trading in Asia, both directly and indirectly, through alliances with leading market participants.

Although our research and wholesale businesses are at a relatively early stage of development outside of the United States, we believe that increasing globalization of investment and increased self-directed investing in Europe and Asia will offer large growth opportunities internationally for these businesses.

     CONTINUE TO ENHANCE OUR TECHNOLOGY. We plan to continue to improve our technology both to provide improved services and to contain costs. For trading in equity securities, we have developed and are currently testing technology that directs customer orders (known as order-routing) to the best available market at the time of receipt.

     In addition, we are developing a new, more flexible platform for our communications with, and connections to, our customers.


     PURSUE SELECT ACQUISITIONS AND STRATEGIC ALLIANCES. We plan to continue to supplement our internal growth through select acquisitions of businesses or technologies that will enable us to enter new markets, provide services that we do not currently offer or advance our technology. We will also continue to enter into strategic alliances and make further strategic investments in companies that we believe are well-positioned to capitalize on potential changes in the industry. As a result, we engage in discussions on a regular basis regarding various types of transactions, including possible acquisitions or investments, some of which could be material to us. We may agree to pay the consideration in connection with a transaction in cash, our securities or some combination of the two. Some acquisition transactions that involve our securities could have a dilutive effect on our earnings per share. We are not currently contemplating any transactions that would result in the issuance of a material amount of our common stock, compared to the total amount of common stock outstanding. However, it is possible that the number of shares of our common stock that may be issued in connection with a transaction could constitute a material portion of our then outstanding common stock not held by Reuters. See "Risk Factors -- Future Sales of Our Shares Could Adversely Affect the Market Price of Our Common Stock." At present, we have no agreements or understandings for any material acquisitions or investments. See "Recent Developments."


     APPLY OUR BUSINESS MODEL TO CAPITAL RAISING. We believe that there is a significant opportunity for our business model, which emphasizes our core values of independence and neutrality, anonymity, equal and direct access and customer empowerment, to be applied to capital-raising services. As technology has empowered investors with easier and lower cost access to information and markets, permitting them to interact more directly in the markets, we believe the same opportunities may exist in capital raising. Technological solutions may help issuers and investors to achieve their capital-raising and trading objectives by allowing a technology-based exchange of information between investors and issuers and by enabling more direct interaction between issuers and a broad range of potential investors. For example, we believe that issuers and investors in primary and secondary offerings may benefit through electronic auction-based methods for pricing and selling securities.

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INSTINET -- THE EFINANCIAL MARKETPLACE(SM)

  OUR GLOBAL INSTITUTIONAL EQUITIES BUSINESS

     We offer our customers a broad range of trade, execution and ancillary services, enabling them to trade equity securities directly with each other through our system, as well as with other investors in 40 securities markets throughout the world. The size, nature and geographic distribution of our customers have generated a distinct pool of liquidity within our electronic marketplace that enables those customers to trade securities directly with each other at lower costs and better prices than they generally can obtain in the traditional markets. On a worldwide basis, in 2000, our customers used our platform to complete a total of approximately 88 million transactions, representing an average of approximately 350,000 transactions each trading day.

     We are one of the largest ATSs participating in Nasdaq. We accounted for 13.0% of average daily trading volume in Nasdaq-quoted stocks during 2000. Our average daily trading volume in Nasdaq-quoted stocks has increased at a compound annual rate of 32% from 57.6 million shares in 1995 to 227.7 million shares in 2000. For an explanation of how we calculate our Nasdaq trading volumes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Key Statistical Information -- Nasdaq Volume Calculations."

     We also accounted for 2.4% of the total number of shares of NYSE-listed stocks traded during the period from January 1, 1995 to December 31, 2000. Our average daily trading volume in NYSE-listed stocks increased during that period at a compound annual rate of 43% from 6.1 million shares in 1995 to 37.0 million shares in 2000. Our transactions in non-U.S. stocks during that period increased from approximately 0.1 million transactions in 1995 to 5.2 million transactions in 2000, representing a compound annual growth rate of 107%.

     Customers

     Institutional investors (including mutual funds, hedge funds, pension funds, banks, insurance companies and investment portfolio managers) and market professionals (broker-dealers, including Nasdaq market makers) are the core of our customer base. We provide our equities trading services to a total of nearly 3,100 customers, of which approximately 900 are in Europe and 300 are in Asia. In the United States, our customers include institutional investors that, as of December 31, 2000, accounted for approximately 98% of the $10.7 trillion of equity assets under management of the 500 largest investment management firms identified in Nelson's Directory of Investment Managers 2000, as well as more than 700 broker-dealers.

     Our U.S. customers fall into four broad categories:

     - large institutional customers, generally mutual fund managers;

     - middle market customers, typically smaller institutions;

     - investment portfolio managers; and

     - broker-dealers.

     We tailor our services to meet the distinct needs of each of these categories.

     Services

     We offer our customers a broad range of trade execution and other services including the following:

     Execution Services. We enable our customers to view market information and execute trades directly with each other over our electronic platform and to trade with other investors in 40 securities markets worldwide. Direct trading between our customers over our platform creates a deep liquidity pool, in particular for Nasdaq-quoted stocks. Customers can also access market makers or ECNs through us. In the case of stocks listed on the NYSE or any other exchange, we primarily provide connections to the exchange and, in the case of the NYSE, the specialist for each listed stock, although our customers can trade directly with each other over our platform.
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     For non-U.S. securities that are not traded in U.S. markets, although our customers can trade directly with each other over our platform, we primarily provide direct connections to the principal non-U.S. exchanges on which those securities are listed. We are members of 13 non-U.S. exchanges and provide our customers with direct access to those exchanges to execute their trades. For more than 10 additional non-U.S. markets, we provide access through local exchange members with whom we have clearing arrangements.

     Negotiating Orders. Our technology allows our customers to communicate anonymously both with all customers and with specific customers who have placed an order. As a result, customers can determine whether there is interest by another customer in a potential transaction and negotiate the volume and price of that transaction, all directly and anonymously through our system, without requiring any intermediation from anyone or displaying any of the communications or negotiations to other customers. This capability facilitates the execution of large orders and also allows customers to manage the delivery and execution of their orders by themselves to minimize the market impact of a large order and obtain price improvement.

     Order Routing. Our customers can elect to make use of our smart order routing technology, which automatically routes their trades among the various markets to which we are connected to obtain better execution.

     Sales Trading Assistance. We have a dedicated group of sales traders who provide our customers with various types of trading assistance. They provide technical assistance in the use of our screen-based trading system. Customers can also place orders by telephone with our sales traders, who enter the orders into our system on the customers' behalf. Our sales traders can also work orders to manage the execution of a large order over time for a customer to attempt to reduce the market impact and achieve price improvement. For example, they may divide a large order into a series of smaller orders that are entered over a period of time, possibly at different prices. In addition, our sales traders are available to assist our customers with their portfolio trading.

     As of December 31, 2000, we had 322 sales traders, of which 157 were located in North America, 132 in Europe and 33 in Asia. In Europe, for those areas where we do not have a local presence, our sales traders in London are responsible for providing brokerage services to those customers and coverage of those markets. London also has a specialized desk to service European portfolio traders. In Asia, we provide coverage of our Japanese customers and the Japanese market through our Tokyo office, with the remainder of Asia serviced through our Hong Kong office. Our Sydney office covers domestic Australian trades. We also have coverage in each of our offices in the United States, Canada, Europe and Asia to assist customers who wish to place orders in a different region (for example, a European institutional investor seeking to trade a U.S. or Japanese equity security). These cross-region trades are also covered by our sales traders for that market, thereby affording our customers in other regions access to local market expertise. Because we have offices worldwide, we also are able to provide trading assistance to our customers 24 hours a day without requiring additional sales traders to be staffed in any one office on a continuous basis throughout the day.

     Extended Hours Trading. Our customers can input orders for a security and execute the trade with other customers in our liquidity pool before, during and after normal market hours. This service has allowed us to expand globally to include customers and markets in Europe and Asia, whose trading hours do not coincide with those in the United States. It also permits us to make the liquidity pool generated by our customers available on a 24-hour basis. Extended hours trading has been a particularly important innovation for our customers when material information about a market or company is released or reported after that market or the principal market for that company's securities is closed. When a pre- or post-market, price-moving event occurs, market participants can interact directly at their election to discover a price, which could be significantly different from the closing price, at which they can trade following dissemination of news regarding the event. For example, after Nortel Networks announced lower than expected third quarter revenues following the close of regular trading on October 24, 2000, over 10 million Nortel shares traded through our system before the market opened on October 25, 2000. This represented approximately 60% of average daily trading volume of Nortel Networks during the prior 90-day period.

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     Crossing.  Through our GLOBAL INSTINET CROSSING,(TM) we enable customers to enter buy or sell orders in U.S. traded securities for execution in a "crossing session." In a crossing session, we electronically aggregate all orders to buy or sell at a pre-specified time; match (or "cross") them with other orders to sell or buy, respectively, and automatically execute them at a pre-specified price. A crossing trade will be executed only if there is a counterparty for that order (or portion of an order). Our crossing service provides an electronic platform with enhanced liquidity for block trades and better pricing outside regular trading hours than traditional brokerage or other intermediaries might provide, together with the reduced trading risk of a pre-determined trading price. We have a number of crossing sessions both during and outside regular trading hours, the most significant of which is in the evening. Following the close of the market each day, we have one crossing session for orders priced at that day's closing price. On average in 2000, during each evening crossing session we received buy and sell orders from 450 customers for approximately 125 million shares of which trades were executed for approximately 15 million shares. Before the market opens, we have another crossing session using the volume-weighted average price for the previous day. In addition, we plan to launch a crossing system for Japanese equity securities through a 50-50 joint venture with Salomon Smith Barney, which operates in Japan through Nikko Salomon Smith Barney Ltd.

     Portfolio Trading. Our trading services also include portfolio trading, which allows a customer to execute multiple orders in a number of different securities simultaneously, including both orders to buy and sell shares of stock as well as securities that are based on an index or basket of stocks. This portfolio trading capability, combined with our global access, also enables our customers to manage and execute portfolios of securities denominated in a number of different currencies.

     Research. We provide proprietary and third-party research to our institutional investor customers, generally on a soft dollar basis, as described below in " -- Our Research Business."

     Plan Sponsor Services. As part of our transactional services to pension plans and other funds through their sponsors, such as corporations, unions, state and local governments, endowments and foundations, we enable pension plan and other fund sponsors to recapture a portion of the gross transaction fees that the fund managers pay us. As of December 31, 2000, we provided these services to 1,100 pension plans and other funds.

  OUR FIXED INCOME SECURITIES BUSINESS

     Since the Spring of 2000, we have offered dealers and market makers in the United States and Europe a platform for trading U.S. and European government bonds. We offered approximately 220 U.S. government bonds, 310 Euro-denominated government and 260 German mortgage bond (Pfandbriefe) products, as of December 31, 2000. We plan to extend our trading platform to include U.S. federal agency bonds in the first half of 2001 and other products such as Eurobonds and corporate bonds thereafter.

     Our subsidiary, Montag Popper, a leading German fixed income broker, provides us with a presence in an important market in Europe. We are also pursuing a number of other strategic arrangements in Europe and Asia with other market participants in order to increase the scope and liquidity of our fixed income securities business.

     Customers

     We are focusing our marketing efforts on banks and securities dealers, and as of December 31, 2000, had over 100 customers, with 26 in the United States (including 24 of the 26 primary dealers in U.S. government securities) and 75 in Europe, representing a total of over 750 traders.

     Services

     We perform the same agency trading role for our fixed income customers as for our equities customers, with a newly developed electronic fixed income trading platform that operates separately from our equities platform and that permits similar direct access, anonymous trading and the opportunity for

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

reduced transaction costs. Our fixed income platform is available to customers in both the United States and Europe. We support our electronic trading capability with sales traders based in New York, London and Frankfurt. We offer simultaneous communication of trade execution data to our customers' trading desks and clearing and settlement information to their middle- and back-offices, commonly referred to as "straight-through processing." Straight-through processing can reduce costs and errors associated with our customers' manual keyboard entry of execution data into their recordkeeping, risk management and settlement systems.

     Starting in July 2000, we introduced a number of services on our fixed income platform. We now offer basis trading (joint trading of a bond together with a number of futures contracts, which is generally used to neutralize market risk) and facilitate trade execution for futures contracts in Europe. In addition, we enable our customers to execute swaps in U.S. government securities, and spread trades (the simultaneous purchase and sale of a bond to take advantage of expected relative changes in bond yields) in Euro-denominated government bonds. We also provide brokerage services in fixed income OTC options in Europe.

  OUR RESEARCH BUSINESS

     We are one of the largest independent research providers and have offered a variety of investment research-related services for over 15 years. We offer both proprietary research tools and services, including those of our subsidiary, Lynch, Jones & Ryan, as well as independent third-party research.

     We distribute our research services primarily to our institutional customers. In 2001, we plan to provide our customers access to a web-based research site at which they can search for and order a comprehensive line of research services, including proprietary, co-branded and independent third-party research. We are also developing new research products and services to include more market segments and regions.

     Institutional investors often allocate a portion of their gross brokerage transaction fees for the purchase of proprietary and independent third-party research products. The amounts so allocated for those purposes are commonly referred to as soft dollar revenues. We offer soft dollar programs in order to increase the amount of business our institutional customers conduct through us, thereby increasing our transaction volumes and the depth of our liquidity pool. Substantially all of the research services we provide to our customers are paid for with "soft dollars," although customers can also pay for our research services directly. In 2000, nearly one-half of our customers obtained proprietary and third-party research services from us on a soft dollar basis. We made $131.2 million in soft dollar payments to independent research providers on behalf of our customers in 2000. These payments are recorded by us as an expense on our financial statements included elsewhere in this prospectus, and are equal in amount to the corresponding soft dollar revenues from our customers.

     Our proprietary research tools and services for our customers include the following:

     - TRADING RESEARCH GROUP provides portfolio managers and traders tools that track and evaluate trading costs by strategy, broker, market or stock.

     - RESEARCH AND ANALYTICS is an integrated equity workstation that provides users with real-time quotes and news as well as advanced analytics. Users can screen, sort and rank a broad universe or list of stocks by a wide variety of technical and fundamental indicators. It is currently deployed on over 2,000 customer workstations.

     - INVESTMENT STRATEGY GROUP produces quantitative research, in the form of both models and customized analysis, as well as general market commentary.

     - TECHNICAL ANALYSIS GROUP produces packaged and customized technical analysis, as well as daily market commentary.

     - REDBOOK publishes fundamental research on retail and related sectors. Its REDBOOK RETAIL SALES AVERAGE is recognized as a leading indicator of economic activity.

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

     - THE GREAT LAKES REVIEW focuses on uncovering stock opportunities among lesser-known companies in the Midwest.

  OUR WHOLESALE BUSINESS

     We have also established a wholesale business targeted at other broker-dealers and service providers. Our wholesale offerings currently consist of correspondent clearing and a platform for delivering to individual investors the types of trading benefits we provide to our existing base of institutional and broker-dealer customers.

     Currently, we make available to broker-dealers and other service providers various discrete elements of the infrastructure and technology solutions in our e-financial marketplace to enable them to better meet the needs of their customers. We operate this business on a "menu" basis by allowing our customers to select from a range of our services that may be suited to their customers' needs. For example, our wholesale customers can provide their customers access to our global institutional equities trading platform, through which trades may be executed either within our internally generated liquidity pool or through access to the principal market. By providing these customers of our wholesale customers access to our internally generated liquidity pool, we also expect to further strengthen our core equities business by adding additional liquidity and simultaneously spreading our fixed costs over greater volumes.

     In the United States, wholesale customers can also provide their customers with access to our correspondent clearing services. We began providing correspondent clearing services to customers in October 2000 and currently provide these services to two securities brokers in the United States. Our services are designed to meet the needs of active retail and institutional traders seeking electronic access to markets and related services. In addition to transaction processing, clearing and settlement of trades, recordkeeping and financing, wholesale customers are provided with a broad range of products and services oriented toward the retail investor community. These products and services include:

     - trading of equity and fixed income securities and options;

     - access to over 4,000 mutual funds in a "supermarket" structure;

     - margin and IRA accounts;

     - electronic delivery of statements, confirmations and prospectuses; and

     - banking products such as sweep accounts, checking accounts and debit cards.

  CAPITAL RAISING

     We have a 7.8% investment in WR Hambrecht with an option to buy additional shares in the event WR Hambrecht becomes a publicly-traded company. WR Hambrecht has developed OPENIPO(R), a system that allows issuers to conduct auction-based securities offerings over the Internet. We have formed an international joint venture with WR Hambrecht, in which we hold a 60% interest, which proposes to develop and launch the OPENIPO(R) concept in Europe and Asia. We are currently evaluating strategies for this venture.

CLEARING AND SETTLEMENT OPERATIONS

     We provide clearing and settlement services in nearly all of the markets in which we execute trades for customers. Our clearing and settlement operations are similar in design and function to other clearing brokers. We self-clear through our subsidiary, Instinet Clearing Services (ICS), which uses our proprietary CLEARING INFORMATION SYSTEM(TM) (CIS) to handle customer ticketing, processing of allocations and communications with industry clearing agents, depositories and books and records processing providers. For processing of books and records, ICS uses Automatic Data Processing, Inc. (ADP) in the United States, Nomura Institute's I-Star system in Japan and ACT Fiscal for all other non-U.S. business. We also clear and settle for customers who have a contract with ICS. With respect to these trades, we are responsible for a variety of activities that take place after a securities trade has been executed, including confirmation of trades before settlement, submitting executed transaction information to industry clearing and settlement

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utilities, managing failed trades, communicating trade and settlement data including allocations to customers, management of corporate actions and updating and maintaining Instinet's books and records.

EXCHANGE MEMBERSHIPS

     Overall, we are a member of 20 exchanges in North America, Europe and Asia, and we continue to develop our direct connections to non-U.S. exchanges. The following chart shows our various exchange memberships:

                              EXCHANGE MEMBERSHIPS

          NORTH AMERICA                     EUROPE               ASIA-PACIFIC REGION
  ------------------------------   ------------------------   -------------------------
  American Stock Exchange          Amsterdam Stock Exchange   Australian Stock Exchange
  Bermuda Stock Exchange           Frankfurt Stock Exchange   Hong Kong Stock Exchange
  Boston Stock Exchange            London Stock Exchange      Tokyo Stock Exchange
  Chicago Board Options Exchange   Milan Stock Exchange
  Chicago Stock Exchange           Paris Stock Exchange
  Cincinnati Stock Exchange        Stockholm Stock Exchange
  Pacific Exchange(1)              Swiss Stock Exchange
  Philadelphia Stock Exchange      virt-x(2)
  Toronto Stock Exchange

---------------
(1) In March 2000, the Pacific Exchange and Archipelago announced a plan, which remains subject to SEC approval, to merge the equities division of the Pacific Exchange with Archipelago to create a fully electronic national securities exchange.

(2) Tradepoint and a part of the Swiss Stock Exchange merged to form virt-x, a pan-European equity securities exchange, on February 5, 2001.

MARKETING AND ADVERTISING

     Our marketing strategy is focused on three goals:

     - building corporate brand awareness;

     - attracting new customers; and

     - retaining our existing customers and cross-selling value-added services to them.

     We pursue these goals through a combination of marketing communications through media (for example, in exchange for information about our extended hours liquidity pool, CNBC and CNNfn broadcast live daily segments from our trading floor in the pre- and post-market hours explaining market activity), print and broadcast advertising, interactive marketing on our own Internet website and other on-line channels, sponsorship of customer events, direct one-on-one marketing, traditional public relations, a variety of alliances and co-marketing programs and the production of client premiums and promotional items. Through our website, prospective customers can get detailed information on our services, as well as news about us and our market environment. We also distribute Instinet Research's proprietary reports to a variety of journalists. We design our advertising campaigns and other communications activities to educate the marketplace regarding the nature of our e-financial marketplace, our services and our business model.

     As of December 31, 2000, we employed a global team of 18 employees (11 in the United States, 5 in Europe and 2 in Asia) engaged in marketing and advertising activities.

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OUR TECHNOLOGY AND INTELLECTUAL PROPERTY

  TECHNOLOGY

     Our sophisticated and proprietary technology connects us to our customers, automates traditionally labor-intensive securities transactions, provides us with a platform to support our operations, and is an important part of our compliance activities. We believe that our ability to use technology effectively to expand and enhance our services has been a key component in the development of our business.

     Our systems provide customers with efficient service and have a proven track record of scalability and adaptability as usage has increased and service and product offerings have expanded. Our systems are designed to be interoperable and flexible. For example, our core matching systems use an architecture that allows us to independently develop and evolve the functionality of the systems in different areas as business needs and opportunities demand.

     To enhance the capacity and reliability of our systems, we have established two main data centers located in Jersey City, New Jersey and Bedford, Massachusetts. They are fully redundant with each other, allowing us to continue operating from either site should the other site fail. We also have two subsidiary data centers and distribution points in London serving European clients. These facilities support our trading and execution systems, clearing and settlement operations and customer interfaces.

     Our central order matching engines for our institutional equities trading platform, including our crossing services, and fixed income platform, which provide order management functions, use sophisticated technologies including Linux, Sun Enterprise Servers, Tibco's Rendezvous and Java and Enterprise Java Beans (EJB).

     Currently, our customers can access our trading systems through INSTINET(R) display screens, direct links to our systems from those of our customers using the FIX or other protocols, or our proprietary software. All of these methods of connecting to our trading systems are by means of a dedicated network provided by Radianz. We are currently seeking to develop technology that will allow us to replace our proprietary systems of communications and connectivity with an Internet-based system that will shift communications and connectivity requirements to our customers.

     In the future, we expect to continue to make future significant investments in systems technology to upgrade services for the development of our business.

     In order to deal with increasing demands on our execution and clearing capacity in our equity securities trading system due to greater service levels and external circumstances such as decimalization, we have a team of 15 employees dedicated to managing our capacity. We believe that it will be important not only to add capacity in the future, but to make this capacity more flexible to handle the complexity of changing circumstances. In the first quarter of 2001, we expect to have in place a test network to simulate complex system trading scenarios and to perform various stress and performance tests on our capacity. In addition, we have other ongoing capacity projects relating to clearing and other areas.

  INTELLECTUAL PROPERTY

     To protect our proprietary technology and intellectual property rights, we rely primarily on patent, copyright, trade secret and trademark law. We principally use material, software and technology that we have developed and that are protected by our own intellectual property rights. However, we also use a limited amount of material, software and technology that is protected primarily by intellectual property rights belonging to third parties. We have taken measures to register and protect our tradename, trademarks and service marks both in the United States and in various countries throughout the world. Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our proprietary rights.

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COMPETITION

     The financial services industry generally, and the securities brokerage business in which we engage in particular, is very competitive, and we expect competition to intensify in the future. We expect to face competition from a number of different sources varying in size, business objectives and strategy. In our various businesses, we compete with the following entities and types of entities, among others:

     - market makers and other traditional broker-dealers (including many of our own customers) acting as agent or principal;

     - traditional and electronic trading methods in use on U.S. and international exchanges, including NYSE specialists and the electronic matching systems of international exchanges;

     - Nasdaq's trading services that enable NASD members to trade electronically in Nasdaq-quoted stocks, such as SelectNet and the planned SuperMontage and SuperSOES structures;

     - the NYSE's Institutional XPress(TM) and NYSE Direct+(TM) products;

     - ECNs, electronic brokers and other electronic trading systems, including but not limited to Bloomberg Tradebook, the Island ECN, Archipelago and eSpeed;

     - automated trade execution services developed by third party vendors for commercialization in a wide range of financial products markets;

     - trading system software companies; and

     - consortia comprised of leading financial institutions and service providers, such as BrokerTec Global LLC and EuroMTS.

     In our institutional equity securities business, we compete on the basis of a number of factors, including:

     - total transaction cost;

     - amount and frequency of price improvement;

     - the depth and breadth of our liquidity pool;

     - our speed and quality of connectivity to other trading markets;

     - reputation; and

     - the quality and availability of our value-added brokerage and research services.

     We have experienced intense price competition in our equity securities business in recent years. We believe that the downward pressure on prices will continue as a result of the following factors:

     - continuing advances in technology;

     - price competition by ECNs, electronic brokers and trading systems;

     - customer awareness and regulatory scrutiny of execution costs; and

     - continuing unbundling of financial services.

     To maintain our customer base and attempt to counter this pressure, we seek to continue to innovate and use technology on a global basis to reduce costs; increase customer awareness of the value of price improvement and the benefits we provide as a result of our core values of independence and neutrality, anonymity, equal and direct access and customer empowerment; provide value-added brokerage, research and other services not generally available through ECNs or other electronic systems; and enhance our liquidity pool and the related benefits.

     In our new wholesale and fixed income businesses, we face competition from traditional broker-dealers, electronic brokers, ECNs and other electronic trading systems, and also from other competitors

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and potential competitors referred to above. We expect to compete on the basis of a number of factors, including:

     - quality, cost and speed of execution;

     - differentiated services including trade consulting support and other value-added offerings; and

     - our speed and quality of connectivity to customers and to other trading markets.

     Many of the financial service providers with which we compete are substantially larger than we are and have substantially greater financial, technical, marketing and other resources. Outside the United States, in addition to our U.S. competitors with international capabilities, we compete with banks and other financial institutions that are well-capitalized and larger than we are and may have long-standing, well-established and, in some cases, dominant positions in their trading markets.

     Competition may intensify for the following principal reasons:

     - Commercial banks and other financial institutions have expanded their product offerings to include many of the financial services traditionally provided by broker-dealers. We expect competition from commercial banks to increase as a result of regulatory initiatives in the United States to remove or relax restrictions on combining commercial banks and other types of financial service providers.

     - Consolidations and alliances among broker-dealers and between commercial banks and broker-dealers have resulted, and we believe will continue to result, in increasingly large and well-capitalized financial service providers. Consolidation has occurred between multi-service financial institutions and market makers (including exchange specialists) that could result in better capitalized market makers that compete directly with us and our agency brokerage model.

     - ECNs who apply for and receive status as securities exchanges under Regulation ATS will be able to benefit from direct connectivity to the Intermarket Trading System. As a result, these ECNs will have a competitive advantage over us in attracting business in NYSE-listed stocks.

     - Nasdaq and the NYSE have announced plans to become for-profit entities and to introduce services in order to attract order flow and trading volume. Implementation of this plan would put them in direct competition with us for order flow, liquidity and trading commissions.

     - Multi-service competitors are able to cross-subsidize their agency brokerage and market making activities, with which we directly compete, with their revenues and profits from their other activities in which we do not engage, such as principal trading and investment banking.

     - Increased profit levels in the financial services industry have strengthened many of our existing competitors and attracted new competitors to that industry.

     - New competitors have emerged, including companies who provide use of order routers or similar technology, that may not need to have any securities industry experience and potentially may compete against us effectively with lower overhead costs. Some of these competitors may also be better positioned than we are to exploit recent developments in Internet-related technology and to build more attractive or flexible competing products that could capture some of our business.

     - A variety of existing companies may seek to expand their own businesses to compete against us because of the ongoing growth of the securities markets, the relationships between information and trading, and the importance of technology in creating efficient trading systems. These potential competitors could include companies that provide trading services for products and services other than securities, software companies, information and media companies, and other companies that are not currently in the securities business.

Our e-financial marketplace competes with Nasdaq as a trading venue for Nasdaq-quoted stocks. We own an equity interest of approximately 0.9% in Nasdaq. The NASD regulates the activities of our U.S. broker-dealer subsidiaries through its own subsidiary, NASDR, and also operates and regulates Nasdaq. The NASD is thus able to propose, and often obtain, SEC approval of rule changes that we believe can be

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to Nasdaq's competitive benefit as a securities marketplace and our competitive disadvantage. In addition, we are required to provide quotation data to the NASD in its role as an exclusive securities information processor, and the NASD then collects a fee from market participants to whom it disseminates these data. The SEC conditioned its approval of SuperMontage on January 10, 2001 on the NASD establishing an alternative facility that market makers and ECNs can use to meet their order display obligations. The SEC is also moving toward making the NASD's role as a securities information processor non-exclusive in the future, the NASD's current exclusive role provides it financial and other competitive advantages. See "-- Industry Background" and "-- Regulation."

     For a further discussion of the risks relating to our competitive environment, see "Risk Factors -- We Face Substantial Competition That Could Reduce Our Market Share and Harm Our Financial Performance."

REGULATION

     As a securities broker, an ATS, an ECN and an operator of a clearing business for our own customers and third parties, we are subject to extensive regulation in the United States and in certain other jurisdictions in which we operate. This regulatory framework generally applies directly to our affiliates that are registered or licensed in the various jurisdictions. Instinet Corporation, Instinet Clearing Services, Inc., Instinet Fixed Income Inc. and Lynch, Jones & Ryan are each registered as broker-dealers with, and are subject to regulation by, the SEC and other entities, as described below.

     The purpose of these regulations is to generally safeguard the integrity of the markets and to protect the interests of investors participating in those markets, rather than the interests of securities firms or their creditors or stockholders. As a result, these regulations cannot be expected to protect or further the interests of our company and may have the effect of limiting or curtailing our activities, including activities that might be profitable. Furthermore, additional rule-making or the initiation of proceedings could adversely affect our business, financial results and condition, prospects and reputation.

     Regulation covers all aspects of our brokerage business, including:

     - registration of offices and personnel;

     - conduct of personnel;

     - acceptance, execution, clearing and settlement of customer orders;

     - trading practices;

     - record keeping;

     - capital structure;

     - sales practices and advertising; and

     - handling of customer funds and securities and supervision of accounts in connection with our wholesale business.

In addition, as an e-financial marketplace, our business may be significantly affected by regulation that extends to substantive matters of the markets for equities securities.

     The various governmental authorities and industry self-regulatory organizations that supervise and regulate us generally have broad enforcement powers. If we fail to remain in regulatory compliance, we could be censored or fined. Alternatively, regulators could issue cease-and-desist orders against us, prohibit us from engaging in some of our businesses, or suspend or expel us or any of our officers or employees from the securities industry. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of non-compliance or alleged non-compliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties. In the case of non-compliance, we could also, in some situations, be subject to civil lawsuits, including by customers, for damages, which could be substantial. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of

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compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other personnel.

  OUR U.S. ACTIVITIES


     The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. Our U.S. brokerage, clearing and fixed income brokerage subsidiaries are registered with the SEC as broker-dealers, and our brokerage subsidiary is also registered with the SEC as an investment advisor. Much of the regulation of broker-dealers has been delegated by the SEC to self-regulatory organizations, including the NASD, which has been designated by the SEC as our principal regulator. The NASD adopts rules (subject to approval by the SEC) that regulate the broker-dealer industry and govern the market structure of Nasdaq. These rules regulate the conduct of our U.S. broker-dealer subsidiaries and their activities in Nasdaq-quoted stocks. The NASD also conducts periodic examinations of the operations of those subsidiaries. Our U.S. broker-dealer and clearing subsidiaries also are registered as broker-dealers in a number of states and are subject to regulation by state securities administrators in states in which they conduct business. Instinet Clearing Services, Inc. and Lynch, Jones & Ryan are also subject to regulation by the regional exchanges of which they are members.


     In addition, our U.S. broker-dealer subsidiaries are members of the Securities Investor Protection Corporation (SIPC). SIPC provides certain protection for customers' accounts in the event of the liquidation of a broker-dealer. SIPC is funded through assessments on registered broker-dealers, including us.


     This regulatory environment is also subject to change. Our business, financial condition and operating results may be adversely affected as a result of new or revised regulations or rules imposed by the SEC, other U.S. regulatory authorities or self-regulatory organizations, such as the NASD. Our business, financial condition and operating results also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by the SEC, other regulatory authorities and self-regulatory organizations.


     Recently, the SEC and the NASD have proposed a number of regulatory changes in an effort to shape or respond to developments in the securities markets and market structure that have resulted from advances in technology and the growth of electronic trading. Because a substantial part of our business involves electronic trading and relies heavily on technological advances, these proposals may have a direct and substantial impact on us.

     The Order Handling Rules

     Starting in 1994, the SEC and the U.S. Department of Justice conducted anti-trust investigations of the NASD and the Nasdaq market, including the market makers, addressing concerns of fraud, price fixing and collusion. In December 1997, 30 major brokerage firms and the Department of Justice entered into a settlement of these anti-trust proceedings. In a report discussing deficiencies in the NASD's oversight of the Nasdaq market and the NASD's failure to enforce broker-dealer compliance with NASD rules and the requirements of the federal securities laws, the SEC specifically noted that we were not a subject of the Department of Justice investigation or the SEC report. In response to the findings of these investigations and consistent with the recommendations in the SEC Market 2000 Report issued in 1994, the SEC adopted the order handling rules for market makers and exchange specialists in 1996. These rules took effect with respect to Nasdaq-quoted stocks in 1997.

     The order handling rules prohibit a market maker or exchange specialist from displaying a limit order for a security through an ECN that is better than its published quote unless the ECN publishes its best-priced market maker and exchange specialist orders in that security and permits execution against those orders through Nasdaq. Similarly, a market maker that receives a limit order better than its own published quote, must generally either execute the order, incorporate the limit order price into its published quote or

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

pass the order on to an ECN for public display and execution access. Regulation ATS, discussed below, requires display of institutional orders that represent the best price on the Nasdaq quote montage.

     When the order handling rules were introduced, we were the first and only existing ECN, and the best bids and offers from our trading system were directly displayed for the first time in the Nasdaq quote montage. The order handling rules, however, facilitated the proliferation of ECNs by providing a role for ECNs in the display and execution of orders. As additional ECNs came into existence, their quotes were also displayed in the Nasdaq quote montage, which has produced greater price transparency for investors in the market for Nasdaq-quoted stocks.

     Since the introduction of the order handling rules, the SEC's Division of Market Regulation has issued a series of "no-action" letters to us over a number of years verifying and extending our status as an ECN in compliance with these rules. The most recent "no-action" letter is valid until June 15, 2001. The Division continues to condition its "no action" position upon, among other things, our representation that we have sufficient capacity to handle reasonably anticipated peak volumes of trading. The Division also conditions its position upon specified limitations on the fees we charge brokers for access to our trading system. We cannot assure you that the Division will continue to extend its "no-action" position or that its applicable rules or the enforcement of those rules will not change.

     In connection with its ongoing examination of the capacity of market participants to accommodate the expected increase in volume as a result of decimalization, the SEC's Division of Market Regulation, in a recent examination, raised issues regarding the adequacy of our capacity, our testing of our capacity limits and our plans for increasing our capacity. The Division expressed concern that, on the basis of materials then available to it, we might not have adequate peak systems capacity, in particular in light of decimalization, and sought further information and documentation regarding our capacity, testing and plans. We have provided the Division with additional information and documentation, which we believe adequately addresses these issues. We believe that our systems capacity, including peak capacity, our testing procedures and our plans for increasing our capacity are adequate and can accommodate the volume of transactions that is expected to result from decimalization.

     Regulation ATS

     In December 1998, following the issuance of the order handling rules, the SEC promulgated new rules relating to the regulation of certain ATSs. The SEC expanded its interpretation of the definition of "exchange" under the U.S. securities laws to encompass a range of electronic brokerage activities, including those conducted by us. At the same time, Regulation ATS permits systems to register as broker-dealers, rather than as national securities exchanges with the SEC, if they comply with the regulation.

     The requirements of Regulation ATS applicable to us include:

     - mandatory public display of, and public access to, best-priced orders displayed within the system;

     - the establishment and application of fair access and capacity, integrity and security standards; and

     - additional notice, recordkeeping, reporting, confidential treatment and other requirements.

We have modified and enhanced our trading systems to comply with Regulation ATS and continue to review and monitor our systems and procedures for compliance.

     SuperMontage

     On January 10, 2001, the SEC approved a proposed NASD rule change, generally known as SuperMontage, that will significantly change the nature of trading in Nasdaq-quoted stocks. The new rules amend the information required to be displayed on and the method of operation of the Nasdaq quote montage. When implemented, SuperMontage will combine an aggregated computer display of stock quotes (sometimes referred to as a quote montage) that will show a greater depth of quotes with new rules for routing orders among broker-dealers and setting the priority of display and automatic execution of quotes. SuperMontage augments the planned changes to Nasdaq's execution system known as SuperSOES, which were earlier approved by the SEC.

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

     The rules as adopted also contain provisions for execution priority that could disadvantage us by comparison to market makers. We are unable to predict the impact that the implementation of SuperMontage will have on our business, but it could cause us to receive fewer orders in Nasdaq-quoted stocks and a reduction in our liquidity pool.

     Abolition of Rule 390

     In addition to our activity in Nasdaq-quoted stocks, since 1969, we provide our customers with access to NYSE-listed stocks, including connectivity to the NYSE and its exchange specialists. Trading patterns in NYSE-listed stocks may shift, however, with the abolition of NYSE Rule 390, which occurred in May 2000. This rule had required that all NYSE members and member firms execute transactions in stocks listed or traded on or before April 26, 1979, during market hours only on the floor of the NYSE, subject to exceptions. Rule 390 had prevented NYSE members from executing some transactions with their customers totally in-house, but it also prevented them from exposing orders in other market centers such as ours. As these stocks accounted for approximately 50% of average daily trading volume in 2000, we believe that the abolition of Rule 390 may eventually lead to increased competition in trading NYSE-listed stocks that were previously subject to the rule. As a result, we will be able to execute trades involving all NYSE-listed stocks on behalf of all of our customers.

     Order Routing and Execution Disclosure Rules

     On January 30, 2001, new SEC rules became effective (with initial implementation to begin in May 2001) that require many market participants, including us, to make detailed public disclosure in electronic form of certain statistical measures of execution quality for orders in equity securities. Market centers must disclose information, categorized by security, size and type of order about the time frames in which orders are executed and on the prices offered by participants relative to each other and the marketplace. The new rules also require securities brokers, including us, to provide detailed disclosure in electronic form regarding their order routing practices.

     These rules will impose additional implementation costs on many market participants including us. Although we have not yet prepared these reports, we believe that our reports under these rules will disclose information regarding trading costs and processes favorable to us, which could help us attract additional customers. However, we cannot predict what impact these rules will have on the number and size of orders we receive from customers.

     Decimalization


     Another uncertainty applicable to the U.S. securities markets is the impact of "decimalization" -- the quoting of stock prices in dollars and cents rather than in dollars and fractions of a dollar (such as 1/8 or 1/16). The SEC had mandated that decimalization be introduced in the U.S. markets no later than April 9, 2001. We, as well as other market centers, including exchanges and ECNs, have made and continue to make additional expenditures to modify our systems to accommodate decimalization and the increased trading and price quotation volume that we and the regulators anticipate will result. It is possible that decimalization will assist investors in obtaining price improvement because improvement in smaller increments will be possible. We believe these developments will benefit us. It is possible, however, that decimalization could also increase the ability of traditional broker-dealers to execute their customers' orders totally in-house, because the additional price risk they would incur to fill orders internally would decrease to as little as a penny a share. Increased in-house trading by traditional broker-dealers could reduce our order flow.


     Regulation of Clearing Activities

     We are a self-clearing broker in the United States through our subsidiary Instinet Clearing Services, Inc. We have also introduced a correspondent clearing business in which we will provide clearing services in the United States for broker-dealers that are not affiliated with us and for other wholesale customers. Brokers that clear their own trades are subject to substantially more regulatory requirements than brokers

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

that rely on others to perform those functions. Errors in performing clearing functions, including clerical, technological and other errors related to the handling of funds and securities held by us on behalf of customers and broker-dealers, could lead to civil penalties imposed by applicable regulatory authorities as well as losses and liability in related lawsuits and proceedings brought by our customers, the customers of our wholesale customers and others. Any liability that arises as a result of our clearing operations could have a material adverse effect on our business, financial condition and operating results.

     In addition, securities industry regulators in the United States are currently reviewing the extent to which clearing firms should be held accountable for the improper activities of the broker-dealers for which they provide clearing services. As we expand our correspondent clearing activities, we cannot assure you that our procedures will be sufficient to protect us from liability for the acts of broker-dealers or other wholesale customers that use our correspondent clearing services under current laws and regulations. We can also not assure you that securities industry regulators will not enact more restrictive laws or regulations or change their interpretations of current laws and regulations in a manner that would increase our potential liability.

     Net Capital Requirements

     The SEC and the NASD, as well as other regulatory agencies and securities exchanges within and outside the United States, have stringent rules with respect to the maintenance of specific levels of net capital by regulated broker-dealers. These rules include the SEC's net capital rule, to which many of our U.S. broker-dealer subsidiaries are subject. The failure by one of these subsidiaries to maintain its required net capital may lead to suspension or revocation of its registration by the SEC and its suspension or expulsion by the NASD and other U.S. or international regulatory bodies, and ultimately could require its liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against the net capital of one of our broker-dealer subsidiaries could limit its operation, particularly those, such as correspondent clearing, that are capital intensive. A large charge to the net capital of one of these subsidiaries could result from an error or other operational failure or a failure of a customer to complete one or more transactions, including as a result of that customer's insolvency or other credit difficulties, and we cannot assure you that we would be able to furnish the affected subsidiary with the requisite additional capital to offset that charge. The net capital rules could also restrict our ability to withdraw capital from our broker-dealer subsidiaries, which could limit our ability to pay cash dividends, repay debt or repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to maintain our present levels of business, or to expand, which could have a material adverse effect on our business, financial condition and operating results.

     Other U.S. Regulation

     The SEC and NASD are currently considering, and we are periodically in discussions with them regarding, other regulatory issues. These currently include:

     - the continuing ability of ECNs to charge access fees;

     - data dissemination requirements; and

     - the capacity of Nasdaq's current trading systems, such as SelectNet.

     The SEC has also indicated that it is reviewing issues concerning the Intermarket Trading System. The NYSE has advocated the redesign or elimination of the Intermarket Trading System, which links market centers that trade listed equity securities, allowing an order to trade a security that is listed on two or more markets to be executed in the market displaying the best price. The NYSE has also suggested that, if the Intermarket Trading System is maintained, access should be limited to exchanges and self-regulatory organizations, such as the NYSE and Nasdaq. The NYSE could also seek to withdraw from the Intermarket Trading System. Changes in the Intermarket Trading System, such as restrictions on our access to the system or the withdrawal of the NYSE from the system or the elimination of the system in its entirety could adversely affect our ability to attract business in NYSE-listed stocks.
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

     We are unable to predict the outcome of the various deliberations and discussions on the evolution of the U.S. equities market structure and regulatory framework, although these issues or other issues of market structure may have a significant impact on our equities business. In this regard, we may consider it desirable to modify our regulatory position to advance our business strategy. Potential steps could include the creation of new subsidiaries regulated in the United States or abroad, the establishment of linkages that would enable us to act as a facility of a regulated exchange, or efforts to register as an exchange to conduct some or all of our business.

     On January 23, 2001, the SEC approved new rules requiring the reporting to the NASD of transactions in specified fixed income securities. These rules will become effective once the NASD's new price reporting and dissemination system for the corporate bond market (TRACE) is in place. If we extend our fixed income trading platform to include corporate bonds, we will become subject to these reporting rules.

     In December 2000, Congress passed the Commodity Futures Modernization Act, which allows single stock futures to be traded on the exchanges and adds guidelines for the SEC's role in regulating some equity based derivative securities. This act also streamlines the regulation of U.S. futures exchanges and limits the jurisdiction of the CFTC. If we were to seek to expand into the execution of options and futures trades, then we would be subject to this additional regulation.

     We expect that our business, especially our communications with and connectivity to customers, will increasingly rely on the Internet and other electronic communications gateways. We intend to expand use of these gateways. Although to date, the use of the Internet has been relatively free from regulatory restraints, the SEC, certain self regulatory organizations and certain states are beginning to address the regulatory issues that may arise in connection with the use of the Internet for securities and financial services transactions. Accordingly, new regulations or interpretations may be adopted that constrain our ability and our customers' ability to transact business through the Internet or other electronic communications gateways and could have a material adverse effect on our business, financial condition and operating results.

 REGULATION OF THE NON-U.S. SECURITIES INDUSTRIES AND INVESTMENT SERVICE
 PROVIDERS

     The financial services industry, including the securities brokerage business, is heavily regulated outside of the United States. We are required to comply with regulatory controls of each specific country in which we or our subsidiaries conduct business, as well as the regulations of each exchange of which we or our subsidiaries are members. As we expand our international operations, we may be required to comply with requirements that are inconsistent with our existing international activities. As a result, the varying compliance requirements of these different regulatory jurisdictions and other factors may affect our business or limit our ability to expand our international operations.

     In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving. In these countries, it may be difficult for us to determine the exact requirements of local laws and regulations in every market, particularly because legal and regulatory developments generally trail technological advances. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a materially adverse effect on our operations in that market and on our reputation generally.

     The securities industry in the member states of the European Union is regulated by agencies in each member state. The European Union, however, requires the mutual recognition of regulatory agencies. This allows providers of investment services, like us, to obtain single authorization which is generally valid throughout the European Union. Because our largest international operations are in the United Kingdom, our principal regulator is the Financial Services Authority. The conduct of our business is also regulated by agencies in each of the other member states in which we provide investment services, including Germany and France. The provision of investment services is also regulated by other agencies in other jurisdictions outside of the European Union in which we operate, such as the Swiss Federal Banking Commission, the

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

Securities and Futures Commission in the Hong Kong Financial Supervisory Agency and the Japanese Ministry of Finance.

     Any of these non-U.S. regulatory agencies, as well as many non-U.S. exchanges of which we are a member, may conduct administrative proceedings against us which can result in censure, fine, the prevention of activities or our suspension or expulsion from their country as an investment services provider. The applicable regulations cover minimum financial resource requirements and conduct of business rules for all authorized investment businesses.

     New regulations, changes in existing regulations or changes in the interpretation or enforcement of existing regulations outside the United States may adversely affect or limit our business or operations and adversely affect our financial condition and operating results.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     From time to time we and our subsidiaries are involved in various legal proceedings arising in the ordinary course of business. We are also subject to periodic regulatory audits and inspections. Neither we nor our subsidiaries are currently a party to any litigation or regulatory examination or inspection that we believe could have a material adverse effect on our business, financial condition or operating results.

PROPERTIES


     We lease all of our office space, most of which is located in New York City, including that of our principal offices located at 3 Times Square, New York, New York. In addition we have lease agreements for office space outside the United States in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo and Zurich. For further information about our leased properties, see "Notes to Combined Financial Statements."



     We moved our principal offices to 3 Times Square in May 2001 pursuant to a sublease we are entering into with an affiliate of Reuters. For further information about this lease, see "Relationship with Reuters After This Offering."


EMPLOYEES


     On March 31, 2001, we had approximately 2,250 employees worldwide. Of those, approximately 1,600 were based in the United States, 550 in Europe and 100 in Asia.


     None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are good.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our directors, director nominees and executive officers as of the date of this offering. Executive officers are appointed by, and serve at the discretion of, our board of directors.


NAME                                        AGE                     POSITION
----                                        ---                     --------
Douglas M. Atkin..........................  38     President, Chief Executive Officer and
                                                   Director
Mark Nienstedt............................  51     Executive Vice President, Chief Financial
                                                   Officer and Director
Kenneth K. Marshall.......................  59     Executive Vice President and Chief
                                                   Operating Officer
Peter Fenichel............................  49     Executive Vice President -- Fixed Income
Jean-Marc Bouhelier.......................  36     Executive Vice President -- U.S.
                                                   Institutional and Professional Business,
                                                   Technology and Global Product Development
Paul A. Merolla...........................  53     Senior Vice President and General Counsel
Michael Galano............................  39     Senior Vice President, U.S. Equity Sales
                                                   and Trading
Marc S. Gerstein..........................  54     Senior Vice President, Corporate Strategy
Andre F. H. Villeneuve....................  56     Director and Chairman of the Board
Peter J. Job..............................  59     Director
Thomas H. Glocer..........................  41     Director
Ian Strachan..............................  57     Director
Rupert Barclay............................  44     Director
John Kasich...............................  48     Director



     DOUGLAS M. ATKIN. Mr. Atkin has been President and Chief Executive Officer of Instinet since 1998. From 1992 to 1998, Mr. Atkin served in London as Chief Executive Officer of Instinet International Limited, in charge of Instinet's non-U.S. operations. Mr. Atkin joined Instinet in 1984. He is a director of Tradepoint Financial Networks plc and WR Hambrecht + Co. In addition, he is a member of the Young Presidents Organization International (YPO) and the U.S. Council for Competitiveness.


     MARK NIENSTEDT. Mr. Nienstedt is Executive Vice President and Chief Financial Officer of Instinet. Mr. Nienstedt joined Instinet in 1985 as Financial Controller and became Senior Vice President and Chief Financial Officer in 1991. He then served as Chief Operating Officer for Instinet International Limited, based in London, from 1995 to 1999. Prior to joining Instinet, Mr. Nienstedt was a Financial Analyst at Martin Marietta Corporation, following six years with Deloitte & Touche in New York as a Certified Public Accountant.

     KENNETH K. MARSHALL. Mr. Marshall is Executive Vice President and Chief Operating Officer of Instinet. Mr. Marshall joined Instinet in October 1998 as Executive Vice President and Chief Administrative Officer. Prior to that, Mr. Marshall served briefly in 1998 as Executive Vice President and Chief Administrative Officer of Reuters America Holdings, Inc. Prior to that time he served as a Managing Director of the global internal audit department of Salomon Brothers from 1993 to 1995 and as Salomon Inc's Chief Administrative Officer and a member of its Management Board from 1995 to 1998. Before joining Salomon, Mr. Marshall was a senior partner of Coopers & Lybrand in New York. Mr. Marshall is a member of the board of directors of Depository Trust Clearing Corporation, The Ronald McDonald House of New York and the Development Board of St. Thomas Aquinas School in the Bronx, New York.

     PETER FENICHEL. Mr. Fenichel has been Executive Vice President of Instinet and responsible for Instinet Fixed Income Markets since 1997. Prior to joining Instinet in 1997, Mr. Fenichel worked for six

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


years at Barclays de Zoete Wedd, Limited in London as a Managing Director and a member of the Global Capital Markets Management Committee and Global Fixed Income Management, as President of BZW Securities Japan Limited in Tokyo and as the company's director at the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Osaka Securities Exchange. From 1989 to 1991, Mr. Fenichel was a Managing Director of Security Pacific Hoare Govett Ltd. He also previously held several senior positions at Bankers Trust Company in New York and Bankers Trust International Limited in London.


     JEAN-MARC BOUHELIER. Mr. Bouhelier is Executive Vice President -- U.S. Institutional and Professional Business, Technology and Global Product Development and has been Chief Operating Officer for the global equities business since June 2000. From 1998-2000, he was Global Equity CTO at Merrill Lynch, and from 1996-1998 he was European Equity & Operations CTO at Merrill Lynch. From 1987-1996, Mr. Bouhelier worked at Banque Paribas Capital Markets as an executive for global business development and technology and was the Global Head of Development for Equities, Fixed Income and Global Operations from 1994-1996.

     PAUL A. MEROLLA. Mr. Merolla has been Senior Vice President and General Counsel of Instinet since March 1999 and is responsible for our legal and compliance functions. Prior to joining Instinet, Mr. Merolla worked at Goldman Sachs from 1993 until 1999, serving as Vice President and Associate General Counsel. During a 10-year career at Drexel Burnham Lambert Incorporated, Mr. Merolla served as Deputy General Counsel and later as General Counsel with The Drexel Burnham Lambert Group Inc. and The DBL Liquidating Trust. He began his legal career as a litigation associate at Shearman & Sterling.


     MICHAEL GALANO. Mr. Galano is Senior Vice President of Instinet Corporation, responsible for U.S. Equity Sales, and is co-head of Instinet's Global U.S. Trading and U.S. Product. Mr. Galano has spent 16 years at Instinet, where he began as an Account Executive. He has assumed increasing responsibilities through the years, including Systems Enhancement Chairman and Senior Vice President of New Sales.



     MARC S. GERSTEIN. Dr. Gerstein is Senior Vice President and head of Corporate Strategy. After working for several years as a consultant to Instinet, he joined the firm in December 2000 in his current role. He is responsible for working with Instinet's Chief Executive Officer and business teams on strategy development and deployment on a global basis. In addition, he coordinates the strategic aspects of the company's government affairs and regulatory activities. Prior to assuming his role at Instinet, Dr. Gerstein was a Visiting Scholar at the Sloan School of Management at MIT and a private consultant. He is the author of numerous books and articles and is a frequent management speaker.


     ANDRE F. H. VILLENEUVE. Mr. Villeneuve served as a director of Reuters Group PLC and non-executive Chairman of Instinet from 1989 until February 2000 when he resigned from the Reuters Group PLC board to become the full-time Chairman of Instinet. Mr. Villeneuve joined Reuters Group PLC in 1967 and subsequently became President of Reuters America in 1982, a director of Reuters Holdings PLC in 1988, and Managing Director of Reuters Asia in 1991. Mr. Villeneuve was responsible for various geographic divisions of Reuters Group PLC and as a director was responsible for strategic planning at Reuters Group PLC in 1998. He also is a director of United Technologies Corporation, CGNU, a U.K.- based insurance company, and of Promethee, a French-based think-tank.


     PETER J. JOB. Mr. Job has served as a director of Reuters Group PLC since 1989. Mr. Job joined Reuters in 1963 and subsequently became Chief Executive Officer in 1991 and has announced his retirement effective July 2001. From 1996 to 1999, Mr. Job served at times as a non-executive director of Grand Metropolitan, Diageo PLC, GlaxoSmithKline plc, Schroders plc and TIBCO Software Inc., respectively. In 1999, Mr. Job became Chairman of the International Advisory Council of Nasdaq. He has also held several advisory positions at various other organizations.



     THOMAS H. GLOCER. Mr. Glocer has been appointed to succeed Peter Job as Chief Executive Officer of Reuters Group PLC upon Mr. Job's retirement in July 2001. Mr. Glocer is an Executive Director of Reuters Group PLC and was Chief Executive Officer of Reuters Information Division (Americas) and Reuters America Inc. from January 2000 until January 2001. Prior to that time, Mr. Glocer served as


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President of Reuters America and President of Reuters Information Division
starting in October 1998. Before Mr. Glocer joined Reuters Group PLC in 1993, he worked as a mergers and acquisitions attorney with Davis Polk & Wardwell. Mr. Glocer is also a director of the New York City Investment Fund and a member of the Madison Council of the Library of Congress and the Corporate Council of The Whitney Museum.

     IAN STRACHAN. Mr. Strachan has been a director of Reuters Group PLC since May 2000. Mr. Strachan served as Deputy Chairman of Invensys plc from 1999 to 2000, and from 1996 to 1999 was Chief Executive Officer and an Executive Director of BTR plc. From 1991 to 1995, Mr. Strachan was Deputy Chief Executive Officer of Rio Tinto plc (formerly RTZ plc). Mr. Strachan is a non-executive director of Transocean Sedco Forex.

     RUPERT BARCLAY. Mr. Barclay has been Director of Group Strategy Development of Reuters Group PLC since January 2000. Prior to joining Reuters Group PLC, Mr. Barclay worked as Director of Group Strategy for Allied Domecq plc from 1997 to 1999. Prior to that Mr. Barclay was a partner at LEK Consulting from 1993 to 1997. Mr. Barclay is a member of the Institute of Chartered Accountants in England and Wales and is a non-executive director of Lowland Investment Company plc.

     JOHN KASICH. Mr. Kasich has been a Managing Director in the Investment Banking Group at Lehman Brothers since January 2001, where he has responsibilities across a range of industry groups, including health care, power and utilities, technology, retail and financial institutions. Prior to joining Lehman Brothers, Mr. Kasich was a member of the U.S. House of Representatives, representing Ohio's 12th Congressional District, from 1983 to 2000, and served as Chairman of the House Budget Committee from 1995-2000. Prior to serving in the U.S. Congress, Mr. Kasich was an Ohio State Senator for four years.

BOARD COMMITTEES

     Our board of directors will have audit, compensation and nominating committees, each of which will assist the board in the discharge of its responsibilities.

     The audit committee will report to our board of directors regarding the appointment of our independent public accountants, the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management procedures and policies relative to the adequacy of our internal accounting controls. Members of the audit committee are appointed by the board and serve one-year terms.

     The compensation committee currently consists of Messrs. Barclay, Glocer and Strachan. The compensation committee is responsible for determining, approving and reporting to the board of directors on all elements of compensation for our officers, including targeted total cash compensation and long-term equity-based incentives. Members of the compensation committee are appointed by the board of directors and serve one-year terms.

     The nominating committee will make recommendations to our board of directors regarding the appointment of directors. Members of the nominating committee are appointed by the board and serve one-year terms.

CLASSES AND TERMS OF DIRECTORS


     Our board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Our certificate of incorporation and by-laws provide that the number of directors on our board of directors will range from six to fifteen. We anticipate that the board will consist of ten directors shortly after the completion of this offering. We expect that three of these directors will qualify as


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


independent directors. As of the date of this prospectus, the following individuals are directors and will serve for the terms indicated:


Class 1 directors (term expiring in 2002)
  Mark Nienstedt
  Rupert Barclay
  Ian Strachan

Class 2 directors (term expiring in 2003)
  Thomas H. Glocer
  Andre F.H. Villeneuve

Class 3 directors (term expiring in 2004)
  Douglas M. Atkin
  Peter J. Job
  John Kasich

DIRECTOR COMPENSATION

     Directors who are not our full-time employees and who are not employees of Reuters will be paid an annual retainer fee in the amount of $50,000, together with a fee of $1,000 for attendance at each meeting of the board or a committee of the board (not to exceed two fees per day). A chairman of any committee of the board will be paid an additional annual retainer fee of $10,000.

     Upon joining the board of directors, directors who are not our full-time employees and who are not employees of Reuters will each also receive a one-time grant of an option to purchase 25,000 shares of our common stock with a per share exercise price equal to the fair market value on the date of grant. This option will vest with respect to 1/60 of the shares underlying the option each month during the five-year period following its grant. However, this option is only exercisable upon the later to occur of (i) the earlier of an initial public offering or six and one-half years following the date of grant and (ii) the date the option vests. Following a termination of a director's service on the board for any reason (including death or disability), that director will be permitted to exercise any vested and exercisable options for one year following such termination and any unvested options will be cancelled. Beginning on the first anniversary of the date a director joins our board and for each year thereafter, this director will receive an annual grant of an option with respect to common stock with a value of $50,000 (based on the fair market value on the date of grant). This annual grant of options will be subject to the same terms and conditions applicable to the initial grant, except that these options will vest 100% on the first anniversary of the date of grant. The options will be granted to the directors pursuant to the Instinet Stock Option Plan. See "-- Instinet Stock Option Plan" below.

     Mr. Strachan will not participate in the Instinet Stock Option Plan, but instead will receive an annual grant of restricted stock with a value of $50,000. With respect to the initial annual grant, the award will be based on the fair market value prior to the public offering, and such award will vest on September 5, 2001. Each subsequent grant will be based on the fair market value on the date of grant and will vest twelve months from the date of grant. The vesting of each annual grant is subject to Mr. Strachan's continued service on the board until the applicable vesting date.

     Directors who are our full-time employees or employees of Reuters will not receive any fees for their services on the board or a committee thereof. We will reimburse all directors for their out-of-pocket expenses in connection with their services on the board or a committee thereof.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information for the fiscal year ending December 31, 2000, concerning the compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers as of December 31, 2000 (we refer to these officers as the "named executive officers").


                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                   ANNUAL COMPENSATION     SECURITIES
                                                  ---------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR    SALARY     BONUS(1)     OPTIONS(2)    COMPENSATION(3)
---------------------------                ----   --------   ----------   ------------   ---------------
Douglas M. Atkin.........................  2000   $500,000   $1,475,000     516,605         $ 40,625
  Chief Executive Officer
Mark Nienstedt...........................  2000    320,000      826,000     172,546           26,000
  Chief Financial Officer
Kenneth K. Marshall......................  2000    350,000      767,000     172,546           28,438
  Chief Operating Officer
Peter Fenichel...........................  2000    300,000      600,000     129,151          760,188
  Executive Vice President -- Fixed
  Income
John Oddie(4)............................  2000    320,000      900,000     172,546              -0-


---------------
(1) The amounts include annual bonuses earned in fiscal year 2000 and paid in fiscal year 2001.

(2) Pro forma to reflect the conversion of our company from a limited liability company to a corporation prior to the completion of this offering, based on a conversion ratio of 1.033209 shares per membership interest.

(3) The amounts disclosed in this column include (i) our contributions under Reuters Retirement Plan, a 401(k) plan, of $13,812 with respect to each of Messrs. Atkin, Nienstedt and Marshall, and (ii) our contributions of $26,812, $12,187 and $14,625 under Reuters non-qualified supplemental retirement plan (which makes up for our matching contributions which are not permitted under Reuters Retirement Plan as a result of tax code limitations) with respect to Messrs. Atkin, Nienstedt and Marshall, respectively. Mr. Fenichel received a special bonus relating to the launch of our global fixed income trading system of GBP500,000 (or $760,188, based on an exchange rate of 1GBP=US$1.5204, which is an average of reported rates for the end of each calendar quarter in 2000).

(4) Mr. Oddie served as Executive Vice President -- Global Equities as of December 31, 2000, but resigned from this position subsequent to the end of that year.

EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with each of Messrs. Atkin, Nienstedt, Marshall and Fenichel. The following are summaries of the material provisions of the employment agreements, which are qualified in their entirety by reference to such agreements.


     Each of these provides for an employment term of three years with an automatic one-year extension unless (a) notice of our intention not to extend the employment term is provided by us to the executive at least six months prior to the end of the then-current term or (b) the executive's employment is terminated sooner under the employment agreement. The agreements provide for an annual base salary of $500,000, $350,000, $350,000 and $350,000 for Messrs.
Atkin, Nienstedt, Marshall and Fenichel, respectively. In addition, subject to our compensation committee's review and approval, each executive is eligible to participate in the annual bonus program we maintain for our senior executives (which may provide awards in cash, restricted stock, options or other non-cash compensation) and the Instinet Stock Option Plan.

     In the event of a termination of an executive's employment by us without "cause" or by the executive for "good reason" (as each term is defined in the applicable employment agreement), we must pay the executive any accrued obligations and, subject to the execution of a release, (i) pay executive's base salary for two years following the termination, (ii) pay a pro rata portion of the executive's annual bonus for the year in which the termination occurs, (iii) pay an amount equal to a specified percentage of the executive's "average bonus" (i.e., the average of the annual bonuses to the executive for each of the prior three complete fiscal years) and
(iv) provide continued medical and health insurance coverage for two years following the executive's termination of employment, provided executive makes all timely payments of premiums, contributions and other co-payments. If an executive's employment is terminated (x) as a result of his death or "disability" (as defined in the applicable employment agreement), (y) by us for cause or (z) by the executive without good reason, we shall pay the executive any accrued obligations, and in the event of termination as a result of death or disability only, a pro rata portion of the annual bonus based on the number of days executive was employed by us during the applicable bonus period.

     Each executive is subject to customary non-disclosure, non-competition and non-solicitation (of employees and customers) provisions during the period of executive's employment with us and for a specified period thereafter.

INSTINET GROUP ANNUAL BONUS PLAN

     Beginning in 2001, under the Instinet Group Annual Bonus Plan, we will establish an annual bonus pool for our entire company, with each major business area sharing in the overall pool. Participants in the bonus plan will be eligible to receive bonuses based on their contribution to the success of their particular business area and our company as a whole. The pool available for bonuses generally will be based on our pre-tax operating profit for the applicable bonus period. Once the overall bonus pool is calculated at the end of the year, the chief executive officer (CEO) and senior management will evaluate the level of success of our major business areas and the CEO will recommend bonus levels for such business areas to our board's compensation committee for approval. Past bonus history will be considered in determining individual distributions; however, individuals may receive more or less than they have in the past. As of the beginning of the applicable fiscal year, target bonus amounts will be determined with respect to each of our named executive officers. At the end of the year, the target bonus will be adjusted, on a sliding scale, based on our pre-tax operating profit. Fifty percent of the adjusted target bonus amount will be paid to the named executive officer, and the remaining 50% will be paid based on the achievement of specific goals relating to our strategic initiatives, the named executive officer's business area and a subjective evaluation of the named executive officer's individual performance. A portion of the named executive officer's bonus may be paid in cash, stock or other non-cash compensation, as we may determine.

     Bonus awards, if any, will be communicated and paid to participants, generally in cash, following the year-end to which such bonus relates as part of our annual compensation review process, provided the participant is still employed by us on that payment date. The structure of this plan does not establish a pattern for future bonus arrangements and management retains discretion to modify or discontinue the plan at any time.

LONG-TERM PERFORMANCE PLANS

     Prior to the adoption of the Instinet Stock Option Plan (described below), we established long-term incentive compensation programs that provided for cash awards based on the number of units granted to a participant with the value of that unit based on the compounded growth rate or the aggregate operating profit and, in the case of the Fixed Income Group awards, the level of trading and total operating contribution of that group, during all or a portion of the specified performance period. Currently, there is an outstanding four-year performance period which commenced in 1998 under the Earnings Participation Unit Plan and two three-year performance periods which commenced in 1999 (one performance period relates to our global fixed income market division and the other relates to our equity division) under the Super (EPU) Plan for Fixed Income Group and the Instinet Equity SUPER Plan, respectively. All three outstanding performance periods will end on December 31, 2001, and each participant (including the named executive officers, if any, participating in the respective programs) will receive any awards which may be payable under these arrangements during February 2002, provided that participant is still actively employed on December 31, 2001. If a participant voluntarily resigns or his employment is terminated for cause, he will forfeit any award. If a participant's employment is terminated with severance or due to death, disability or retirement, that participant will receive a pro rated award for the period for which he was employed at the same time as other participants are paid their awards.

INSTINET STOCK OPTION PLAN

     The long-term performance plans described above have been replaced on a going forward basis by the Instinet 2000 Stock Option Plan, as amended and restated as of March 2, 2001 (the "Instinet Stock Option Plan"), which we have adopted to provide an opportunity for security ownership to all of our full-time employees (and certain employees of Radianz who were previously our employees) through the grant of non-qualified stock options. The number of securities available for grants of options under the option plan is (i) before an initial public offering, 10% of the outstanding shares at the relevant time and (ii) from and after an initial public offering, the number of securities that equals 14% of the outstanding securities determined immediately after that initial public offering. The option plan is administered by the board of directors or a committee thereof, which is authorized, among other things, to select the employees who will receive grants and determine the exercise price and vesting schedule of the options. The committee may also grant options to our directors subject, in general, to the respective terms and conditions described below and in the description of "Director Compensation" provided above. No participant may receive options to purchase more than 10% of the total number of securities available under the plan.

     Generally, options will vest with respect to one-quarter of the underlying securities on the first anniversary of the date of grant. The remaining three-quarters of the securities vest at a rate of 1/36 per month, so that options are 100% vested on the fourth anniversary of the date of grant. However, options only become exercisable upon the latest to occur of (i) the time those options have vested with respect to the underlying securities and (ii) an initial public offering, provided, however, that to the extent a vested option whose term equals or exceeds seven years is not exercisable six months prior to the end of that option's term, that option will become exercisable on that date. The term of an option cannot exceed ten years from the date of grant. Generally, if a participant's employment is terminated without cause (as defined in the option plan) within one year following a change in control (as defined in the option plan), that participant's options that are scheduled to vest by the one-year anniversary of that change in control will continue to vest until that first anniversary (as if that participant had remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Upon a termination of employment due to the participant's death or long term disability (as defined in the option plan), the participant's outstanding options will fully vest and remain outstanding until the earlier of one year following the termination date or the end of their original term. Upon a termination of employment due to the participant's retirement with consent of the compensation committee, for options granted prior to March 2, 2001, all outstanding unvested options expire and all vested options will remain outstanding until the earlier of three years following the termination date or the expiration of their original term. Upon a termination of employment due to the participant's qualifying retirement (as defined in the option plan) after this offering, for options granted on and after March 2, 2001, (i) all outstanding unvested options continue to vest until the third anniversary of the termination date, and (ii) outstanding options that vested as of the third anniversary of the termination date remain outstanding until, and expire upon, the earlier of the 30th day following such date or the expiration of their original term. If the participant's employment is terminated other than as described above, for options granted prior to March 2, 2001, each outstanding unvested option expires as of the termination date, and all outstanding vested options remain outstanding and expire on the earlier of the 60th day following the termination date or the expiration of their original term. If the participant's employment is terminated other than as described above following this offering, for options granted on and after March 2, 2001, (i) unvested options will continue to vest during the period the participant is receiving severance payments, provided the participant has executed a valid waiver and release of claims against us, and (ii) all vested options will remain outstanding until the earlier of the 30th day after severance payments cease, or the expiration of the option's original term. However, if a participant is not entitled to any severance payments, then all outstanding unvested options expire and all vested options will remain outstanding until the earlier of the 60th day following such termination or the end of their original term. All outstanding options immediately terminate upon a termination of employment for cause.

     The grant of an option generally will create no tax consequences for us or the participant. Upon exercise of an option, the participant will generally recognize ordinary income equal to the excess of the fair market value of the securities acquired on the date of exercise over the exercise price and we generally will be entitled to a tax deduction in the same amount.

OPTION GRANTS IN 2000

     The following table sets forth information regarding grants of options to purchase our securities to the named executive officers in 2000.

                                              INDIVIDUAL GRANTS
                         ------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                          PERCENTAGE                                      AT ASSUMED ANNUAL RATES
                           NUMBER OF       OF TOTAL                                          OF SECURITY PRICE
                          SECURITIES        OPTIONS                                            APPRECIATION
                          UNDERLYING      GRANTED TO                                        FOR OPTION TERM(3)
                            OPTION       EMPLOYEES IN    EXERCISE PRICE    EXPIRATION   ---------------------------
NAME                     GRANTED(1)(2)    FISCAL YEAR    PER SECURITY(2)      DATE           5%            10%
----                     -------------   -------------   ---------------   ----------   ------------   ------------
Douglas M. Atkin.......     516,605           6.8%           $14.52         03/15/07     $3,053,253     $7,115,378
Mark Nienstedt.........     172,546           2.3             14.52         02/23/07      1,019,787      2,376,536
Kenneth K. Marshall....     172,546           2.3             14.52         02/23/07      1,019,787      2,376,536
Peter Fenichel.........     129,151           1.7             14.52         03/15/07        763,313      1,778,845
John Oddie(4)..........     172,546           2.3             14.52         02/23/07      1,019,787      2,376,536

---------------
(1) The options were granted under the Instinet Stock Option Plan and will have a seven-year term. The options will vest and become exercisable in accordance with the terms and subject to the conditions set forth in the Instinet Stock Option Plan, as described above under "Instinet Stock Option Plan". In addition, under the applicable option agreements, if a named executive officer's employment is terminated without cause (as defined in the option plan) or the executive terminates his employment for good reason (as defined in the option plan) within two years following a change in control (as defined in the option plan), that named executive officer's options that are scheduled to vest by the two-year anniversary of that change in control will continue to vest until that second anniversary (as if that participant had remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Further, upon a termination of a named executive officer's employment for cause, the committee may require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that termination. Pursuant to the applicable option agreement, each named executive officer is subject to non-competition and non-solicitation provisions that, if violated, would permit the committee to require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that violation.

(2) Pro forma to reflect the conversion of our company from a limited liability company to a corporation prior to the completion of this offering, based on a conversion ratio of 1.033209 shares per membership interest.

(3) The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of our securities.

(4) Mr. Oddie served as Executive Vice President -- Global Equities as of December 31, 2000, but resigned from this position subsequent to the end of that year.

AGGREGATE OPTION EXERCISES IN 2000

     The following table sets forth information regarding the exercise of options on our securities by the named executive officers in 2000 and, on an aggregate basis, information with respect to the value of unexercised options held by these executive officers on December 31, 2000, and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of our common stock, as of December 31, 2000.

                                                            NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                              SECURITIES                 OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END
                               ACQUIRED      VALUE     ------------------------------   ------------------------------
NAME                          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE(2)
----                          -----------   --------   -----------   ----------------   -----------   ----------------
Douglas Atkin...............       0           $0           0            516,605            $0           $2,185,000
Mark Nienstedt..............       0            0           0            172,546             0              729,790
Kenneth K. Marshall.........       0            0           0            172,546             0              729,790
Peter Fenichel..............       0            0           0            129,151             0              546,250
John Oddie(3)...............       0            0           0            172,546             0              729,790

---------------
(1) Pro forma to reflect the conversion of our company from a limited liability company to a corporation prior to the completion of this offering, based on a conversion ratio of 1.033209 shares per membership interest.

(2) The year-end value is based on the value of our securities as of December 31, 2000, based on an independent valuation of the fair market value of our business, on a private company basis, performed by a financial advisor retained by us.

(3) Mr. Oddie served as Executive Vice President -- Global Equities as of December 31, 2000, but resigned from this position subsequent to the end of that year.

AGGREGATE REUTERS GROUP PLC OPTION EXERCISES IN 2000

     Prior to 2000, the named executive officers, except for Mr. Atkin, were granted options to purchase ordinary shares of Reuters Group PLC pursuant to Reuters Plan 2000. The following table sets forth information regarding the exercise of options on Reuters Group PLC ordinary shares by these executive officers in 2000 and, on an aggregate basis, information with respect to the value of unexercised options held by the named executive officers at the end of 2000 and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of the ordinary shares of Reuters Group PLC, as of December 31, 2000. After this offering, these executive officers will no longer be granted options under any Reuters plan.

                                                            NUMBER OF SECURITIES
                                                             (ORDINARY SHARES)               VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                SHARES                   OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END
                               ACQUIRED      VALUE     ------------------------------   ------------------------------
NAME                          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE(2)
----                          -----------   --------   -----------   ----------------   -----------   ----------------
Mark Nienstedt..............       0           $0           0             2,000             $0            $17,380
Kenneth K. Marshall.........       0            0           0             2,000              0             17,380
Peter Fenichel..............       0            0           0             2,000              0             17,380
John Oddie(3)...............       0            0           0             2,000              0             17,380

---------------
(1) Each of the named executive officers, except for Mr. Atkin, was granted options to purchase 2,000 ordinary shares of Reuters Group PLC under Reuters Plan 2000. Under the Reuters Plan 2000, options were granted on September 24, 1998, at an exercise price of GBP5.50 (or US$8.22, based on the exchange rate described in footnote (2) below). Participants may exercise their options during the four-year period commencing September 2001. However, in the event of a participant's termination of employment as a result of injury, ill health, disability or retirement (as each is defined in the Reuters Plan 2000) prior to September 2001, generally a participant may exercise his options until the earlier of August 2005 or (i) in the event of death, one year following that death or (ii) in the event of injury, ill health or disability, six months after that termination. In the event of a termination of employment for any other reason, in general, the committee may determine prior to the termination to permit options to remain outstanding for six months following the termination. Employees who exercise options and who are employed in the United States may elect to receive, or immediately convert their ordinary shares into, American Depositary Shares ("ADS") instead of ordinary shares. There is one ADS for every six ordinary shares.

(2) The year-end value is based on the closing price of ordinary shares of Reuters Group PLC on the London Stock Exchange as of December 29, 2000 (GBP 11.32). This value was converted into U.S. dollars using a reported exchange rate of 1GBP=US$1.49 on December 29, 2000.

(3) Mr. Oddie served as Executive Vice President -- Global Equities as of December 31, 2000, but resigned from this position subsequent to the end of that year.

PERFORMANCE RELATED SHARE PLAN

     Pursuant to the Performance Related Share Plan, Mr. Atkin holds share rights with respect to 73,574 ordinary shares of Reuters Group PLC which were granted in 1999. The value of these share rights as of the end of the fiscal year is $1,240,958, based on the closing price of ordinary shares of Reuters Group PLC on the London Stock Exchange as of December 29, 2000 (GBP11.32), as converted into U.S. dollars using an exchange rate of 1GBP=US$1.49. These share rights may be exercised for a four-year period following the specified three-year performance period, which ends December 31, 2001. The vesting of the share rights, which will determine the exact number of shares that Mr. Atkin will be entitled to after December 31, 2001, will be determined based on the performance of Reuters during the performance period as compared against other U.K. companies in terms of financial return to shareholders. If the share rights are not fully vested on December 31, 2001 because of the performance of Reuters Group PLC, Mr. Atkin may elect to exercise the vested portion or defer all vesting for an additional one or two years (i.e., reassess the performance based on a four-year or five-year performance period). At the time of exercise, Mr. Atkin may elect to receive ADS instead of ordinary shares of Reuters Group PLC. Prior to the transfer of shares of Reuters Group PLC or ADS's pursuant to the exercise of the share rights, Mr. Atkin will not have the right to receive dividends and will not have the right to vote on proposed matters at general meetings.

REUTERS PENSION FUND

     Messrs. Oddie and Fenichel participate in the Reuters Pension Fund instead of the State Earnings Related Pension Scheme in the United Kingdom. Under this plan, participants may elect to contribute 6% of their salary to the fund. In addition, Reuters makes a contribution (which we reimburse with respect to Messrs. Oddie and Fenichel) of 10.025% of the total annual base salaries of all participants that contribute to the fund. All contributions are invested by the trustee of the fund. At a participant's normal retirement age, which is age 62, the participant will be entitled to an annual benefit for the rest of his life that is equal to the product of (i) the number of years during which that participant contributed to the fund, (ii) 1.6666% and (iii) the highest basic annual salary paid to that participant for any consecutive 12-month period within the last five years before retirement, subject to a government-imposed cap. In certain circumstances, Reuters may be liable for a portion of the payment to the extent that a participant's entitlement exceeds the value of his invested contributions. A participant that does not make contributions is entitled to a lump sum payment equal to such participant's basic annual salary. At normal retirement age, Messrs. Oddie and Fenichel would receive approximately $281,930 and $198,958 per year, respectively, for the rest of their lives. These benefits are based on the formula described above, assuming an annual 6% increase in fiscal year 2000 base salary until normal retirement age and continued contributions to the fund by each of them until such time. Contributions to this plan by Reuters and a participant cease upon a termination of that participant's employment.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock with respect to:

     - each person known by us to be the beneficial owner of more than 5% of any class of voting securities;

     - each of our directors, director nominees and named executive officers;
       and

     - all executive officers, directors and director nominees, as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent those options are exercisable or convertible within 60 days of March 31, 2001, are treated as outstanding for computing the percentage of the person holding the options but are not treated as outstanding for computing the percentage of any other person.

     Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o 875 Third Avenue, New York, New York 10022.


                                                                                     PERCENTAGE OF
                                                             NUMBER OF SHARES      OUTSTANDING SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIALLY OWNED      BEFORE OFFERING
------------------------------------                        ------------------    --------------------
Reuters Group PLC
  85 Fleet Street
  London, EC4P 4AJ........................................     206,900,000              100%
Douglas M. Atkin..........................................         161,439                 *
Mark Nienstedt............................................          53,921                 *
Kenneth K. Marshall.......................................          53,921                 *
Peter Fenichel............................................          40,360                 *
Andre F. H. Villeneuve....................................          50,326                 *
Peter J. Job
  85 Fleet Street
  London, EC4P 4AJ........................................               0(1)              *(1)
Thomas H. Glocer
  85 Fleet Street
  London, EC4P 4AJ........................................               0(1)              *(1)
Ian Strachan
  85 Fleet Street
  London, EC4P 4AJ........................................               0(1)              *(1)
Rupert Barclay
  85 Fleet Street
  London, EC4P 4AJ........................................               0(1)              *(1)
John Kasich...............................................               0                 0
All executive officers and directors as a group (14
  persons)................................................         382,567            *


---------------
 *  Less than 1%.

(1) Excludes 206,900,000 shares owned by Reuters, as to which Messrs. Job, Glocer, Strachan and Barclay disclaim beneficial ownership.

REUTERS

     Reuters is a global information, news and technology group and plays a significant role in the functioning of the financial and media markets. Reuters is the world's largest international news and television agency with 2,157 journalists, photographers and camera operators in 190 bureaus serving 151 countries, gathering and editing news in 24 languages. Reuters position is based on a reputation for speed, accuracy and impartiality as well as for continuous technological innovation. Reuters supplies news and information to over 1,400 Internet websites.

                 RELATIONSHIP WITH REUTERS AFTER THIS OFFERING

     We are party to a number of agreements with Reuters. In connection with this offering, we are entering into a series of additional agreements with Reuters. We have provided below a description of the material terms of each agreement. The full text of these agreements will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

INDEBTEDNESS TO REUTERS


     Reuters loaned us $49.0 million to fund our acquisition of Lynch, Jones & Ryan in February 2000. This loan bears interest at an annual rate based on six-month LIBOR plus 1.25% and matures in March 2002. In addition, in May 2001 we made a return of capital of $150.0 million to Reuters. We funded that return of capital through an intercompany advance from Reuters. We will use approximately $150.0 million of the net proceeds from this offering to repay that advance. In connection with our reorganization, we extended an aggregate of $30 million of non-interest-bearing demand loans to an affiliate of Reuters, which have subsequently been repaid.


AGREEMENT GRANTING REUTERS A LICENSE FOR TECHNOLOGY RELATED TO OUR FIXED INCOME BUSINESS


     Prior to this offering, we will enter into a license agreement with Reuters under which we will grant Reuters a royalty free, non-exclusive, non-assignable worldwide right and license to use some software and technology that is owned by or licensed to us and relates to our existing fixed income securities platform and to incorporate that software and technology into Reuters products, subject to certain restrictions and exceptions. This platform consists of a private global computer network, or intranet, linking private market participants around the world. This agreement has an indefinite term, although it will automatically terminate, subject to Reuters retention of some rights with respect to specified products and enhancements, once Reuters ceases to own more than 50% of our common stock. This license agreement would prohibit Reuters from using the licensed software and technology to compete directly with our existing and planned fixed income business, but would permit Reuters to compete with us in some fixed income products.


AGREEMENT GOVERNING THE PROVISION OF REUTERS INFORMATION SERVICES TO US

     We have entered into the Reuters Global Agreement with Reuters under which Reuters provides us with certain information services and related hardware, software and support. The agreement has an indefinite term and is subject to termination by either party upon 24 months' written notice. Reuters provides us with these services on similar terms as its independent third-party customers. We have also entered into an Addendum to the Reuters Global Agreement under which Reuters has granted us the right to redistribute certain information both internally and to our customers. We may also use, modify and create derivative works from the data subject to the Addendum. This Addendum is subject to termination upon 180 days' notice by either party.

AGREEMENTS REGARDING THE PROVISION OF FINANCIAL INDUSTRY DATA


     Prior to this offering, we will enter into a Data Distribution Agreement with Reuters under which we will grant Reuters a limited exclusive, non-transferable worldwide, royalty-free license to use, copy, market, distribute and create limited derivative works from certain of our proprietary equities securities data and Reuters will provide certain branding, linking and attribution rights. In addition, we will grant Reuters a non-exclusive, worldwide, royalty-free license to use, reproduce and display our trade and service marks in connection with the marketing of our data but solely as part of a Reuters product or service and the presentation of our data.



     We will agree to offer any equity data that we provide to any third party that is not a customer of our trading and brokerage services to Reuters under the same terms and conditions as provided to that third party. Reuters will agree not to distribute the data to certain of our competitors unless we have a signed agreement with that competitor and not to permit its subscribers to redistribute our data without our prior consent. We will agree generally not to provide our data, or intentionally permit our subscribers to redistribute our data, to certain market data vendors other than Reuters without Reuters prior consent. We will agree to form a joint marketing policy committee with Reuters regarding the marketing of our data to third parties.


     We have entered into a Fixed Income Data Agreement with Reuters under which we grant Reuters a limited, perpetual fully paid-up, worldwide license to use, copy, market, distribute and prepare derivative works from certain of our proprietary fixed income pricing data and under which Reuters grants us a perpetual, non-exclusive fully paid-up, worldwide license to use and distribute certain of Reuters fixed income market data solely for the purpose of facilitating and supporting trading over Instinet's fixed income brokerage service. The initial term of the agreement is two years. The agreement will automatically renew for one year terms unless terminated upon six months' notice.


ORDER ROUTING TECHNOLOGY AGREEMENT

     Prior to this offering, we expect to enter into negotiations regarding an agreement governing Reuters use of our order routing technology relating to equity securities on reasonable commercial terms.

TAX SHARING AGREEMENT

     For certain periods prior to this offering, we were included in Reuters U.S. consolidated and combined returns for federal, state and local tax purposes. We are no longer a member of the Reuters consolidated group and certain combined groups, but we will continue to file combined returns with Reuters in some U.S. states. Prior to this offering, we will enter into a U.S. tax-sharing agreement with Reuters. Under this agreement, Reuters will generally have the sole and exclusive responsibility for the preparation and filing of Reuters consolidated and combined returns, and will also be responsible for taking certain actions, including with respect to payment and audits, in connection with these returns. Our tax liability for Reuters consolidated and combined returns for periods during which we or our affiliates are included in these returns will be determined on the basis of pro forma consolidated and combined returns prepared in accordance with certain principles set forth in the tax-sharing agreement and will also reflect any audit adjustment to these amounts. We will cooperate in good faith with Reuters in the preparation of the pro forma returns and will make reasonably available any documents, information or employees for that preparation. We will prepare and file all tax returns and pay all taxes due with respect to all tax returns required to be filed by us for all tax periods after we cease to be a member of the Reuters consolidated tax group and for state and local jurisdictions in which our return is not combined or consolidated with Reuters return. For as long as Reuters owns more than 50% of our common stock, Reuters will have the right to review and approve Instinet's tax returns, and Instinet will be required to treat items on its tax returns consistent with the treatment of such items on Reuters returns.

     Additionally, in the United Kingdom, we may surrender tax losses to Reuters U.K. affiliates or receive tax losses from them. Certain actions by us also could impose a U.K. tax charge on Reuters. Prior to this offering, we will enter into a U.K. tax sharing agreement, which will require us to pay Reuters or Reuters to pay us the full tax value of any losses surrendered to or received from Reuters. In addition, in the U.K. tax sharing agreement, we will indemnify Reuters for any tax charge imposed on Reuters as a result of our actions.

CORPORATE SERVICES AGREEMENT

     Prior to this offering, we expect to enter into a services agreement with Reuters under which we and Reuters will agree to provide various services to one another after this offering. We and Reuters will also agree to certain arrangements related to technology, branding and systems architecture.

SUBLEASE WITH REUTERS FOR OUR CORPORATE HEADQUARTERS AT 3 TIMES SQUARE


     Prior to this offering, we will enter into an agreement with Reuters for our sublease of office space at 3 Times Square for our new corporate headquarters. The term of the sublease will be 20 years, with a one-time right of termination after 10 years.

CORPORATE AGREEMENT

     Prior to this offering, we will enter into a corporate agreement with Reuters. We will agree that so long as Reuters beneficially owns 10% or more but less than a majority of our then outstanding voting stock, Reuters will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on our board. As of the date on which Reuters ceases to beneficially own at least 10% of our then outstanding voting stock, Reuters will not have the right to nominate any directors, unless we grant any other third party the right to nominate directors based on a lower ownership threshold, in which case Reuters will have director nomination rights that correspond with that threshold. These director designation rights will be transferable to a transferee of Reuters, subject to certain restrictions.

     We will agree that so long as Reuters beneficially owns at least 35% but less than a majority of our then outstanding voting stock, we will be required to obtain its consent in order to consummate specified significant transactions, including equity issuances and acquisitions and sales or other dispositions of assets that, in each case, exceed specified thresholds. We will agree that so long as Reuters owns a majority of our voting stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400.0 million, excluding our remaining outstanding $49.0 million of indebtedness to Reuters and any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with our clearing of securities trades or our obligations to securities exchanges or clearing systems.

     We will agree not to take any action that reduces Reuters ownership of our common stock to less than a majority without Reuters consent if Reuters concludes in good faith that a reduction would have a material adverse effect on Reuters under its arrangements with respect to the 3 Times Square property. In addition, we will agree to provide Reuters with access to our financial and other specified information and certain audit rights. We will also agree not to take any action that would violate a stock exchange rule or similar requirement applicable to Reuters.

     We will agree to effect, upon Reuters demand and subject to customary provisions, the registration under applicable federal and state securities laws of any common stock Reuters beneficially owns. At the time Reuters and its transferees (or subsequent transferees) each beneficially owns less than 20% of our then outstanding voting stock, Reuters and its transferees (or subsequent transferees) together will be limited to three of these demand rights (plus unlimited rights to demand registration on Form S-3). Reuters and its transferees (or subsequent transferees) will also have the right, subject to customary provisions and limitations, to include any shares of common stock it beneficially owns in any registration we effect for our own public offering of shares or on behalf of other shareholders having the right to request registration of their shares.

     If Reuters transfers, sells or otherwise disposes of a majority of our then outstanding voting stock, the transferee will generally succeed to the same rights that Reuters previously had by virtue of its ownership of a majority of our then outstanding voting stock, subject to Reuters option to retain certain of the rights associated with its majority ownership position. If Reuters transfers, sells or otherwise disposes of less than a majority of our then outstanding voting stock, then that transferee may have only those rights that Reuters would have had at an equivalent level of ownership.


     In addition, we have agreed to pay the fees and reasonable out-of-pocket expenses of Reuters financial advisor incurred in connection with this offering.


RADIANZ

     Radianz currently provides network communications services to us and various other Reuters companies through an agreement with Reuters. We intend to enter into a direct agreement with Radianz for the provision of these services.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 950,000,000 shares of common stock, $0.01 par value, and 200,000,000 shares of preferred stock, $0.01 par value, which may be issued in multiple series, the terms, provisions and the preferences of which may be designated from time to time by our board of directors. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

     As of the date of this prospectus, there were 206,900,000 shares of our common stock outstanding, all of which were beneficially owned by Reuters. Upon completion of this offering, there will be 236,400,000 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and assuming no exercise of outstanding options, after giving effect to the sale of the shares of common stock offered to the public.

     Subject to preferences that may be applicable to any series of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board may determine from time to time. See "Dividend Policy." The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Upon the liquidation, dissolution or winding up of Instinet, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no pre-emptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors also has the authority, without any further vote or action by the stockholders, to designate and issue preferred stock in one or more additional series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

     - restricting dividends on the common stock;
     - diluting the voting power of the common stock;
     - impairing the liquidation rights of the common stock; or
     - delaying or preventing a change in control of Instinet without further action by the stockholders.

OPTIONS


     As of March 31, 2001, we had outstanding options to purchase a total of approximately 15,146,348 common shares. In addition, we will grant options to purchase a total of an estimated 7.4 million shares as of the date of this offering (based on the midpoint of the range set forth on the cover page of this prospectus). See "Management."


ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AND OF CERTAIN DELAWARE LAW PROVISIONS

     Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer;
     - acquisition of us by means of a proxy contest or otherwise; or

     - removal of our incumbent officers and directors.

     These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

     ELECTION AND REMOVAL OF DIRECTORS

     Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management -- Classes and Terms of Directors." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

     As long as Reuters or its transferee beneficially owns a majority of our then outstanding common stock, directors may be removed by Reuters or its transferee with or without cause. Thereafter, directors may be removed only with cause.

     STOCKHOLDER MEETINGS

     Our certificate of incorporation and bylaws provide that the chairman of the board or a majority of the total number of our authorized directors may call special meetings of stockholders. In addition, the certificate and bylaws provide that Reuters, or its transferee, has the right to call special meetings of stockholders prior to the date it ceases to beneficially own 15% of our then outstanding common stock.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

     Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors or by Reuters, or its transferee, when nominating its director designees. In addition, our certificate of incorporation and bylaws provide that so long as Reuters, or its transferee, beneficially owns a majority of our then outstanding common stock, the foregoing advance notice procedure for stockholder proposals will not apply to it.

     STOCKHOLDER ACTION BY WRITTEN CONSENT

     Our certificate of incorporation requires stockholder action to be taken only at a general meeting of stockholders and does not permit stockholders to act by written consent without a meeting, except that so long as Reuters, or its transferee, beneficially owns a majority of our then outstanding common stock, Reuters, or its transferee, may act by written consent.

     UNDESIGNATED PREFERRED STOCK

     The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

     AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS


     Amendment of the provisions described above in our certificate of incorporation generally will require an affirmative vote of a majority of our then outstanding capital stock. After the date Reuters, or any transferee of a majority of our then outstanding common stock transferred by Reuters, ceases to beneficially own a majority of our then outstanding common stock, amendment of certain of these provisions, however, will require an affirmative vote of greater than a majority of our then outstanding capital stock.

     Prior to the date Reuters, or any transferee of a majority of our then outstanding common stock transferred by Reuters, ceases to beneficially own a majority of our then outstanding common stock, any amendment of certain of the above provisions of our bylaws will require an affirmative vote of a majority of our then outstanding capital stock. Thereafter, amendment of any of these provisions will require approval by holders of two-thirds of our then outstanding capital stock.


     RIGHTS AGREEMENT



     We intend to adopt a rights agreement prior to the completion of this offering, subject to the approval of our board. Pursuant to the rights agreement, one right will be issued and attached to each share of our common stock including all shares that are outstanding and all shares sold in this offering. Each right will entitle the holder, in circumstances described below, to purchase from our company a unit consisting of one one-hundredth of a share of Series A preferred stock, par value $0.01 per share, at an exercise price of $60.00 per right, subject to adjustment in certain events.


     Initially, the rights will be attached to all certificates representing outstanding shares of common stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

     - ten days following a public announcement that a person or group other than certain exempt persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of the shares of common stock then outstanding; and

     - ten days, or later, if determined by our board prior to any person acquiring 15% or more of the shares of common stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     As soon as practicable after the distribution date, certificates will be mailed to holders of record of common stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of common stock issued, including the shares sold in this offering will be issued with rights. Shares of common stock issued after the distribution date will not be issued with rights, except that rights may be issued with shares of common stock issued pursuant to any of:

     - the exercise of stock options that were granted or awarded prior to the distribution date;

     - employee plans or arrangements we adopted prior to the distribution date;

     - the exercise, conversion or exchange of securities issued prior to the distribution date; or

     - our contractual obligations.


     The final expiration date of the rights will be at the close of business on May 15, 2011, unless earlier redeemed or exchanged by us as described below.


     In the event that a person acquires 15% or more of the shares of common stock then outstanding, except pursuant to a tender offer or exchange offer for all the outstanding shares of our common stock approved by our board before the person acquires 15% or more of the shares of common stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in certain circumstances, cash, property or other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

     In the event that, at any time on or after a person acquires 15% or more of the shares of common stock then outstanding, our company effects a merger or other business combination in which it is not the surviving entity, or any shares of our common stock are changed into or exchanged for other securities, or 50% or more of its assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 15% or more of the shares of common stock then outstanding or certain related parties, which will have become void as set forth above, will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

     The exercise price payable, and the number of shares of Series A preferred stock, shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on the Series A preferred stock payable in shares of Series A preferred stock, a subdivision or combination of the Series A preferred stock, a grant or distribution to holders of the Series A preferred stock of certain subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events. In addition, the number of rights associated with each share of our common stock are subject to adjustment in the event of a declaration of a dividend on our common stock payable in common stock or a subdivision or combination of our common stock.


     No fractional rights or shares of Series A preferred stock will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the common stock, right or Series A preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require prior to the occurrence of one of the events that triggers the ability to exercise the rights that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series A preferred stock will be issued.


     We will also have the option, at any time after a person acquires 15% and before a person acquires a majority of the shares of our common stock then outstanding, to exchange some or all of the rights, other than rights owned by the acquiring person or certain related parties, which will have become void, at an exchange ratio of one share of common stock and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

     At any time prior to a person acquiring 15% or more of our common stock, our company, by vote of a majority of our board, may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board may determine. Upon redemption the rights will terminate and holders of rights will receive only the redemption price.


     For as long as the rights are redeemable, our company may amend the rights agreement in any manner, including to extend the time period in which the rights may be redeemed. After the time the rights cease to be redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Until a right is exercised, the holder, as such, will have no rights as a stockholder of our company, including the right to vote or to receive dividends.


     Our certificate of designations of the Series A preferred stock provides that each share of Series A preferred stock that may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to the greater of:


     - a dividend multiple of 100 times the aggregate per share amount of all cash and non-cash dividends declared or paid on the common stock, subject to adjustments for stock splits or dividends payable in common stock or reclassifications of common stock; or



     - preferential quarterly cash dividends of $0.01 per share.



     Holders of Series A preferred stock will have a vote multiple of 100 votes per share, subject to adjustments for dividends payable in common stock or subdivisions or combinations of common stock and, except as otherwise provided by the certificate of designations, or applicable law, will vote together with holders of common stock as a single class. In the event that the preferential quarterly cash dividends are in arrears for six or more quarterly dividend payment periods, holders of Series A preferred stock will have the right to elect two additional members of our board.

     In the event of the liquidation, dissolution or winding up of our company, after provision for liabilities and any preferential amounts payable with respect to any preferred stock ranking senior to the Series A preferred stock, the holders of any Series A preferred stock will be entitled to receive liquidation payments per share in an amount equal to the following:


     - $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of payment; and


     - a proportionate share, on equal terms with the holders of common stock, of the assets remaining after payment described above and a nominal payment to the holders of common stock.

     The rights of the Series A preferred stock as to dividends, voting and liquidation are protected by antidilution provisions.

     In the event of a consolidation, merger or other transaction in which the shares of capital stock are exchanged, holders of shares of Series A preferred stock will be entitled to receive an amount per share equal to 100 times the amount of stock, securities, cash or other property for which each share of common stock is exchanged. The shares of Series A preferred stock are not redeemable at the option of our company or any holder thereof.

     The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if that acquisition may be in the interest of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board.


     The rights agreement excludes Reuters and its majority-owned subsidiaries, as well as transferees of at least 15% of our then outstanding common stock from Reuters and its majority-owned subsidiaries and certain transferees of transferees, from being considered acquiring persons until Reuters (or those specified transferees) first cease to beneficially own 15% or more of our common stock then outstanding. The rights agreement also generally exempts persons who may be deemed to beneficially own shares of Instinet due to their ownership of shares of Reuters or its majority-owned subsidiaries, as well as certain persons who may be deemed to beneficially own shares of Instinet due to their ownership of shares of transferees of at least 15% of our then outstanding common stock from Reuters and its majority-owned subsidiaries and certain transferees of transferees.


     DELAWARE BUSINESS COMBINATION STATUTE


     We have elected to be exempt from the restrictions imposed under Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation will not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder with certain exceptions. Except as otherwise specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person. Following this offering, subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be governed by Section 203 of the DGCL. However, such an amendment will not apply to restrict a business combination between us and an interested stockholder if that stockholder became one prior to the effective date of that amendment.

CORPORATE OPPORTUNITY

     In recognition that we and Reuters may engage in the same or similar activities or lines of business and may have an interest in the same or similar areas of corporate opportunities, the certificate of incorporation provides:

     - that Reuters has the right to engage in the same or similar activities or lines of business as us and employ or otherwise engage any of our officers or employees;

     - that to the fullest extent provided by law, neither Reuters nor any of its officers, directors or employees will be deemed to have breached any fiduciary duty solely from engaging in the above opportunities; and

     - that Reuters will not be deemed to have breached any fiduciary duty as our stockholder if Reuters pursues or acquires a corporate opportunity for itself, directs a corporate opportunity to another person, or fails to communicate an opportunity to us.

     In the event that one of our directors or officers is also a director or officer of Reuters and that director or officer acquires knowledge of a potential corporate opportunity, that officer or director:

     - will be deemed to have fully satisfied the fiduciary duty that person owes to us and our stockholders with respect to that corporate opportunity;

     - will not be deemed to have breached any fiduciary duty to us or our stockholders solely for pursuing that corporate opportunity on behalf of Reuters;

     - will be deemed to have acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests; and

     - will not be deemed to have breached the duty of loyalty to us or our stockholders,

     if that person acts in a manner consistent with the following policy:

        - a corporate opportunity offered to any person who is an officer or employee of ours and also a director but not an officer or employee of Reuters will belong to us, unless the opportunity is expressly offered to that person in his capacity as a director of Reuters, in which case it will belong to Reuters;

        - a corporate opportunity offered to any person who is a director but not an officer or employee of ours and who is also an officer or employee of Reuters will belong to Reuters, unless that opportunity is expressly offered to that person in his capacity as a director of ours, in which case it will belong to us;

        - a corporate opportunity offered to any other person who is either an officer or employee both of ours and of Reuters, or to any person who is a director of both ours and Reuters but an officer or employee of neither, and (a) that is expressly offered to that person in his or her capacity as an officer, employee or director of Reuters will belong to Reuters, or (b) that is expressly offered to that person in his or her capacity as an officer, employee or director of ours will belong to us; and

        - otherwise, the opportunity will belong to Reuters.

     Our certificate of incorporation provides that the provisions addressing corporate opportunities will cease to be effective on the date on which Reuters ceases to beneficially hold at least 20% of our then outstanding common stock or when no person who is a director or officer of the company is also a director or officer of Reuters. In addition, until that time, the affirmative vote of at least 80% of our then outstanding shares of common stock will be required to amend or repeal the provisions in a manner adversely affecting Reuters interests.

REUTERS TRUST PRINCIPLES

     Reuters is subject to a set of principles, known as the Reuters Trust Principles, set forth in Reuters organizational documents and safeguarded by the directors of a separate entity that holds a single "Founder's Share" in Reuters, which can be used to outvote all the ordinary shares of Reuters in certain circumstances. These principles are as follows:

     - that Reuters shall at no time pass into the hands of any one interest, group or faction;

     - that the integrity, independence and freedom from bias of Reuters shall at all times be fully preserved;

     - that Reuters shall supply unbiased and reliable news services to newspapers, news agencies, broadcasters and other media subscribers and to businesses, governments, institutions, individuals, and others with whom Reuters has or may have contracts;

     - that Reuters shall pay due regard to the many interests which it serves in addition to those of the media; and

     - that no effort shall be spared to expand, develop and adapt the news and other services and products of Reuters so as to maintain its leading position in the international news and information business.

     Reuters subsidiaries that supply news services are also subject to these principles. If we are deemed to supply news services at a time when Reuters beneficially owns more than 50% of our common stock, we will be subject to these principles. If applicable, these principles may influence how we conduct our business. In addition, to the extent that these principles apply, they may affect Reuters ability to enter into a transaction that would effect a change of control in our company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be Mellon Investor Services LLC.

NASDAQ LISTING


     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "INET."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, we will have 236,400,000 shares of common stock outstanding (or 240,825,000 shares if the underwriters' overallotment option is exercised in full), assuming no exercise of outstanding options. Of these shares, all shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 206,900,000 shares of common stock outstanding are held by Reuters and may be sold in the public market only if they are either registered or qualify for an exemption from registration, such as Rule 144, under the Securities Act. In the future, we may also issue our securities in connection with various types of transactions, including possible acquisitions or investments. We may agree to pay the consideration in connection with a transaction in cash, our securities or some combination of the two. We are not currently contemplating any transactions that would result in the issuance of a material amount of our common stock, compared to the total amount of common stock outstanding. However, it is possible that the number of shares of our common stock that may be issued in connection with a transaction could constitute a material portion of our then outstanding common stock that is not held by Reuters. At present, we have no agreements or understandings for any material acquisitions or investments. See "Recent Developments."


     In addition, 33,096,000 shares of our common stock are reserved for issuance pursuant to our stock option plan (33,715,500 shares if the underwriters exercise their over-allotment option in full). Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act with respect to these shares. Shares acquired pursuant to the exercise of these stock options by persons who are not our affiliates will be freely transferable without restriction or registration under the Securities Act. Shares acquired through the exercise of options by persons who are affiliates may be sold in the public market only if registered or pursuant to an applicable exemption under the Securities Act. We may file a registration statement permitting resale by affiliates of shares of our common stock acquired pursuant to the exercise of these stock options. See "Management -- Instinet Stock Option Plan" and "-- Option Grants in 2000."

     An "affiliate" of an issuer, as defined in Rule 144 under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, that issuer.

LOCK-UP AGREEMENTS


     We, our executive officers and directors and Reuters have each agreed with the underwriters that, for a period of 180 days after the date of this prospectus, they will not transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation, subject to limited exceptions. In addition, any common stock issued as consideration for the acquisition of Longhorn would also be subject to these lock-up agreements.


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who is an affiliate or who has beneficially owned restricted shares for at least one year (including the holding period of any non-affiliate prior owners) is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock or average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not, and for three months has not been, an affiliate of ours, and who has owned restricted shares for at least two years (including the holding period of any non-affiliate prior owners), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

REGISTRATION RIGHTS


     Reuters (and its transferees) will have rights to demand registration of their shares and to include their shares in future registration statements relating to our securities, as well as other related rights. See "Relationship with Reuters After This Offering -- Corporate Agreement." We also expect to grant registration rights with respect to any common stock issued as consideration for the acquisition of Longhorn.

            MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a person that is not a "United States person" for U.S. federal income tax purposes (a "non-U.S. holder"). For this purpose, a "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions. The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Special rules may apply to certain non-U.S. holders, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding their shares as part of a "straddle," "hedge," or "conversion transaction," persons who acquire shares as compensation, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. This discussion is limited to beneficial owners of the common stock who hold the common stock as capital assets. It does not address any aspect of state, local, or foreign law, persons who hold common stock through a partnership or other pass-through entity, or persons who are former citizens or long-term residents of the United States. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, then the dividends will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain realized on a disposition of our common stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds our common stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

FEDERAL ESTATE TAXES

     Our common stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     U.S. information reporting on Form 1099 and backup withholding tax will not apply to dividends paid on our common stock to a non-U.S. holder, provided that that non-U.S. holder provides a Form W-8BEN (or satisfies certain certification documentary evidence requirements for establishing that it is a non-United States person under U.S. Treasury regulations) or otherwise establishes an exemption. Distributions on our common stock will, however, be reported to the Internal Revenue Service ("IRS") and to that non-U.S. holder on Form 1042-S. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of our common stock will be subject to both backup withholding at 31% and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 2001, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown are acting as lead managers, the following respective numbers of shares of our common stock:

                                                                NUMBER
UNDERWRITERS                                                   OF SHARES
------------                                                  -----------
Credit Suisse First Boston Corporation......................
Deutsche Banc Alex. Brown Inc...............................
Bear, Stearns & Co. Inc. ...................................
J.P. Morgan Securities Inc. ................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Salomon Smith Barney Inc. ..................................
WR Hambrecht + Co. .........................................
                                                              -----------
          Total.............................................   29,500,000
                                                              ===========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 4,425,000 additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and the selling group members may allow a discount of $     per
share on sales to other dealers. After the initial public offering, the representatives may change the public offering price and the concession and discount to dealers.

     The following table summarizes the compensation and estimated expenses we will pay:


                                          PER SHARE                             TOTAL
                               --------------------------------    --------------------------------
                                  WITHOUT             WITH            WITHOUT             WITH
                               OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                               --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions................     $                 $                 $                 $
Expenses.....................     $                 $                 $                 $


     The underwriters have reserved up to 2,212,500 shares of our common stock (7.5% of the total number of shares being offered) for sale, at the initial public offering price, to employees, directors and other persons associated with us or with Reuters who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "INET".

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation among our management, Reuters and the representatives of the underwriters. The principal factors that will be considered in determining the public offering price include:

     - the information set forth in this prospectus and otherwise available to the underwriters;

     - the history of, and prospects for, the industry in which we compete;

     - the ability of our management;

     - our past and present operations and earnings;

     - the prospects for our future earnings;

     - our current financial condition;

     - the condition of the securities markets in general, and the market for initial public offerings in particular, at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

We cannot assure you that the initial public offering price will correspond to the prices at which our common stock trades in the public market subsequent to the offering or that an active trading market for our common stock will develop and continue.

     A copy of this prospectus in electronic format will be made available on the web sites maintained by each of Credit Suisse First Boston Corporation, CSFBdirect Inc. and WR Hambrecht + Co, and may be made available on the web sites of one or more other underwriters and selling group members participating in this offering. Other than the prospectus in electronic format, the information on these web sites is not part of this prospectus and has not been approved or endorsed by us.

     Up to 17.5% of the 29,500,000 shares in this offering will be distributed through an on-line auction process. The on-line auction process will be managed by WR Hambrecht + Co in coordination with Credit Suisse First Boston Corporation. The exact number of shares to be distributed through the auction process will be determined based on the demand for shares by prospective investors who elect to submit bids in the auction and the number of shares for which valid bids are received at prices at or above the initial public offering price. The remainder of the shares being offered, including the reserved shares, will be distributed by the underwriters through a traditional offering process.

     Prospective investors seeking to purchase shares in this offering may participate in either or both the auction process or the traditional distribution channel. Participation by a prospective investor in either channel of distribution will not preclude participation in the other channel. However, if a prospective investor chooses to participate in both channels of distribution, the aggregate number of shares for which that investor may bid in the auction will be limited to a maximum of 10,000 shares.

     The auction process is being employed solely for the purposes of determining the allocation among prospective investors of the shares that are distributed through the auction process. The auction process is not being used to establish the initial public offering price. As previously described, the initial public offering price will be determined by negotiation among our management, Reuters and the representatives of the underwriters and will be the price to be paid by all investors in the offering, whether they are purchasing through the auction process or the traditional distribution channel.

     The following describes how the auction process will be conducted:

     - During the period following the issuance of this preliminary prospectus until 4:00 p.m., New York City time, on the business day immediately preceding the expected effective date of the registration statement relating to this offering that we have filed with the SEC, Credit Suisse First Boston Corporation, WR Hambrecht + Co and other underwriters and selling group members that elect to participate in the auction process, will solicit bids from prospective investors for the purchase of shares through the auction process. Bids will be solicited primarily through the Internet, as well as by telephone and by fax.

     - Each bid must specify the number of shares the bidder proposes to purchase through the auction process and the price per share the bidder is willing to pay. The bid price may be above, within or below the range set forth on the cover page of this preliminary prospectus. The minimum number of shares for which a bid may be submitted is 100 shares. A prospective investor may submit more than one bid, each specifying a different price and the same or a different number of shares as the other bids submitted by that investor. If a prospective investor is seeking to purchase shares only through the auction process, there is no maximum limit on the number of shares for which a bid may be submitted. However, as previously noted, if a prospective investor is also seeking to purchase shares in this offering through the traditional offering process, the aggregate number of shares for which that investor may submit a bid or bids in the auction may not exceed 10,000 shares.

     - The underwriters reserve the right to reject and treat as invalid bids that they deem manipulative or disruptive and to reject and treat as invalid, or to reduce the number of shares specified in, a bid by a prospective investor that the underwriters believe has engaged or may engage in practices that could have a manipulative, disruptive or otherwise adverse effect upon the offering or the subsequent trading market for our common stock. In addition, a bid may be rejected and treated as invalid, or the number of shares specified therein may be reduced, by the underwriters based on eligibility or creditworthiness criteria.

     - Not more than two business days preceding the date the registration statement is expected to become effective, prospective investors who have previously submitted bids will be contacted by e-mail, telephone or fax and advised of the expected date of effectiveness of the registration statement. No further bids may be submitted, nor may a previously submitted bid be modified, after 4:00 p.m., New York City time, on the business day immediately preceding the date the registration statement is expected to become effective.

     - A bid by a prospective investor involves no obligation or commitment of any kind prior to pricing of the offering and final confirmation of that bid by the bidder after pricing, as provided below. A bid can be modified at any time until 4:00 p.m. on the business day immediately preceding the expected date of effectiveness of the registration statement to increase or decrease the number of shares and/or the price specified in the bid. In addition, a bid can be withdrawn at any time prior to the closing of the auction, which will occur after the registration statement becomes effective and no later than 9:00 p.m., New York City time, on the day the initial public offering price is determined. Shares offered through the auction process, similar to those offered through the traditional process, may not be sold, nor may offers to buy those shares be accepted, prior to the time that the registration statement becomes effective.

     - After the registration statement becomes effective, we and the representatives of the underwriters, in consultation with Reuters, will determine the initial public offering price of the common stock. Promptly thereafter, those bidders who have not previously withdrawn their bids will be contacted by e-mail, telephone or fax. They will be advised that the registration statement has become effective, informed of the public offering price and requested to confirm their bids. In response to that request, they may withdraw, but may not modify, their bids. In other words, a bidder may confirm or withdraw a bid, but neither the bid price nor the number of shares previously specified by the bidder may be increased or decreased.

     - The auction will close promptly after bidders have been informed of the initial public offering price and accorded the opportunity to confirm their bids, as provided above. The actual time the auction closes will be determined by Credit Suisse First Boston Corporation and WR Hambrecht + Co on the basis of general market conditions at the time the initial public offering price has been determined, and in no event later than 9:00 p.m., New York City time, on the day the initial public offering price is determined. ALL BIDS THAT ARE NOT CONFIRMED BEFORE THE TIME THE AUCTION CLOSES WILL BE DEEMED WITHDRAWN AND THOSE BIDDERS WHO HAVE NOT CONFIRMED THEIR BIDS WILL NOT BE ELIGIBLE TO RECEIVE AN ALLOCATION OF SHARES.

     - Once the auction closes, the underwriters will accept all previously confirmed valid bids that are at or above the public offering price. If a prospective investor has submitted two or more bids, all of those bids that are at or above the public offering price will be accepted. The price to be paid by all bidders whose bids are accepted will be the initial public offering price, whether or not their bids are higher than that price. The public offering price will determine the allocation of shares among bidders in the auction process, with all bidders whose bids are accepted receiving a pro rata portion of the shares distributed through the auction process. However, the number of shares allocated to each bidder will be less than the number included in that bidder's accepted bids if the total number of shares represented by all accepted bids exceeds the total number of shares to be distributed through the auction process. The underwriters reserve the right to alter this method of allocation as they deem necessary to ensure a fair and orderly distribution of our shares. For example, a bid for an unusually large number of shares may be reduced to ensure a sufficiently broad distribution of the shares in the auction process.

     - Successful bidders will be notified by e-mail, telephone or fax that the auction has closed and that their confirmed bids have been accepted. Other bidders will be notified that their bids have not been accepted.

     - Prospective investors may at any time expressly request that all, or any specific, communications between them and the underwriters and participating dealers be made by specific means of communication, including e-mail, telephone and fax.

     Some of the underwriters and selling group members may submit firm bids that reflect indications of interest that they have received from their retail (non-institutional) customers at prices within the range set forth on the cover page of this prospectus. In those cases, the underwriter or selling group member will be treated as a bidder for purposes of allocating the shares that are distributed through the auction process.

     Only those bids submitted by prospective investors that meet the requirements established by the participating underwriters or selling group members with respect to account eligibility, status, size and funding will be considered to be valid. In order to open a brokerage account with an underwriter participating in the auction process, a prospective bidder may be required to make a minimum deposit in its account. This brokerage account will be a general account subject to that underwriter's customary rules, and may not be limited to this offering. In addition, once the registration statement becomes effective and the auction closes, a bidder may be required to maintain an account balance equal to or in excess of the aggregate amount of its bid or that bid will not be accepted. However, other than the minimum deposit described above, bidders will not be required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to the underwriters, and any amounts in excess of the required minimum deposit may be withdrawn by the bidder, at any time until the acceptance of the bid and the subsequent closing of this offering. The minimum deposit required for a potential investor seeking to establish an account with and submit a bid through WR Hambrecht + Co is $2,000. The eligibility standards and account funding requirements of the various participating underwriters other than WR Hambrecht + Co may vary.

     We own approximately 7.8% of the outstanding common stock of WR Hambrecht + Co. In addition, two of the 12 members of the board of directors of WR Hambrecht + Co are officers and employees of our company. We believe that we do not control and are not an affiliate of WR Hambrecht + Co. However, because of our relationship with WR Hambrecht + Co, this offering is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules. Rule 2720 requires that the initial public offering price of the shares of common stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of common stock will be no higher than the price recommended by Credit Suisse First Boston Corporation.

     We have agreed that, for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, except for the following:

     - issuances of common stock pursuant to the exercise of employee stock options or pursuant to bonus or other employee benefit plans or employment agreements outstanding or in effect on the date of this prospectus;

     - grants of options under the Instinet 2000 Stock Option Plan;

     - the filing of a registration statement on Form S-8 relating to issuance of common stock upon exercise of our employee stock options; and

     - issuances of securities by us in an acquisition or investment transaction in which each recipient of the securities agrees to be bound by the same restrictions as those described in the following paragraph as applicable to our executive officers and directors and Reuters.


     Our executive officers and directors, and Reuters, have agreed that, for a period of 180 days after the date of this prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation.


     We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make with respect to those liabilities.

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

     - Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase conformation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities law.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and about the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of our common stock being offered by us will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Legal matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     PricewaterhouseCoopers LLP, independent accountants, have audited our financial statements included in this prospectus, as indicated in their report with respect thereto. We have included our audited financial statements in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, given on that firm's authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission. This prospectus does not contain all of the information included in the registration statement. We have filed agreements and other documents as exhibits to the registration statement. Statements in this prospectus regarding these agreements and other documents are qualified by reference to the actual documents.

     You may read and copy the registration statement, including the exhibits thereto, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site (http://www.sec.gov). (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC Internet site into this prospectus.)

                               INSTINET GROUP LLC

                     INDEX TO COMBINED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2

Combined Statements of Financial Condition as of December
  31, 1999 and 2000 and March 31, 2001 (unaudited)..........  F-3

Combined Statements of Income for the years ended December
  31, 1998, 1999 and 2000 and for the three months ended
  March 31, 2000 (unaudited) and 2001 (unaudited)...........  F-4

Combined Statements of Changes in Members' Equity for the
  years ended December 31, 1998, 1999 and 2000 and March 31,
  2001 (unaudited)..........................................  F-5

Combined Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000 and for the three months
  ended March 31, 2000 (unaudited) and 2001 (unaudited).....  F-6

Notes to Combined Financial Statements......................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Members of
Instinet Group LLC

     In our opinion, the accompanying combined statements of financial condition and the related combined statements of income, changes in members' equity and cash flows present fairly, in all material respects, the financial position of Instinet Group LLC as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York
March 30, 2001

                               INSTINET GROUP LLC

                   COMBINED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)


                                                        DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                                            1999            2000            2001
                                                        ------------    ------------    ------------
                                                                                        (UNAUDITED)
ASSETS
Cash and cash equivalents.............................   $  349,522      $  415,199      $  336,392
Securities segregated under federal regulations.......           --          70,000          86,000
Securities owned, at market value.....................      214,625         185,121         149,692
Securities borrowed...................................      140,118         245,833         303,242
Receivable from broker-dealers........................      434,995         660,319         494,505
Receivable from customers.............................      110,006         149,080         113,871
Commissions and other receivables, net................       89,792         123,609         160,983
Investments...........................................       48,367          83,801          85,701
Receivable from affiliates, net.......................           --          14,267              --
Fixed assets and leasehold improvements, net of
  accumulated depreciation and amortization...........      190,507         195,636         227,618
Goodwill, net of accumulated amortization.............       40,892          81,830          79,819
Deferred tax assets, net..............................       41,019          76,917          78,591
Other assets..........................................       87,627         138,812         138,217
                                                         ----------      ----------      ----------
          Total assets................................   $1,747,470      $2,440,424      $2,254,631
                                                         ==========      ==========      ==========
LIABILITIES AND MEMBERS' EQUITY
Liabilities
Short-term borrowings.................................   $  195,010      $  117,072      $  184,615
Payable to broker-dealers.............................      348,024         542,731         369,831
Payable to customers..................................      125,789         346,866         261,717
Taxes payable.........................................       28,099          50,516          67,005
Payable to Parent.....................................       12,384          22,488          21,466
Payable to affiliates, net............................        2,372              --             102
Subordinated debt to affiliate........................           --          50,417          49,291
Accrued compensation..................................      146,742         202,767         133,913
Accounts payable, accrued expenses and other
  liabilities.........................................      110,208         180,231         189,667
                                                         ----------      ----------      ----------
          Total liabilities...........................      968,628       1,513,088       1,277,607
                                                         ----------      ----------      ----------
Commitments and contingencies (Note 10)

Members' equity.......................................      778,842         927,336         977,024
                                                         ----------      ----------      ----------
          Total liabilities and members' equity.......   $1,747,470      $2,440,424      $2,254,631
                                                         ==========      ==========      ==========


    The accompanying notes are an integral part of these combined financial statements.

                               INSTINET GROUP LLC

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                                            THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,               MARCH 31,
                                     ----------------------------------    --------------------
                                       1998        1999         2000         2000        2001
                                     --------    --------    ----------    --------    --------
                                                                               (UNAUDITED)
REVENUES
Transaction fees.................    $821,757    $936,958    $1,385,509    $340,825    $415,463
Interest.........................      21,587      23,916        40,471       8,214      12,807
Investments......................      (1,175)      8,570         9,059        (511)      2,405
                                     --------    --------    ----------    --------    --------
          Total revenues.........     842,169     969,444     1,435,039     348,528     430,675
EXPENSES
Compensation and benefits........     205,970     257,491       412,391      94,334     133,785
Communications and equipment.....      73,065      92,322       153,735      28,897      45,391
Soft dollar and commission
  recapture......................      80,339      89,469       180,035      36,625      56,053
Brokerage, clearing and exchange
  fees...........................      67,766      78,966       137,446      33,890      36,734
Depreciation and amortization....      64,502      71,206        77,721      18,377      19,502
Professional fees................      24,182      62,737        95,256      25,660      15,684
Occupancy........................      22,935      27,096        38,250       9,930      10,890
Marketing and business
  development....................       9,767      23,447        32,679      12,781      10,154
Other............................      20,337      32,337        42,916      12,163      13,003
                                     --------    --------    ----------    --------    --------
          Total expenses.........     568,863     735,071     1,170,429     272,657     341,196
                                     --------    --------    ----------    --------    --------
Income before income taxes.......     273,306     234,373       264,610      75,871      89,479
Provision for income taxes.......     113,409      98,255       116,428      33,383      39,371
                                     --------    --------    ----------    --------    --------
          Net income.............    $159,897    $136,118    $  148,182    $ 42,488    $ 50,108
                                     ========    ========    ==========    ========    ========


    The accompanying notes are an integral part of these combined financial statements.

                               INSTINET GROUP LLC

               COMBINED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                                 (IN THOUSANDS)


                                                           UNEARNED     COMPREHENSIVE    MEMBERS'
                                                         COMPENSATION      INCOME         EQUITY
                                                         ------------   -------------    ---------
Total members' equity as of December 31, 1997..........                                  $ 540,637
  Net income...........................................                   $159,897         159,897
  Translation adjustment arising during the period, net
     of taxes..........................................                      3,028           3,028
Capital contribution...................................                                     51,460
Dividend to Parent.....................................                                    (52,000)
                                                                          --------       ---------
Total comprehensive income as of December 31, 1998.....                   $162,925
                                                                          ========
Total members' equity as of December 31, 1998..........                                  $ 703,022
  Net income...........................................                   $136,118         136,118
  Translation adjustment arising during the period, net
     of taxes..........................................                     (4,573)         (4,573)
Capital contribution...................................                                     44,275
Dividend to Parent.....................................                                   (100,000)
                                                                          --------       ---------
Total comprehensive income as of December 31, 1999.....                   $131,545
                                                                          ========
Total members' equity as of December 31, 1999..........                                  $ 778,842
  Net income...........................................                   $148,182         148,182
  Translation adjustment arising during the period, net
     of taxes..........................................                     (2,029)         (2,029)
  Stock options granted................................    $(23,271)                        23,271
  Stock options forfeited..............................       1,932                         (1,932)
  Amortization of stock options granted................       2,341
                                                           --------
Total unearned compensation as of December 31, 2000....    $(18,998)                       (18,998)
                                                           ========       --------
Total comprehensive income as of December 31, 2000.....                   $146,153
                                                                          ========       ---------
Total members' equity as of December 31, 2000..........                                  $ 927,336
  Net income (unaudited)...............................                   $ 50,108          50,108
  Translation adjustment arising during the period, net
     of taxes (unaudited)..............................                     (1,929)         (1,929)
  Total unearned compensation as of December 31, 2000
     (unaudited).......................................     (18,998)                        18,998
  Stock options forfeited (unaudited)..................          38                            (38)
  Amortization of stock options granted (unaudited)....       1,509
                                                           --------
Total unearned compensation as of March 31, 2001
  (unaudited)..........................................    $(17,451)                       (17,451)
                                                           ========       --------
Total comprehensive income as of March 31, 2001
  (unaudited)..........................................                   $ 48,179
                                                                          ========       ---------
Total members' equity as of March 31, 2001
  (unaudited)..........................................                                  $ 977,024
                                                                                         =========


    The accompanying notes are an integral part of these combined financial statements.

                               INSTINET GROUP LLC

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,              MARCH 31,
                                                        ---------------------------------   ---------------------
                                                          1998        1999        2000        2000        2001
                                                        ---------   ---------   ---------   ---------   ---------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  $ 159,897   $ 136,118   $ 148,182   $  42,488   $  50,108
Adjustments to reconcile net income to cash provided
  by/ (used in) operating activities:
  Depreciation and amortization.......................     64,502      71,206      77,721      18,377      19,502
  Deferred tax assets, net............................     (4,439)     (5,855)    (35,898)     (2,900)     (1,674)
  Amortization of unearned compensation...............         --          --       2,341          --       1,509
(Increases)/decreases in operating assets:
  Securities segregated under federal regulations.....         --          --     (70,000)         --     (16,000)
  Securities borrowed.................................    (56,124)    (51,713)   (105,715)   (104,792)    (57,409)
  Receivable from broker-dealers......................    (64,962)   (295,157)   (225,324)   (660,037)    165,814
  Receivable from customers...........................        414     (72,451)    (39,074)    (23,318)     35,209
  Commissions and other receivables, net..............    (11,264)    (32,952)    (33,817)    (24,275)    (37,374)
  Receivable from Parent..............................    (12,455)     12,455          --      (1,310)         --
  Receivable from affiliates, net.....................     (2,339)      2,339     (14,267)         --      14,267
  Other assets........................................    (12,481)    (32,779)    (51,185)    (16,281)        595
Increases/(decreases) in operating liabilities:
  Short-term borrowings...............................     13,639     119,664     (77,938)     74,187      67,543
  Payable to broker-dealers...........................     31,519     304,185     194,707     558,669    (172,900)
  Payable to customers................................     64,980       4,327     221,077     153,938     (85,149)
  Taxes payable.......................................     22,790      (7,784)     22,417      29,469      16,489
  Payable to Parent...................................     (8,468)     12,384      10,104     (12,384)     (1,022)
  Payable to affiliates, net..........................       (487)      2,372      (2,372)     (1,595)        102
  Accrued compensation................................     32,171      24,154      56,025     (19,128)    (68,854)
  Accounts payable, accrued expenses and other
    liabilities.......................................      3,084      56,772      70,023      72,313       9,436
                                                        ---------   ---------   ---------   ---------   ---------
    Cash provided by operating activities.............    219,977     247,285     147,007      83,421     (59,808)
                                                        ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Securities owned, at market value...................    (45,531)    (24,232)     29,504     (54,786)     35,429
  Investments.........................................         --     (47,767)    (35,434)    (15,148)     (1,900)
  Proceeds from sale of fixed assets to affiliate.....         --          --      17,300          --          --
  Purchase of fixed assets and leasehold
    improvements......................................    (81,096)   (105,482)    (92,645)    (23,139)    (49,473)
  Acquisitions of businesses, net of assets acquired
    and liabilities assumed...........................         --      (3,881)    (48,500)    (48,500)         --
                                                        ---------   ---------   ---------   ---------   ---------
    Cash used in investing activities.................   (126,627)   (181,362)   (129,775)   (141,573)    (15,944)
                                                        ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Subordinated debt to affiliate......................         --          --      50,417      49,000      (1,126)
  Dividend to Parent..................................    (52,000)   (100,000)         --          --          --
  Capital contribution from Parent....................     51,460      44,275          --          --          --
                                                        ---------   ---------   ---------   ---------   ---------
    Cash (used in)/provided by financing activities...       (540)    (55,725)     50,417      49,000      (1,126)
                                                        ---------   ---------   ---------   ---------   ---------
Effect of exchange rate differences in cash and cash
  equivalents.........................................      1,411          43      (1,972)     (1,271)     (1,929)
                                                        ---------   ---------   ---------   ---------   ---------
Increase/(decrease) in cash and cash equivalents......     94,221      10,241      65,677     (10,423)    (78,807)
Cash and cash equivalents, beginning of year..........    245,060     339,281     349,522     349,522     415,199
                                                        ---------   ---------   ---------   ---------   ---------
Cash and cash equivalents, end of year................  $ 339,281   $ 349,522   $ 415,199   $ 339,099   $ 336,392
                                                        =========   =========   =========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for interest............................  $     683   $     337   $   7,042   $     252   $   3,367
    Cash paid for taxes...............................  $ 110,886   $  95,828   $ 139,403   $   2,948   $  22,976


    The accompanying notes are an integral part of these combined financial statements.

                               INSTINET GROUP LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR


          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     Instinet Group LLC (the "Company" or "Instinet") is an indirect wholly owned subsidiary of Reuters Group PLC ("Reuters" or "Parent"). The Company provides agency and other brokerage services to broker-dealers and institutional customers through Instinet Global Holdings, Inc. ("IGHI") and its primary operating subsidiaries set forth below:

     - Instinet Corp. ("ICorp."), a U.S. registered broker-dealer which provides agency brokerage services to broker-dealers and institutional customers primarily through its automated real-time trading system.

     - Instinet Clearing Services, Inc. ("ICS"), a U.S. registered broker-dealer which provides execution and clearing services to affiliates, including ICorp., and unaffiliated broker-dealers in the United States.

     - Instinet Fixed Income, Inc., a U.S. registered broker-dealer which provides agency brokerage services for banks and broker-dealers trading U.S. government securities.

     - Lynch, Jones & Ryan, Inc. ("LJR"), a U.S. registered broker-dealer offering specialized brokerage, research and commission recapture services to pension plan sponsors and managers.

     - Instinet International Corp., a Delaware holding company which, through its locally registered broker-dealer subsidiaries, provides agency and other brokerage services in equity and fixed income securities to broker-dealers and institutional customers in Europe, Asia and Canada.

2. REORGANIZATION

     Prior to September 30, 2000, Reuters ownership of the Company's global agency brokerage operations was structured such that its U.S. operations were owned through a U.S.-based holding company, and its European and Asian operations were owned through European-based holding companies. Effective September 30, 2000, Instinet reorganized its worldwide operations to combine all of Instinet's operations under one holding company structure. On October 5, 2000, the board of directors of Reuters created and authorized a sub-committee to approve an initial public offering of Instinet. On February 6, 2001, the sub-committee authorized the filing of a registration statement with the Securities and Exchange Commission in connection with the initial public offering. The reorganization was accounted for in a manner similar to a pooling of interests and included the following steps:

     - Reuters established the Company, a newly formed limited liability company, in June 2000 and IGHI in May 2000, for the purposes of consolidating Instinet's global agency brokerage operations.


     - In July 2000, Reuters transferred through the Company substantially all of the operating assets and liabilities of Instinet Corporation, which prior to the reorganization served as Instinet's U.S.-based agency brokerage operations, to IGHI at book value in exchange for common shares of IGHI. IGHI then transferred the operating assets and liabilities to its subsidiary, ICorp. The reorganization did not include the transfer of Instinet Corporation's Swiss operations, which as of March 31, 2001, was awaiting regulatory approval. Accordingly, while the operations of Instinet Schweiz AG have yet to be transferred to ICorp., they have been included in the Company's combined financial statements.


     - In September 2000, Reuters transferred through the Company its existing ownership interest, with the exception of Instinet Corporation's Swiss operations, in Instinet Holdings Limited, a U.K.-based holding company for Instinet's European and Asian agency brokerage operations, to IGHI at book value in exchange for common shares of IGHI.

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR


          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Reuters reorganized (Note 2) its ownership of Instinet's worldwide agency brokerage operations so that they would be wholly owned and consolidated into the Company and its subsidiaries. Due to the Company's inability to transfer its Swiss operations as of December 31, 2000, the accompanying financial statements include the accounts of the Company and the entities comprising its global agency brokerage business, described in Notes 1 and 2, on a combined rather than a consolidated basis for all periods presented during which they were under Reuters' control. All significant transactions and balances between and among the combined entities have been eliminated in the combination.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

TRANSACTION FEES

     Transaction fees and related expenses arising from securities brokerage transactions are recorded on a trade date basis.

SOFT DOLLAR AND COMMISSION RECAPTURE

     Soft dollar and commission recapture expenses primarily relate to the purchase of third party research products as well as payments made as part of the Company's commission recapture services. The Company reports its transaction fee revenue from these businesses separately from its soft dollar and commission recapture expenses.

DEPRECIATION AND AMORTIZATION OF FIXED ASSETS ($ IN THOUSANDS)


     Depreciation of capitalized furniture and equipment is provided on a straight-line basis using estimated useful lives of three to ten years. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the estimated useful life. Fixed assets are stated at cost, net of accumulated depreciation and amortization of $253,402, $300,286 and $313,220 as of December 31, 1999 and 2000 and March 31, 2001, respectively. Depreciation and amortization expense was $59,951, $66,590, $70,216 and $16,614 and $17,491 for the years ended December 31, 1998, 1999 and 2000, and for the three months ended March 31, 2000 and 2001, respectively.


ACQUISITIONS AND GOODWILL ($ IN THOUSANDS)

     All business acquisitions have been accounted for under the purchase method and, accordingly, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill on the combined statements of financial condition. The carrying value of goodwill is reviewed on a periodic basis for recoverability based upon the undiscounted cash flows of the businesses acquired over the remaining amortization period. Should the review indicate that goodwill is not recoverable, the Company's carrying value of goodwill would be reduced by the estimated shortfall of the discounted cash flows. Pursuant to the purchase method, the results of operations, changes in members' equity and cash flows of acquired companies and businesses are included in consolidated operations only for those periods following the date of their acquisition.

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR


          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


MARKETING AND BUSINESS DEVELOPMENT

     Advertising costs are expensed when incurred.

SOFTWARE COSTS

     Costs for internal use software, whether developed or obtained, are assessed to determine whether they should be capitalized or expensed.

INCOME TAXES

     Prior to its reorganization (Note 2), the Company's U.S. operations were included in the federal income tax returns filed by an affiliate in the United States. The Company determined its provision for federal income taxes as if it had filed separate income tax returns. After the reorganization, the Company will file a separate federal income tax return. Prior to the reorganization, the Company filed separate income tax returns in other countries and combined U.S. state and local income tax returns with an affiliate. The Company will continue to file in this manner after the reorganization.

     The Company records deferred tax assets and liabilities for the difference between the tax basis of assets and liabilities and the amounts recorded for financial reporting purposes, using current tax rates. Deferred tax expenses and benefits are recognized in the combined statements of income for changes in deferred tax assets and liabilities.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation plans in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), SFAS 123 Accounting for Stock-Based Compensation ("SFAS No. 123"), and related accounting interpretations. The Company has chosen to account for stock options granted to employees using the intrinsic value method prescribed in APB No. 25 and accordingly compensation expense is measured as the excess, if any, of the estimated fair value of the Company at the date of grant over the option exercise price and is recorded over the vesting period. For options granted to non-employees, the Company uses the fair value method prescribed in SFAS No. 123 and accordingly records compensation expense over the vesting period. See Note 7 for the pro forma disclosures required by SFAS No. 123.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

SECURITIES OWNED ($ IN THOUSANDS)

     Securities owned are recorded on a trade date basis and primarily represent U.S. and foreign government securities, as well as shares of the London Stock Exchange, and are carried at their market value with unrealized gains and losses reported in income. Marketable securities owned consisted of the following:


                                                                 DECEMBER 31,       MARCH 31,
                                                              -------------------   ---------
                                                                1999       2000       2001
                                                              --------   --------   ---------
U.S. government and federal agency obligations..............  $208,872   $167,360    121,305
Foreign sovereign obligations and other.....................     5,753     17,761     28,387
                                                              --------   --------   --------
          Total.............................................  $214,625   $185,121    149,692
                                                              ========   ========   ========

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR


          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


SECURITIES BORROWED

     Securities borrowed are recorded at the amount of cash collateral advanced as these transactions require the Company to deposit cash with the lender. The Company monitors the market value of the securities borrowed on a daily basis, with additional collateral obtained or refunded, as necessary.

RECEIVABLE FROM AND PAYABLE TO BROKER-DEALERS

     Receivable from broker-dealers are primarily comprised of fails to deliver. Fails to deliver arise when the Company does not deliver securities on settlement date. The Company records the selling price as a receivable due from the purchasing broker-dealer. The receivable is collected upon delivery of the securities. Payable to broker-dealers are primarily comprised of fails to receive. Fails to receive arise when the Company does not receive securities on settlement date. The Company records the amount of the purchase price as a payable due to the selling broker-dealer. The liability is paid upon receipt of the securities.

RECEIVABLE FROM AND PAYABLE TO CUSTOMERS

     Receivable from customers primarily represent customer debit balances and payable to customers represent free credit balances in customer accounts.

COMMISSIONS AND OTHER RECEIVABLES, NET ($ IN THOUSANDS)

     Commissions and other receivables are reported net of a provision for doubtful accounts. The following table summarizes the activity in the Company's allowance for doubtful accounts:


                                                        BALANCE AT   ADDITIONS    AMOUNTS   BALANCE AT
                                                        BEGINNING    CHARGED TO   WRITTEN     END OF
                                                        OF PERIOD     EXPENSE       OFF       PERIOD
                                                        ----------   ----------   -------   ----------
For the year ended December 31, 1999:
  Allowance for doubtful accounts.....................    $1,330       $1,334      $(723)     $1,941
For the year ended December 31, 2000:
  Allowance for doubtful accounts.....................    $1,941       $1,850      $(605)     $3,186
For the three months ended March 31, 2001:
  Allowance for doubtful accounts.....................    $3,186       $1,405      $(788)     $3,803


INVESTMENTS

     Investments are stated at estimated fair value as determined in good faith by management. Generally, management will initially value investments at cost and require that changes in value be established by meaningful third-party transactions or a significant impairment in the financial condition or operating performance of the issuer, unless meaningful developments occur that otherwise warrant a change in the valuation of an investment. Factors considered in valuing individual investments include, without limitation, available market prices, type of security, purchase price, purchases of the same or similar securities by other investors, marketability, restrictions on disposition, current financial position and operating results, and other pertinent information.

     Management uses its best judgment in estimating the fair value of these investments. There are inherent limitations in any estimation technique. The fair value estimates presented herein are not necessarily indicative of an amount which the Company could realize in a current transaction. Because of the inherent uncertainty of valuation, these estimated fair values do not necessarily represent amounts that might be ultimately realized, since such amounts depend on future circumstances, and the differences could be material.

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR


          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Transactions involving purchases of securities under agreements to resell are treated as collateralized financing transactions and are recorded at their contracted resale amounts plus accrued interests. It is the Company's policy to take possession of securities with a market value in excess of the principal amount loaned plus the accrued interest thereon, in order to collateralize reverse repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned, when necessary. It is the Company's policy to value collateral daily and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

COLLATERAL ARRANGEMENTS ($ IN THOUSANDS)


     At December 31, 2000 and March 31, 2001, the fair value of collateral held by the Company that can be sold or repledged totaled approximately $307,424 and $385,955, respectively. Such collateral is generally obtained under resale and securities borrowing agreements. Of this collateral, approximately $236,000 and $303,242 has been sold or repledged generally to cover short sales or effect deliveries of securities as of December 31, 2000 and March 31, 2001, respectively. In addition, securities in customer accounts with a fair value of approximately $104,810 and $18,831 could be sold or repledged by the Company as of December 31, 2000 and March 31, 2001, respectively.


FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of subsidiaries whose functional currency is not the U.S. dollar are translated based on the end of period exchange rates from local currency to U.S. dollars. Results of operations are translated at the average exchange rates in effect during the period. The resulting gains or losses are reported as comprehensive income on the combined statements of changes in members' equity.

4. GOODWILL AND ACQUISITIONS ($ IN THOUSANDS)

     Instinet Corporation was acquired by Reuters in 1987. For purposes of preparing the combined financial statements of the Company, the $96,893 excess over the fair value of the net assets acquired by Reuters was recorded by the Company as goodwill.


     Goodwill arising from acquisitions of businesses, as well as the acquisition of Instinet Corporation by Reuters, is amortized on a straight-line basis over a period of 15 to 20 years. Goodwill is stated at cost, net of accumulated amortization of $62,993, $70,498 and $72,509 as of December 31, 1999 and 2000 and March 31, 2001, respectively. Goodwill amortization was $4,551, $4,616, $7,505 and $1,763 and $2,011 for the years ending December 31, 1998,
1999 and 2000 and for the three months ended March 31, 2000 and 2001, respectively.


     A description of the Company's significant acquisitions, including the date acquired, purchase price (including acquisition costs) and goodwill recognized, is as follows:

     - Montag Popper & Partner GmbH, a German fixed income broker-dealer, was acquired in October 1999 for $5,989. The $3,881 excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

     - LJR was acquired in February 2000 for $49,500. The $48,500 excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

     Pursuant to the purchase method of accounting, the accompanying combined statements of income reflect the results of operations of the aforementioned entities and businesses subsequent to the date of

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)

acquisition. Pro forma consolidated results after giving effect to the acquisition as of the beginning of the year preceding the year in which the acquisition occurred would not have been materially different from the reported amounts.

5. INVESTMENTS ($ IN THOUSANDS)


     From time to time, the Company makes strategic investments in other companies. The changes in the carrying values at the end of each period of investments made in non-U.S. dollars result from fluctuations in exchange rates. A description of the Company's more significant investments, including date of investment, invested amount and percentage of ownership are as follows:



     - WR Hambrecht + Co ("Hambrecht") -- In May 1999 and April 2000, the Company made strategic investments totaling $27,500, now representing a 7.8% interest, in Hambrecht. Hambrecht underwrites initial public offerings through its auction-based securities offering via the Internet, performs research and analysis, places and invests in private equity transactions, and offers mergers and acquisition advisory services. As of December 31, 2000 and March 31, 2001, the Company carried its investment at estimated fair value, which was unchanged from its original cost.



     - TP Group LDC -- Beginning in May 1999, the Company made strategic investments, and also sold certain portions of its investment, in TP Group LDC. TP Group LDC is a consortium led by the Company that owns 54% of Tradepoint Financial Networks plc, a U.K.-based electronic order driven equities market for U.K. securities. In November 2000, the Company made an additional investment and, as of December 31, 2000 and March 31, 2001, the Company carried its investment at estimated fair value of $6,907, which was unchanged from the cost.



     - Archipelago Holdings LLC ("Archipelago") -- In July 1999, the Company made a strategic investment of 15,528 GBP, representing a 11.1% voting interest, in Archipelago. Archipelago, through its subsidiary, provides order entry and execution capabilities using proprietary systems while providing customers access to liquidity, including access to other electronic communication networks. As of December 31, 2000 and March 31, 2001, the Company carried its investment at estimated fair value of $23,137 and $22,516, respectively, which was unchanged from its original cost.



     - Vencast, Inc. ("Vencast") -- In March 2000, the Company made a strategic investment of 5,031 GBP, representing a 12.6% interest, in Vencast. Vencast provides solutions by using the Internet to facilitate the process of raising capital and investing for the private equity industry. As of December 31, 2000 and March 31, 2001, the Company carried its investment at estimated fair value of $7,496 and $7,295, respectively, which was unchanged from its original cost.



     - The Nasdaq Stock Market, Inc. -- In April 2000, the Company made a strategic investment of $15,475 in The Nasdaq Stock Market, Inc. As of December 31, 2000 and March 31, 2001, the Company carried its investment at estimated fair value, which was unchanged from its original cost.



     - Tradeware S.A. ("Tradeware") -- In July 2000, the Company made a strategic investment of 4,000 euros, representing a 25.0% interest, in Tradeware. Tradeware is a European based provider of integrated order routing solutions to broker-dealers in Europe. As of December 31, 2000 and March 31, 2001, the Company carried its investment at $3,723 and $3,286, respectively, as determined under the equity method.



     - Knight Roundtable Europe Ltd. ("Roundtable") -- In March 2001, the Company made a strategic investment of $1,000 in Knight Roundtable Europe Ltd. The Roundtable is a pan-European broker

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


      consortium designed to compete for orderflow from small investors in the region. As of March 31, 2001, the Company carried its investment at estimated fair value, which was unchanged from its original cost.



     - JapanCross Securities Co. Ltd. ("Japan Cross") -- In February 2001, the Company made a strategic investment of $1,722 in Japan Cross, a joint venture which was established to provide a crossing service for Japanese equity securities. As of March 31, 2001, the Company carried its investment at estimated fair value, which was unchanged from its original cost.


6. SHORT-TERM BORROWINGS ($ IN THOUSANDS)

     Short-term borrowings represent amounts borrowed on uncommitted bank lines of credit, which provide for borrowings for operational and general corporate purposes which generally bear interest rates that approximate the Federal Funds rate in the United States and euro or pound sterling LIBOR rates in Europe. The following is a summary of short-term borrowings information:


                                                        YEAR ENDED DECEMBER 31,      THREE MONTHS
                                                        ------------------------        ENDED
                                                          1999          2000        MARCH 31, 2001
                                                        ---------    -----------    --------------
Average amount outstanding during each period:
     U.S. dollar denominated..........................  $    128     $    5,970        $ 11,193
     Non-U.S. dollar denominated......................    25,290        153,136          97,866
                                                        --------     ----------        --------
          Total.......................................  $ 25,418     $  159,106        $109,059
                                                        ========     ==========        ========
Maximum amount outstanding during each period:
     U.S. dollar denominated..........................  $ 10,800     $  114,000        $ 21,000
     Non-U.S. dollar denominated......................   201,013        913,279         183,653
                                                        --------     ----------        --------
          Total.......................................  $211,813     $1,027,279        $204,653
                                                        ========     ==========        ========


     Weighted average interest rates for U.S. dollar and non-U.S. dollar denominated obligations are as follows:


                                                               YEAR ENDED
                                                              DECEMBER 31,     THREE MONTHS
                                                              ------------        ENDED
                                                              1999    2000    MARCH 31, 2001
                                                              ----    ----    --------------
U.S. dollar denominated:

     Weighted average interest rate during each period......  5.78%   6.67%        6.15%
     Weighted average interest rate at each period end......  5.94    7.06         5.56

Non-U.S. dollar denominated:
     Weighted average interest rate during each period......  3.74    5.86         5.83
     Weighted average interest rate at each period end......  4.75    6.21         6.05


7. STOCK-BASED COMPENSATION ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INSTINET PLAN

     Substantially all employees and certain directors of the Company and certain employees of Radianz who were previously employees of the Company (Note
12) participate in the Company's stock option plan ("Instinet Plan"), which was adopted in February 2000. The Instinet Plan assumes that the Company will be converted into a Delaware corporation prior to any exercise date. Under the Instinet Plan, options on the Company's common shares are issued for terms of 7 years, vesting over 4 years, one quarter on the first anniversary of grant and 1/36 on the last day of each month thereafter. Subject to vesting and

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


expiration provisions, participant exercise rights occur upon an initial public offering or six and one-half years from the original grant date. The options are exercisable at the estimated fair market value of the shares on the date the options were issued. The terms for options granted to employees and non-employees are the same. As of December 31, 2000, outstanding options had exercise prices ranging from $15.00 to $19.63, a weighted average remaining life of 5.8 years, and expiration dates ranging from August 2006 to April 2007. As of March 31, 2001, outstanding options had exercise prices ranging from $15.00 to $19.63, a weighted average remaining life of 6.2 years, and expiration dates ranging from August 2006 to September 2007. A summary of the Instinet Plan stock option activity is as follows:


                                   DECEMBER 31,     WEIGHTED AVERAGE      MARCH 31,     WEIGHTED AVERAGE      MARCH 31,
                                       2000       EXERCISE PRICE/OPTION     2000      EXERCISE PRICE/OPTION      2001
                                   ------------   ---------------------   ---------   ---------------------   ----------
Outstanding, beginning of
  period.........................           --           $   --                  --                            6,778,850
Granted..........................    7,367,050            15.33           6,173,600           15.00            8,428,410
Forfeited........................      588,200            15.02             151,500           15.00              303,565
                                    ----------                            ---------                           ----------
Number outstanding, end of
  period.........................    6,778,850            15.35           6,022,100           15.00           14,903,695

                                     WEIGHTED AVERAGE
                                   EXERCISE PRICE/OPTION
                                   ---------------------
Outstanding, beginning of
  period.........................         $15.35
Granted..........................          19.37
                                          ------
Forfeited........................          15.13
Number outstanding, end of
  period.........................          17.62



     No options were exercisable as of December 31, 2000 and March 31, 2001.



     On September 2, 2000, the board of directors of the Company approved a modification to the Instinet Plan changing the exercise terms. Accordingly, the Company recorded as unearned compensation the difference between the exercise price of the option and estimated fair market value of the Company as of the date of modification for options granted to employees. For options granted to non-employees, the Company recorded the estimated fair value of the option on the date of modification as unearned compensation and the change in fair value between the date of modification and December 31, 2000 and March 31, 2001, using the Black-Scholes option pricing model, using the following assumptions: dividend yield, 0%; expected volatility, 68.48%; risk free interest rate, 5.95%; and expected life, in years, 7. The Company recorded unearned compensation of $22,553 and $718 for employees and non-employees, respectively, as a separate component of members' equity. These amounts are amortized in accordance with the remaining vesting provision.


REUTERS PLANS

     Certain employees of the Company participate in the following Reuters stock option plans (collectively, the "Reuters Plans").

     - Save As You Earn Plan ("SAYE Plan") -- Reuters introduces a new SAYE plan each year. For U.S.-based employees, options are issued on Reuters American Depositary Shares ("ADS"). SAYE options are issued for terms of 4 or 6 years, vest over a 3 or 5 year period, respectively, and are exercisable at the market price of the ADS on the date of grant. The Company will contribute 20% of the exercise price of the option to U.S.-based employees when exercised. For non-U.S.-based employees, options are issued on Reuters ordinary shares. Options are issued for terms similar to the U.S.-based employees, however, they have an exercise price 20% less than the market price of the ordinary shares on the date of grant. Accordingly, the Company recorded as deferred compensation the intrinsic value of the stock options awarded which is recognized over the vesting

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


       period. The following table summarizes Reuters ADS and ordinary share options issued under the Reuters SAYE Plan as of December 31, 2000 and March 31, 2001:



                                                                    WEIGHTED AVERAGE           WEIGHTED AVERAGE
                                             OPTIONS                 EXERCISE PRICE         REMAINING CONTRACTUAL
                                           OUTSTANDING                 ($/OPTION)                LIFE (YEARS)
                                     ------------------------   ------------------------   ------------------------
                                     DECEMBER 31,   MARCH 31,   DECEMBER 31,   MARCH 31,   DECEMBER 31,   MARCH 31,
                 PLAN                    2000         2001          2000         2001          2000         2001
                 ----                ------------   ---------   ------------   ---------   ------------   ---------
    ADS
    1998 SAYE......................     23,665       23,665        $58.86       $58.86         1.6           1.3
    1999 SAYE......................      9,843        9,843         82.06        82.06         2.6           2.3

    ORDINARY SHARES
    1996 SAYE......................     10,495       10,495        $ 9.32       $ 9.32         0.8           0.5
    1997 SAYE......................     25,116       25,116          7.77         7.77         1.8           1.5
    1998 SAYE......................     55,584       55,584          7.41         7.41         1.6           1.3
    1999 SAYE......................     70,891       70,891         10.34        10.34         2.4           2.2
    2000 SAYE......................     80,512       80,512         15.38        15.38         3.6           3.4
    2001 SAYE (unaudited)..........         --       38,759            --        14.58          --           3.4



     - Plan 2000 -- Reuters introduced the Plan 2000 option plan in 1998, under which employees may be entitled to a single option award to acquire 2000 shares of Reuters ordinary shares. Options are issued for terms of 4 years, vest after a 3 year period and are exercisable at the market price of the ordinary share on the date of grant. The following table summarizes Reuters ordinary share options issued under the Reuters Plan 2000 as of December 31, 2000 and March 31, 2001:



                                                                    WEIGHTED AVERAGE           WEIGHTED AVERAGE
                                             OPTIONS                 EXERCISE PRICE         REMAINING CONTRACTUAL
                                           OUTSTANDING                 ($/OPTION)                LIFE (YEARS)
                                     ------------------------   ------------------------   ------------------------
                                     DECEMBER 31,   MARCH 31,   DECEMBER 31,   MARCH 31,   DECEMBER 31,   MARCH 31,
                 PLAN                    2000         2001          2000         2001          2000         2001
                 ----                ------------   ---------   ------------   ---------   ------------   ---------
    1998 Plan 2000.................   1,378,000     1,378,000        8.53         8.53         0.8           0.5
    1999 Plan 2000.................     336,000       336,000       12.62        12.62         1.8           1.5


     Reuters ADS option activity under the Reuters SAYE Plan is as follows:

                                   WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                   AVERAGE                AVERAGE                AVERAGE                AVERAGE
                       DEC. 31,    EXERCISE   DEC. 31,    EXERCISE   DEC. 31,    EXERCISE   MARCH 31,   EXERCISE   MARCH 31,
                         1998       PRICE       1999       PRICE       2000       PRICE       2000       PRICE       2001
                       ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
Number outstanding,
  beginning of
  period.............     72,148    $20.22       70,252    $34.49       33,711    $65.65     33,711      $65.65     33,508
Granted..............     26,110     58.88        9,843     82.06           --        --         --          --         --
Exercised............     16,516     14.69       40,876     21.86           --        --         --          --         --
Forfeited............     11,490     28.76        5,508     22.53          203     58.88         --          --         --
                       ---------              ---------              ---------               ------                 ------
Number outstanding,
  end of period......     70,252    $34.49       33,711    $65.65       33,508    $65.89     33,711      $65.65     33,508
Exercisable, end of
  period.............         --        --           --        --           --        --         --          --         --

                       WEIGHTED
                       AVERAGE
                       EXERCISE
                        PRICE
                       --------
Number outstanding,
  beginning of
  period.............   $65.89
Granted..............       --
Exercised............       --
Forfeited............       --
Number outstanding,
  end of period......   $65.89
Exercisable, end of
  period.............       --

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)

     Reuters ordinary shares option activity is as follows:

                                   WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                   AVERAGE                AVERAGE                AVERAGE                AVERAGE
                       DEC. 31,    EXERCISE   DEC. 31,    EXERCISE   DEC. 31,    EXERCISE   MARCH 31,   EXERCISE   MARCH 31,
                         1998       PRICE       1999       PRICE       2000       PRICE       2000       PRICE       2001
                       ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
Number outstanding,
  beginning of
  period.............    272,510    $ 6.72    1,652,817    $ 8.85    1,975,452    $ 9.55    1,975,452    $ 9.55    1,956,598
Granted..............  1,441,548      9.08      406,891     12.77       82,507     15.38       82,507     15.97       38,759
Exercised............     56,592      4.59       78,648      7.18       98,977      6.34           --        --           --
Forfeited............      4,649      8.24        5,608      7.81        2,384     14.13           --        --           --
                       ---------              ---------              ---------              ---------              ---------
Number outstanding,
  end of period......  1,652,817    $ 8.85    1,975,452    $ 9.55    1,956,598    $ 9.54    2,057,959    $ 9.75    1,995,357
Exercisable, end of
  period.............         --        --           --        --           --        --       99,366      4.09           --

                       WEIGHTED
                       AVERAGE
                       EXERCISE
                        PRICE
                       --------
Number outstanding,
  beginning of
  period.............   $ 9.54
Granted..............    14.58
Exercised............       --
Forfeited............       --
Number outstanding,
  end of period......   $ 9.15
Exercisable, end of
  period.............       --


     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, SFAS No. 123, Accounting for Stock-Based Compensation, and related accounting interpretations for all of its stock options plans referred to above, and accordingly, the Company recorded as compensation expense the following:


                                                                            THREE MONTHS
                                               YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                              -------------------------    ---------------
                                              1998     1999      2000      2000     2001
                                              -----    -----    -------    ----    -------
                                                             (IN THOUSANDS)
Instinet Plan...............................  $ --     $ --     $2,341     $--     $1,509
Reuters Plans...............................   217      268        333      70         78
                                              ----     ----     ------     ---     ------
          Total.............................  $217     $268     $2,674     $70     $1,587
                                              ====     ====     ======     ===     ======



     The weighted average estimated fair value of the Instinet Plan options granted during the year ended December 31, 2000 and the three months ended March 31, 2000 and 2001 was $10.93, $10.71 and $13.47 per option, respectively. The weighted average estimated fair value of the Reuters Plans ordinary share options granted during the year ended December 31, 2000 and the three months ended March 31, 2000 and 2001 was $9.04, $9.59 and $8.58 per option, respectively. Had the Company determined compensation cost based on the estimated fair value at the grant dates for the Instinet Plan and Reuters Plans options under SFAS No. 123, the Company's net income for the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001 would have been as follows:



                                                                       THREE MONTHS
                                                                          ENDED
                                    YEAR ENDED DECEMBER 31,             MARCH 31,
                                --------------------------------    ------------------
                                  1998        1999        2000       2000       2001
                                --------    --------    --------    -------    -------
                                                    (IN THOUSANDS)
Net income as reported........  $159,897    $136,118    $148,182    $42,488    $50,108
Pro forma net income..........   159,741     135,369     140,652     41,295     48,624

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)

     The fair value of each option granted is estimated as of its respective grant dates using the Black Scholes option pricing model with the following weighted average assumptions:


                                                                                         EXPECTED
                                              DIVIDEND    EXPECTED      RISK FREE        LIFE, IN
                    PLAN                       YIELD     VOLATILITY   INTEREST RATE       YEARS
                    ----                      --------   ----------   -------------   --------------
Instinet Plan...............................       0%      68.48%         6.54%           7
1996 SAYE...................................    1.47       23.79          7.00          3 or 5
1997 SAYE...................................    1.47       23.79          7.00          3 or 5
1998 SAYE...................................    1.50       21.64          6.78          3 or 5
1999 SAYE...................................    1.70       23.69          5.24          3 or 5
2000 SAYE...................................    1.30       47.90          6.76          3 or 5
2001 SAYE (unaudited).......................    1.33       48.84          6.77          3 or 5
1998 Plan 2000..............................    1.70       34.30          6.00            3
1999 Plan 2000..............................    1.70       34.30          5.23            3


8. EMPLOYEE BENEFIT PLANS ($ IN THOUSANDS)


     The Company participates in various Reuters pension plans around the world. The U.S. employees are eligible to participate in the Reuters 401(k) plan. The majority of non-U.S. employees who join the Company prior to April 1999 are eligible to participate in Reuters Pension Fund ("RP Fund"). The majority of non-U.S. employees who joined after April 1999 are eligible to participate in the Reuters Retirement Plan ("RR Plan"). Each of these plans is supplemented by non-qualified plans that allow for contributions above limits imposed by local taxing authorities. Funding is provided by voluntary contributions from members of the plans and contributions from the Company. U.S. employees can contribute up to 13% of their annual base salary to the 401(k) plan and the Company contributes 8.125% of the employees' annual base salary. For the RR Plan, non-U.S. employees can contribute up to 4% of their annual base salary and the Company contributes 7% of their annual base salary. For the RP Fund, non-U.S. employees can contribute up to 6% of their annual base salary and the Company contributes 10.025% of their annual base salary. All plans are administered by third parties.



     Certain employees of the Company also participate in a long-term performance-based incentive compensation plan ("Long term plan"). Under the Long term plan, a portion of the operating earnings of the Company exceeding certain predetermined targets aggregated over a four-year period (a "Performance Period") are distributed to participants. A new Performance Period is started each January with the effect that, ultimately, there may be four overlapping Performance Periods in effect at any one time.



     Substantially all employees of the Company are eligible to participate in Reuters employee stock purchase plan ("ESP Plan") where employees can contribute up to a predetermined limit of their salary towards the purchase of Reuters common shares for non-U.S. employees or ADS for U.S. employees. The Company may contribute 20% of the employees' contribution to the plan.



     Reuters also provides certain employees of the Company with post retirement benefits such as healthcare and life insurance. Eligible employees are those who retire from the Company at normal retirement age.

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR


          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)



     The Company's expenses related to the employee benefit plans referred to above are as follows:



                                                                                 THREE MONTHS
                                                                                    ENDED
                                                       YEAR ENDED DECEMBER 31,    MARCH 31,
                                                       -----------------------  --------------
PLAN                                                    1998    1999     2000    2000    2001
----                                                   ------  -------  ------  ------  ------
Pension plans........................................  $5,078  $ 5,878  $6,981  $1,859  $3,592
Long term plan.......................................   5,447   13,197   9,918   1,359   2,348
ESP plan.............................................     177      170     191      53      55
Post retirement benefits.............................     558      834     986     309     300



     In addition, certain employees of the Company are eligible to participate in the Instinet Management Deferral Plan (the "Deferral Plan"). Under the Deferral Plan, employees can voluntarily defer a portion of their compensation for a period of five years by investing in certain employer provided investment options administered by ICS. The participating employees bear the entire risk of each investment election. Deferred compensation as of December 31, 1999 and 2000 and March 31, 2001 was $59,567, $53,696 and $47,190, respectively.


9. NET CAPITAL REQUIREMENTS ($ IN THOUSANDS)


     As registered broker-dealers, the Company's U.S. subsidiaries are subject to the Securities and Exchange Commission's Uniform Net Capital Rule (the "Rule"), which requires the maintenance of minimum net capital. The subsidiaries have elected to use the alternative method, which requires that they maintain minimum net capital equal to the greater of $250 or 2% of aggregate debit items arising from customer transactions. As of December 31, 1999 and 2000 and March 31, 2001, the U.S. broker-dealer subsidiaries were in compliance with their respective capital requirements and had net capital of $249,958, $371,583 and $439,770, which was $244,277, $363,429 and $434,162 in excess of their required net capital of $5,681, $8,154 and $5,608, respectively.



     As of December 31, 2000 and March 31, 2001, the Company segregated $70,000 and $86,000 in the special reserve bank account for the exclusive benefit of customers in accordance with Federal regulations.



     The Company's international broker-dealer subsidiaries are subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of December 31, 1999 and 2000 and March 31, 2001, these subsidiaries had met their local capital adequacy requirements.


10. COMMITMENTS AND CONTINGENCIES ($ IN THOUSANDS)

LITIGATION

     In the normal course of conducting its securities business, the Company has been involved in various legal proceedings. In the opinion of management, after consultation with legal counsel, the ultimate outcome of pending litigation matters will not have a material adverse effect on the financial condition or results of operations of the Company.

LEASES

     The Company leases office space and equipment under noncancellable operating leases with third parties and Reuters extending for periods in excess of one year. Certain leases contain renewal options and

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


escalation clauses. Future minimum rental commitments under the Company's leases are as follows:



                                                        DECEMBER 31,    MARCH 31,
                                                            2000          2001
                                                        ------------    ---------
Year ending December 31, 2001.........................    $34,627        $18,125
Year ending December 31, 2002.........................     31,517         21,393
Year ending December 31, 2003.........................     28,881         19,563
Year ending December 31, 2004.........................     23,758         15,650
Year ending December 31, 2005.........................     20,257         14,068
Thereafter............................................     87,471         50,951



     Rental expense amounted to $13,262, $16,222, $23,238, and $5,676 and $6,937 for the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001, respectively.


OTHER COMMITMENTS AND CONTINGENCIES


     The Company has received letter of credit agreements totaling $200,000, $343,313 and $296,584 for the years ended December 31, 1999 and 2000 and March 31, 2001 as guarantees to various non-U.S. securities clearing and regulatory agencies, as well as other corporate services. The Company pays an annual fee of one half of one percent of the value of the letter of credit.


11. INCOME TAXES ($ IN THOUSANDS)

     The provision for income tax consisted of the following:


                                                                      THREE MONTHS
                                  YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                              --------------------------------    --------------------
                                1998        1999        2000        2000        2001
                              --------    --------    --------    --------    --------
Current:
  Federal...................  $ 76,420    $ 72,654    $102,869    $ 28,351    $ 27,779
  State.....................    35,923      27,454      40,097      10,713      10,825
  Foreign...................     5,505       4,004       9,029       1,563       2,441
                              --------    --------    --------    --------    --------
       Total current........   117,848     104,112     151,995      40,627      41,045
Deferred:
  Federal...................    (3,983)     (4,038)    (27,352)     (4,994)     (1,953)
  State.....................      (536)     (1,696)     (9,037)     (2,098)       (502)
  Foreign...................        80        (123)        822        (152)        781
                              --------    --------    --------    --------    --------
       Total deferred.......    (4,439)     (5,857)    (35,567)     (7,244)     (1,674)
                              --------    --------    --------    --------    --------
       Total provision for
          income taxes......  $113,409    $ 98,255    $116,428    $ 33,383    $ 39,371
                              ========    ========    ========    ========    ========

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)

     The temporary differences which have created deferred tax assets and liabilities, are detailed below:


                                                           DECEMBER 31,       MARCH 31,
                                                        ------------------    ---------
                                                         1999       2000        2001
                                                        -------    -------    ---------
Deferred tax assets:
  Depreciation and amortization.......................  $ 9,079    $12,947      13,403
  Deferred compensation...............................   22,977     32,474      32,464
  Development costs...................................       --     21,259      21,259
  Net operating losses................................       --      1,506       1,506
  Accruals and allowances.............................    7,907     14,673      16,847
  Unrealized gains and losses on securities owned.....    1,056         --          --
                                                        -------    -------     -------
  Total deferred tax assets...........................   41,019     82,859      85,479
Deferred tax liabilities
  Goodwill............................................                (659)       (824)
  Unrealized gains on securities owned................       --     (3,978)     (4,759)
                                                        -------    -------     -------
  Total deferred tax liabilities......................       --     (4,637)     (5,583)
                                                        -------    -------     -------
Valuation allowance...................................       --     (1,305)     (1,305)
                                                        -------    -------     -------
Deferred tax assets, net..............................  $41,019    $76,917     $78,591
                                                        =======    =======     =======


     Management believes that it is more likely than not that the tax assets, net of valuation allowance will be realized. The valuation allowance relates to operating losses in certain non-U.S. subsidiaries that may not be realized in the future.

     The following is a reconciliation of the provision for income taxes and the amount computed by applying the U.S. Federal statutory rate to income before income taxes.


                                                                                     THREE MONTHS
                                                                                        ENDED
                                                          YEAR ENDED DECEMBER 31,     MARCH 31,
                                                          -----------------------    ------------
                                                          1998     1999     2000     2000    2001
                                                          -----    -----    -----    ----    ----
U.S. Federal income tax rate............................  35.0%    35.0%    35.0%    35.0%   35.0%
State and local income tax, net of Federal
  income tax benefit....................................   7.7      7.6     8.47     8.47    8.67
Foreign income taxes....................................  (0.5)    (0.9)     .50      .50     .33
Permanent differences...................................   0.8      1.0     (.01)    (.01)   (.01)
Miscellaneous...........................................  (1.5)    (0.8)     .04      .04     .01
                                                          ----     ----     ----     ----    ----
                                                          41.5%    41.9%    44.0%    44.0%   44.0%
                                                          ====     ====     ====     ====    ====


12. RELATED PARTY TRANSACTIONS ($ IN THOUSANDS)

     The Company transacts business and has extensive relationships with Reuters and its related parties. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties. A description of these transactions and relationships is set forth below:

     The Company receives Reuters data consisting of news and information which is used by the Company as well as distributed to its customers. For the years ended December 31, 1998, 1999 and 2000,

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)


and the three months ended March 31, 2000 and 2001, the Company has recorded as expense $6,342, $8,736, $12,321 and $2,500 and $5,517, respectively, related to these services.



     Reuters and its related parties (including Radianz, Inc. ("Radianz")) provide certain operational and administrative support and other general corporate services to the Company. For the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001, the Company recorded as expense $5,370, $15,814, $41,239 and $6,216 and $21,672, respectively, related to these services.



     In June 2000, the Company sold at book value all of its equipment related to its telecommunications network and transferred certain employees to Radianz, a joint venture between Reuters and Equant Finance B.V., which was created to provide internet protocol networks to the financial services industry. Equant Finance B.V. is a provider of voice, data and internet services. As of June 2000, Radianz provides services related to the Company's core communications network that prior to the sale would have been provided by the Company. The Company, by the nature of a master agreement between Reuters and Radianz, is subject to fee arrangements negotiated by Reuters. For the period from July 2000 to December 31, 2000 and the three months ended March 31, 2001, the Company incurred expenses related to the Radianz agreement of $30,959 and $10,582, respectively.


     The Company performs for Reuters certain technology enhancement related services and provides trading information and use of the Company's technology platform related to its fixed income trading systems at no cost to Reuters.


     In February, 2000, Reuters provided a subordinated loan to the Company of $49,000 to fund the Company's purchase of LJR. This subordinated loan matures in March 2002 and bears an interest rate based on six-month LIBOR plus 1.25%. For the year ended December 31, 2000 and the three months ended March 31, 2001, the Company has recorded expense related to this loan of $3,250 and $917, respectively. As of December 31, 2000 and March 31, 2001, receivables from affiliates, net, included a $30,000 non-interest-bearing, secured demand note receivable. All other receivables and payables with affiliates arise from normal operating activities between the Company and Reuters and its affiliates and are generally settled on a quarterly basis.


13. SEGMENT/GEOGRAPHIC DATA ($ IN THOUSANDS)

     The Company's activities as a provider of agency brokerage services constitute a single business segment pursuant to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The accompanying table summarizes select data about the Company's domestic and international operations. Because of the highly integrated nature of the financial markets in which the Company competes and the integration of the Company's worldwide business activities, the Company believes that results by geographic region is not necessarily meaningful in understanding its business.

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR


          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)



                                                                               THREE MONTHS
                                          YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                                     ----------------------------------    --------------------
                                       1998        1999         2000         2000        2001
                                     --------    --------    ----------    --------    --------
Total revenues:
  Domestic.........................  $665,429    $722,154    $1,094,656    $241,718    $340,246
  International....................   176,740     247,290       340,383     106,810      90,429
                                     --------    --------    ----------    --------    --------
       Total.......................  $842,169    $969,444    $1,435,039    $348,528    $430,675
                                     ========    ========    ==========    ========    ========
Income before income taxes:
  Domestic.........................  $255,536    $206,765    $  225,728    $ 56,026    $ 78,104
  International....................    17,770      27,608        38,882      19,845      11,375
                                     --------    --------    ----------    --------    --------
       Total.......................  $273,306    $234,373    $  264,610    $ 75,871    $ 89,479
                                     ========    ========    ==========    ========    ========



                                                               DECEMBER 31,          MARCH 31,
                                                         ------------------------    ----------
                                                            1999          2000          2001
                                                         ----------    ----------    ----------
Identifiable assets:
  Domestic.............................................  $1,014,483    $1,579,761    $1,473,901
  International........................................     732,987       860,663       780,730
                                                         ----------    ----------    ----------
       Total...........................................  $1,747,470    $2,440,424    $2,254,631
                                                         ==========    ==========    ==========


14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized on the combined statements of financial condition. Management estimates that the aggregate net fair value of all financial instruments recognized on the combined statements of financial condition approximates their carrying value, as such financial instruments are short term in nature and bear interest at current market rates.

15. CONCENTRATIONS OF CREDIT, MARKET AND OTHER RISKS


     The Company is exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, the Company may have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. We hold the securities that are the subject of the transaction as collateral for our customer receivables. Adverse movements in the prices of these securities can increase our credit risk. The majority of the Company's transactions and, consequently, the concentration of its credit exposure are with broker-dealers and other financial institutions, primarily located in the United States and the U.K. The Company seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits and enforcing credit standards based upon a review of the counterparties' financial condition and credit ratings. The Company monitors trading activity and collateral levels on a daily basis for compliance with regulatory and internal guidelines and obtains additional collateral, if appropriate. For the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001, losses from transactions in which a party refused or was unable to settle have been immaterial.

                               INSTINET GROUP LLC

                   (INFORMATION AS OF MARCH 31, 2001 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 IS UNAUDITED)

     The Company uses securities borrowed and loaned transactions to facilitate the settlement process to meet its customers needs. Under these transactions, the Company either receives or provides collateral, generally cash or securities. In the event the counterparty is unable to meet its contractual obligations to return the pledged collateral, the Company may be exposed to the market risk of acquiring the collateral at prevailing market prices.

     The Company is subject to operational, technological and settlement risks. These include the risk of potential financial loss attributable to operational factors such as untimely or inaccurate trade execution, clearance or settlement or the inability to process large volumes or transactions. The Company is also subject to risk of loss attributable to technological limitations or computer failures that may constrain the Company's ability to gather, process and communicate information efficiently, securely and without interruption.

16. RESTRUCTURING


     In 1998, the Company began to design and develop a web-based retail brokerage operation. In December 2000, based upon review of market conditions and an evaluation of possible alternate strategies, the Company decided to re-direct its retail brokerage efforts to its existing wholesale brokerage business. As part of this redeployment, the Company recorded a restructuring charge of $7.5 million for the year ended December 31, 2000 and $4.0 million for the three months ended March 31, 2001.



17. SUBSEQUENT EVENT (UNAUDITED)



     On April 30, 2001 the Company obtained the required regulatory approval and transferred Instinet Schweiz AG to ICorp. On May 9, 2001, the Company converted from a limited liability company to a corporation in the state of Delaware.

[Instinet]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission registration fee.........  $  114,497
National Association of Securities Dealers, Inc. filing
  fee.......................................................      30,500
Nasdaq National Market application fee......................      95,000
Legal fees and expenses.....................................   1,700,000
Accounting fees and expenses................................   1,750,000
Fees and expenses of Reuters Group PLC's financial
  advisor...................................................   3,300,000
Printing and engraving expenses.............................     753,000
Registrar and transfer agent's fee expenses.................       7,500
Miscellaneous expenses......................................     200,000
                                                              ----------
          Total.............................................  $7,950,497
                                                              ==========


---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents, employees and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Registrant's bylaws further provide for indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to modification by contract with individual directors and executive officers.

     Section 145 and the Registrant's bylaws empower the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against liabilities incurred in connection with their service in those positions. The Registrant currently maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and
(b) to the Registrant with respect to payments that may be made by the Registrant to those officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

     The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors, and by the Registrant of the underwriters, for certain liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities issued or sold by the Registrant since June 27, 2000, the date of the Registrant's inception. During that time, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering or in reliance upon the exemption from registration under Regulation S under the Securities Act, relating to offers of securities outside the United States to persons who are not citizens or residents of the United States. The offers and sales of securities described below were made without an underwriter and the certificates representing the securities bear a restrictive legend permitting the transfer of the securities only upon their registration under, or pursuant to an exemption from the registration requirements of, the Securities Act.

     (1) On July 25, 2000, Instinet Group LLC and Instinet Corporation executed a Contribution Agreement pursuant to which Instinet Corporation contributed 100 shares of common stock of Instinet Global Holdings, Inc. to Instinet Group LLC in exchange for 32,486 limited liability company interests of Instinet Group LLC.

     (2) On July 31, 2000, Instinet Group LLC and Reuters Holdings Switzerland SA executed a Subscription Agreement pursuant to which Reuters Holdings Switzerland SA contributed $167,300,000 to Instinet Group LLC in exchange for 10,064,564 limited liability company interests in Instinet Group LLC.

     (3) On July 31, 2000, Instinet Group LLC and Instinet Corporation executed an Asset Contribution Agreement pursuant to which Instinet Corporation contributed substantially all of its assets and liabilities to Instinet Group LLC in exchange for 169,236,283 limited liability company interests in Instinet Group LLC.

     (4) On September 29, 2000, Instinet Group LLC and Reuters C Corp. (formerly known as Instinet Corporation) executed a Contribution Agreement pursuant to which Reuters C Corp. contributed to Instinet Group LLC (a) all of its rights and interest in 100 shares of common stock of Instinet Fixed Income Inc. and all of its liabilities related to Instinet Fixed Income Inc. in exchange for 1,348,371 limited liability company interests in Instinet Group LLC and (b) all of its rights and interest in three Class A shares of Hambrecht Instinet Ltd. in exchange for a payment of $3.00.

     (5) On September 29, 2000, Instinet Group LLC and Reuters Holdings Switzerland SA executed a Contribution Agreement pursuant to which Reuters Holdings Switzerland SA contributed 12,000 shares of common stock of Instinet Investments (Bermuda) Ltd. to Instinet Group LLC in exchange for 1,679,335 limited liability company interests in Instinet Group LLC.

     (6) On September 29, 2000, Instinet Group LLC and Reuters Holdings Switzerland SA executed a Contribution Agreement pursuant to which Reuters Holdings Switzerland SA contributed 100,057,300 shares of common stock of Instinet Holdings Limited to Instinet Group LLC in exchange for 28,315,789 limited liability company interests in of Instinet Group LLC.

ITEM 16.  EXHIBITS


EXHIBIT
 NUMBER                           DESCRIPTION
--------                          -----------
 1.1*     Form of Underwriting Agreement
 2.1*     Contribution Agreement between Instinet Corporation and
          Instinet Group LLC, dated July 25, 2000
 2.2*     Asset Contribution Agreement between Instinet Corporation
          and Instinet Group LLC, dated July 31, 2000
 2.3*     Subscription Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated July 31, 2000
 2.4*     Contribution Agreement between Reuters C Corporation and
          Instinet Group LLC, dated September 29, 2000
 2.5*     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
 2.6*     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
 3.1*     Amended and Restated Limited Liability Company Operating
          Agreement, dated September 5, 2000
 4.1      Form of Common Stock Certificate

EXHIBIT
 NUMBER                           DESCRIPTION
--------                          -----------
 4.2*     Form of Certificate of Incorporation of Instinet Group
          Incorporated
 4.3*     Form of Bylaws of Incorporation of Instinet Group
          Incorporated
 4.4      Form of Rights Agreement between Instinet Group Incorporated and Mellon Investor Services LLC
 5.1**    Opinion of Cleary, Gottlieb, Steen & Hamilton (including
          Consent)
10.1      Employment Agreement between Instinet Group LLC and Douglas
          M. Atkin, dated April 2, 2001
10.2      Employment Agreement between Instinet Group LLC and Mark
          Nienstedt, dated April 2, 2001
10.3      Employment Agreement between Instinet Group LLC and Kenneth
          K. Marshall, dated April 2, 2001
10.4      Employment Agreement between Instinet Group LLC and Peter
          Fenichel, dated April 2, 2001
10.5*     Instinet Group Annual Bonus Plan
10.6*     Instinet Earnings Participation Unit Plan effective January
          1, 1993; form of 1998 Performance Award; Instinet 1999
          Equity Super Plan Summary and Amendment; 1999 Super(EPU)
          Plan for Fixed Income Group
10.7*     Instinet 2000 Stock Option Plan
10.8*     Fixed Income Data Agreement between Reuters Limited and
          Instinet Corporation, dated October 1, 1999
10.9*     Global Reuters Services Contract between Reuters Limited and
          Instinet Global Holdings, Inc., dated December 21, 2000
10.10*    Letter agreement between Reuters Limited and Instinet
          Corporation, dated August 1, 2000, amending the Fixed Income
          Data Agreement
10.11*    Redistribution Addendum to Reuters Global Agreement between
          Reuters Limited and Instinet Global Holding, Inc., dated
          December 21, 2000, amending the Global Reuters Services
          Contract
10.12*    Lease between Kenvic Associates and Instinet Corporation,
          dated November 1992
10.13*    Lease Modification Agreement between Kenvic Associates and
          Instinet Corporation, dated July 9, 1993
10.14*    Second Lease Modification Agreement between Kenvic
          Associates and Instinet Corporation, dated June 7, 1994
10.15*    Third Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated October 21, 1994
10.16*    Fourth Lease Modification Agreement between Kenvic
          Associates and Instinet Corporation, dated February 14, 1996
10.17*    Fifth Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated June 14, 1996
10.18*    Sixth Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated July 24, 1997
10.19**   Subordinated Loan Agreement between Fleet Street Finance
          Inc. and Instinet Corporation, dated March 21, 2000
10.20     Form of Data Distribution Agreement between Instinet Global
          Holdings, Inc. and Reuters America, Inc.
10.21     Form of U.S. Tax Sharing Agreement by and among Reuters
          America Holdings, Inc., Instinet Group LLC, Instinet Group
          Incorporated and Instinet Global Holdings, Inc.

EXHIBIT
 NUMBER                           DESCRIPTION
--------                          -----------
10.22**   U.K. Tax Sharing Agreement between Reuters Limited and
          Instinet Group Incorporated, dated [            ]
10.23**   3 Times Square Lease Agreement, dated [            ]
10.24     Form of Corporate Agreement between Instinet Group
          Incorporated and Reuters Limited
10.25**   Corporate Services Agreement between Reuters Group plc and
          Instinet Group Incorporated, dated [            ]
10.26**   Fixed Income License Agreement between Instinet Corporation
          and Reuters Limited, dated [            ]
21.1**    List of Subsidiaries
23.1      Consent of PricewaterhouseCoopers LLP
23.2**    Consent of Cleary, Gottlieb, Steen & Hamilton (contained in the opinion filed as Exhibit 5.1 to this registration
          statement)
24.1*     Powers of Attorney
24.2**    Power of Attorney of John Kasich
99.1*     Consent of John Kasich, Director


---------------
 * Previously filed.

** To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 11, 2001.



                                      INSTINET GROUP INCORPORATED


                                      By: /s/ PAUL A. MEROLLA
                                         ---------------------------------------
                                               Paul A. Merolla


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLES                      DATE
                     ---------                                    ------                      ----

*                                                    President, Chief Executive           May 11, 2001
---------------------------------------------------    Officer and Director
Name: Douglas M. Atkin

/s/ MARK NIENSTEDT                                   Executive Vice President, Chief      May 11, 2001
---------------------------------------------------    Financial Officer, Chief
Name: Mark Nienstedt                                   Accounting Officer and Director

*                                                    Director and Chairman of the         May 11, 2001
---------------------------------------------------    Board
Name: Andre F.H. Villeneuve

*                                                    Director                             May 11, 2001
---------------------------------------------------
Name: Peter J. Job

*                                                    Director                             May 11, 2001
---------------------------------------------------
Name: Thomas H. Glocer

*                                                    Director                             May 11, 2001
---------------------------------------------------
Name: Ian Strachan

*                                                    Director                             May 11, 2001
---------------------------------------------------
Name: Rupert Barclay

*By: /s/ PAUL A. MEROLLA                                                                  May 11, 2001
--------------------------------------------------
     Paul A. Merolla, Attorney-In-Fact